Exhibit 99.1

April 19, 2013

Dear Valero Stockholder:

We previously announced Valero Energy Corporation’s intention to pursue the separation of its retail business from its other businesses. I am pleased to report that on May 1, 2013, CST Brands, Inc., a Delaware corporation, will become an independent public company and will hold, through its subsidiaries, the assets (including the equity interests of certain Valero subsidiaries) and liabilities associated with Valero’s retail business.

The separation and distribution will be completed by way of a pro rata distribution of 80 percent of the outstanding shares of CST common stock to Valero’s stockholders of record as of 5:00 p.m. Eastern Time on April 19, 2013, the record date for the distribution. Each Valero stockholder of record will receive one share of CST common stock for every nine shares of Valero common stock held on the record date. The distribution will be made in electronic book-entry form, which means that no physical share certificates will be issued. Instead, the transfer agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing rates and distribute the net cash proceeds pro rata to each holder who would otherwise have been entitled to receive fractional shares in the distribution.

Valero has received a private letter ruling from the Internal Revenue Service to the effect that, among other things, the distribution of CST’s common stock to Valero stockholders, together with certain related transactions, will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes. However, any cash that you receive in lieu of fractional shares generally will be taxable to you. You should consult your own tax adviser as to the particular tax consequences of the distribution to you, including potential tax consequences under state, local and non-U.S. tax laws.

The distribution does not require stockholder approval, and you do not need to take any action to receive your shares of CST common stock. Valero’s common stock will continue to trade on the New York Stock Exchange under the ticker symbol “VLO.” CST common stock will trade on the New York Stock Exchange under the ticker symbol “CST.”

The enclosed information statement, which we are mailing to all Valero stockholders, describes the separation and the distribution in detail and contains important information about CST, including its historical combined financial statements. We urge you to read this information statement carefully.

We want to thank you for your continued support of Valero.

Sincerely,

Bill Klesse

Chief Executive Officer

and Chairman of the Board

Valero Energy Corporation

April 19, 2013

Dear Future CST Stockholder:

It is our pleasure to welcome you as a future stockholder of CST Brands, Inc. While we will be a new company upon our separation from Valero Energy Corporation, our business has a history of strong financial and operating performance. Our common stock will trade on the New York Stock Exchange under the ticker symbol “CST.”

Following the separation, we will be one of the largest independent retailers of motor fuel and convenience merchandise items in the U.S. and eastern Canada. We have nearly 1,900 retail sites, which include convenience stores, filling stations and cardlocks. We sell Valero-, Diamond Shamrock- and Ultramar-branded motor fuel, as well as convenience store merchandise, such as beverages, tobacco products, food and snacks, health and beauty products and automotive products. At many of our retail sites, we offer additional products and services, including car wash, lottery, money orders, air/water/vacuum services for motor vehicles, video and game rentals and access to automated teller machines.

We believe that the concentration of our retail sites in locations with strong regional economies, our efficient supply chain, the long-term agreements we will enter into with Valero for the supply of motor fuel, and the diversification and unique opportunities created by our cardlock and heating oil operations provide us with a strong competitive position. Going forward, we seek to generate value by optimizing our fuel offering and pricing throughout our retail system, further enhancing our customer loyalty initiatives, continuing to expand our private label product offerings, pursuing desirable opportunities to construct new convenience stores and updating our existing convenience stores, and leveraging our supply chain in future expansions and acquisitions. We are confident that we have the quality of assets and management to execute these strategic objectives.

Our management team is excited about the opportunities ahead of us and is committed to unlocking the potential of CST. We invite you to learn more about our company and our plans by reading the enclosed materials and look forward to updating you on our progress.

Sincerely,

Kimberly S. Bowers

President and Chief Executive Officer

CST Brands, Inc.

Information Statement

Distribution of Common Stock of

CST BRANDS, INC.

This information statement is being furnished in connection with the distribution by Valero Energy Corporation of 80 percent of the shares of common stock of CST Brands, Inc. outstanding immediately prior to the distribution. To implement the distribution, Valero will distribute shares of CST common stock on a pro rata basis to the holders of Valero common stock. Each of you, as a holder of Valero common stock, will receive one share of CST common stock for every nine shares of Valero common stock that you held at 5:00 p.m. Eastern Time on April 19, 2013, the record date for the distribution. Following the distribution, CST will hold, through its subsidiaries, the assets (including the equity interests of certain Valero subsidiaries) and liabilities associated with Valero’s retail business.

The distribution will be made in electronic book-entry form, without the delivery of any physical share certificates. Valero will not distribute any fractional shares of CST. Instead, the transfer agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing rates and distribute the net cash proceeds pro rata to each holder who would otherwise have been entitled to receive fractional shares in the distribution.

The distribution will occur on May 1, 2013. Immediately after the distribution is completed, CST will be an independent, publicly traded company. It is expected that the distribution will generally be tax-free to Valero stockholders for United States (“U.S.”) federal income tax purposes, except to the extent that cash is received in lieu of fractional shares.

No vote of the stockholders of Valero is required in connection with the distribution. We are not asking you for a proxy and you are requested not to send us a proxy.

Valero stockholders will not be required to pay any consideration for the shares of CST common stock they receive in the distribution, and they will not be required to surrender or exchange shares of their Valero common stock or take any other action in connection with the distribution. From and after the distribution, certificates representing Valero common stock will continue to represent Valero common stock, which at that point will include the remaining businesses of Valero.

All of the outstanding shares of CST common stock are currently owned by Valero. There currently is no public trading market for CST common stock. CST’s common stock will trade on the New York Stock Exchange under the ticker symbol “CST.” We anticipate that a limited market, commonly known as a “when-issued” trading market, for CST common stock will develop on or shortly before the record date for the distribution and will continue up to and including the date the distribution occurs, and we anticipate that the “regular-way” trading of CST common stock will begin on the first day of trading following the date the distribution occurs.

IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 15 OF THIS INFORMATION STATEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

The date of this information statement is April 19, 2013.

Valero first mailed this information statement to Valero stockholders on or about April 20, 2013.

i

Quantitative and Qualitative Disclosures About Market Risk	79
Interest Rate Risk	79
Commodity Price Risk	79
Foreign Currency Risk	79
Corporate Governance and Management	80
Executive Officers Following the Distribution	80
Board of Directors Following the Distribution	81
Committees of the Board of Directors Following the Distribution	83
Selection of Nominees for Directors	84
Decision-Making Process to Determine Director Compensation	85
Board Risk Oversight	85
Communications with the Board of Directors	85
Director Compensation	85
Executive Compensation	85
Stock Ownership and Retention Guidelines for Directors and Officers	85
Compensation Committee Interlocks and Insider Participation	86
Executive Compensation	87
Non-Employee Director Compensation	103
Compensation Discussion and Analysis	104
Introduction	104
CST Compensation Programs	104
Effects of the Distribution on Outstanding Stock-Based Awards	111
Valero 2012 Executive Compensation	112
Certain Relationships and Related-Party Transactions	126
The Separation from Valero	126
Related-Party Transactions	126
Agreements Between Us and Valero	127
Recent Sales of Unregistered Securities	131
Security Ownership of Certain Beneficial Owners and Management	132
Description of Capital Stock	135
General	135
Distributions of Securities	135
Common Stock	135
Preferred Stock	136
Restrictions on Payment of Dividends	136
Size of Board and Vacancies; Removal	136
No Stockholder Action by Written Consent	137
Special Meetings of Stockholders	137
Requirements for Advance Notification of Stockholder Nominations and Proposals	137
Amendments to the Certificate of Incorporation and Bylaws	137
Exclusive Forum	137
Delaware Statutory Business Combination Statute	138
Limitation on Liability of Directors, Indemnification of Directors and Officers, and Insurance	138

ii

Transfer Agent and Registrar	139
Stock Exchange Listing	139
Description of Financing Transactions and Certain Indebtedness	140
Indebtedness in Connection with the Separation	140
Notes	140
Credit Facilities	141
Debt Exchange	142
Delivery of Information Statement	143
Where You Can Find More Information	144
Index to Financial Statements	F-1

iii

NOTE REGARDING THE USE OF CERTAIN TERMS

We use the following terms to refer to the items indicated:

•

“We,” “us,” “our” and “company,” unless the context requires otherwise, refer to CST, the entity that at the time of the distribution will hold, through its subsidiaries, the assets (including the equity interests of certain Valero subsidiaries) and liabilities associated with Valero’s retail business, as defined below.

•	“CST” refers to CST Brands, Inc., a Delaware corporation, and, where appropriate in context, to one or more of its subsidiaries, or all of them taken as a whole.

•	“Valero” refers to Valero Energy Corporation and, where appropriate in context, to one or more of its subsidiaries, or all of them taken as a whole.

•

The term “separation” refers to the separation of the retail business from Valero’s other businesses and the creation of an independent publicly traded company, CST, to hold the assets (including the equity interests of certain Valero subsidiaries) and liabilities associated with the retail business from and after the distribution.

•

The term “distribution” refers to the distribution of 80 percent of the shares of CST common stock outstanding immediately prior to the distribution date by Valero to stockholders of Valero as of the record date.

•	The term “distribution date” means the date on which the distribution occurs.

•	The term “retail site” is a general term that refers to any of the following types of retail locations through which we sell merchandise and/or motor fuel to our customers:

•	a “convenience store,” which is operated by us and provides motor fuel, food, convenience merchandise items and additional services to our customers;

•	a “filling station,” which is operated by an independent dealer or agent and provides motor fuel to our customers; or

•	a “cardlock,” which is an unattended self-service filling station that provides motor fuel to our fleet customers, such as trucking and other commercial customers.

•

The term “retail business” or “Valero’s retail business” refers to the assets (including the equity interests of certain Valero subsidiaries) and liabilities associated with Valero’s retail operations in the U.S. and Canada, as described below. All trade names and trademarks of Valero that are referenced herein have been registered by Valero with the appropriate national registration agencies in the U.S. and/or Canada.

•	Retail–U.S.:

•

We operate convenience stores and are one of the largest independent retailers of motor fuel and convenience merchandise items in the U.S. As of December 31, 2012, we had 1,032 convenience stores in nine states located predominantly in the southwestern U.S.

•

Our convenience stores are operated predominantly under the Corner Store name, and we offer a variety of convenience merchandise, such as immediately consumable and take-home items from major consumer products companies, as well as a proprietary line of consumable products under the Fresh Choices, U Force, Cibolo Mountain and Flavors2Go brands.

•	Our convenience stores offer motor fuel to our customers primarily under the Valero and Diamond Shamrock brands.

•

Some of our convenience stores also offer additional products and services, such as car wash, lottery, money orders, air/water/vacuum services for motor vehicles, video and game rentals and access to automated teller machines (“ATMs”).

•	Retail–Canada:

•

Our business includes the operation of convenience stores, filling stations and cardlocks, and we are one of the largest independent retailers of motor fuel and convenience merchandise items in eastern Canada. As of December 31, 2012, we had 848 retail sites in six eastern Canada provinces, including 261 convenience stores, 507 filling stations and 80 cardlocks.

•

Our convenience stores are operated predominantly under the Corner Store/Dépanneur du Coin names, and we offer a variety of convenience merchandise items, such as immediately consumable and take-home items from major consumer products companies, as well as a proprietary line of consumable products under the Transit Café brand.

•	Some of our convenience stores also offer additional products and services, such as car wash, lottery, air/water/vacuum services for motor vehicles and access to ATMs.

•	Our convenience stores offer motor fuel to our retail customers primarily under the Ultramar brand.

•	We offer Ultramar-branded motor fuel at filling stations and cardlocks.

•	We also supply Ultramar-branded heating oil to residential customers and Ultramar-branded heating oil and motor fuel to small commercial customers.

•

The term “U.S. Fuel Supply Agreements” refers to a Branded Distributor Marketing Agreement, a Petroleum Product Sale Agreement and a Master Agreement we will enter into with Valero in connection with the separation and the distribution for the supply of motor fuel for our Retail–U.S. operations.

SUMMARY

This summary highlights selected information from this information statement relating to CST’s separation from Valero and the distribution of CST common stock by Valero to Valero’s stockholders. For a more complete understanding of our business and the separation and the distribution, you should read the entire information statement carefully, particularly the discussion set forth under “Risk Factors” beginning on page 15 of this information statement, and our audited historical combined financial statements, our unaudited pro forma combined financial statements and the respective notes to those statements appearing elsewhere in this information statement.

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement, including the combined financial statements of CST, assumes the completion of all the transactions referred to in this information statement in connection with the separation and the distribution.

Our Business

Overview

We are one of the largest independent retailers of motor fuel and convenience merchandise items in the U.S. and eastern Canada. Our operations include (i) the sale of motor fuel at convenience stores, filling stations and cardlocks, (ii) the sale of convenience merchandise items and services at convenience stores and (iii) the sale of heating oil to residential customers and heating oil and motor fuel to small commercial customers.

We have two operating segments:

•	Retail–U.S. – As of December 31, 2012, we had 1,032 convenience stores located in Arizona, Arkansas, California, Colorado, Louisiana, New Mexico, Oklahoma, Texas and Wyoming; and

•	Retail–Canada – As of December 31, 2012, we had 848 retail sites located in New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island and Québec.

CST was initially formed under the name “Corner Store Holdings, Inc.” in November 2012 and subsequently changed its name to “CST Brands, Inc.” in January 2013. At the time of the distribution, CST will hold, through its subsidiaries, the assets (including the equity interests of certain Valero subsidiaries) and liabilities of Valero’s retail business. Our headquarters will be located in San Antonio, Texas, and our telephone number is (210) 692-5000. Our Internet website is www.CSTBrands.com. Our website and information contained on that site, or connected to that site, are not incorporated by reference into this information statement.

Retail–U.S.

We sell motor fuel primarily under the Valero and Diamond Shamrock brands, convenience merchandise items and other services through convenience stores operated predominantly under the Corner Store name in nine states, with significant concentrations in Texas and Colorado. Most of these retail sites are located in metropolitan areas where there are high concentrations of consumers and daily commuters. Of these retail sites, 833 are owned and 199 are leased under leases that generally contain renewal options for periods ranging from five to ten years.

We carry a broad selection of immediately consumable and take-home items, including beverages, tobacco products, snacks, freshly prepared and pre-packaged foods (including sandwiches, kolaches, tacos, salads, pastries, coffee and fountain drinks), health and beauty products, motor oils and automotive products and general convenience merchandise items. Many of these products are offered under a line of proprietary brands, including Fresh Choices, U Force, Cibolo Mountain and Flavors2Go. At some of our retail sites, we offer a variety of additional products and services, such as car wash, lottery, money orders, air/water/vacuum services for motor vehicles, video and game rentals and access to ATMs. We offer automated car wash services at 193 of our retail sites. We are a Subway® franchisee and offer Subway® food services at 32 of our retail sites.

Our Retail–U.S. segment is substantially a company owned and operated business. We retain the gross margins on motor fuel sales, convenience merchandise sales and services, and the retail sites are operated by company employees.

Retail–Canada

We sell Ultramar-branded motor fuel, convenience merchandise items and other services through convenience stores operated predominantly under the Corner Store/Dépanneur du Coin names in six provinces in eastern Canada, with a significant concentration in Québec. We also sell Ultramar-branded motor fuel at filling stations and cardlocks in eastern Canada. Most of our retail sites are located in metropolitan areas where there are high concentrations of consumers and daily commuters. Of these retail sites, 319 are owned and 529 are leased under leases that generally contain renewal options for periods ranging from five to ten years.

Our convenience stores carry a broad selection of immediately consumable and take-home items, including beverages, tobacco products, snacks, freshly prepared and pre-packaged foods (including sandwiches, salads, pastries and coffee), health and beauty products, motor oils and automotive products and general convenience merchandise items. At some of our retail sites, we offer a variety of additional products and services, such as car wash, lottery, air/water/vacuum services for motor vehicles and access to ATMs. We offer automated car wash services at 65 of our retail sites. We are a Subway® and Country Style® franchisee and provide these food offerings at 36 of our retail sites.

Our Retail–Canada segment consists of the following operations:

•

261 convenience stores, of which 187 are owned and 74 are leased. We retain the gross margins on motor fuel sales, convenience merchandise sales and services, and the retail sites are operated by company employees.

•

507 retail sites that are dealer/agent operated. At each of these retail sites, we retain title to the motor fuel inventory and sell it directly to our customers; therefore, we manage motor fuel pricing and retain the gross margin on motor fuel sales. We provide a commission to the dealer or agent to operate the retail site. These retail sites consist of the following:

•	403 filling stations, where each retail site is typically owned and operated by an independent dealer, and

•	104 filling stations, where each retail site is owned by us but operated by an independent agent.

•	80 cardlocks, where the site is owned or leased by us. We retain the gross margin on motor fuel sales at these retail sites.

•

We also supply Ultramar-branded heating oil to residential customers and Ultramar-branded heating oil and motor fuel to small commercial customers. Operating revenues from these sales were less than 9 percent of Retail–Canada’s operating revenues for the year ended December 31, 2012.

Our Competitive Strengths

Our competitive strengths include the following:

Significant Presence in the Attractive Southwestern U.S. and Eastern Canadian Markets

We are one of the largest independent retailers of motor fuel and convenience merchandise items in the U.S. and eastern Canada with nearly 1,900 retail sites. We believe we are competitively positioned in targeted regions that offer high growth potential. In the U.S., over 60 percent of our retail sites and the majority of our capital investment are concentrated in Texas, which has a strong regional economy supported by a lower-than-average unemployment rate, higher-than-average economic growth and a strong housing market. We believe that our market concentration in the major metropolitan areas of Houston and San Antonio gives us an advantage to engage the convenience consumer with the Corner Store brand. Our Canadian retail sites are concentrated in Québec and the eastern Canadian provinces, which have certain governmental regulations on motor fuel pricing that tend to reduce margin volatility and protect against below-cost selling.

Efficient Supply Chain

We operate our own distribution center in Texas that supplies over 570 of our convenience stores in the U.S., provides us with improved inventory management, allows us to handle a greater product variety and supports the development and growth of our private label packaged goods and fresh food programs. We have a strategic alliance with Core-Mark International, Inc. (“Core-Mark”), a leading distributor of groceries, tobacco and fresh foods, to manage and operate our distribution center. Our distribution center benchmarks at the highest level of efficiency and service level against other Core-Mark distribution centers. Core-Mark also supplies the remainder of our Retail–U.S. network. In Canada, for grocery supply, we have an agreement with Sobeys Québec Inc. (“Sobeys”), which is a leading grocery wholesale distributor in eastern Canada. Sobeys provides Retail–Canada with merchandising expertise, purchasing power and efficient distribution services.

Long-Term Motor Fuel Supply Agreements

We will have long-term motor fuel supply agreements with Valero, providing stability to our motor fuel supply. These agreements will be based on existing volumes, but we will have the ability to seek other supply agreements for any incremental volumes we may add.

Differentiated Cardlock and Heating Oil Operations

Our Retail–Canada cardlock and heating oil operations add diversity to our revenue streams and present additional growth opportunities for our business. Users of our cardlocks must be registered with a membership card, which provides purchasing security and helps promote customer loyalty and retain our customer base. We believe that there is an opportunity to expand our cardlock business into the U.S., and in northern Québec in areas where trucking routes have increased due to increased industrial and mining activity. Our heating oil operations provide multiple revenue streams, including delivery of heating oil and various maintenance services. We are implementing a new onboard global positioning satellite system to increase the efficiency of our heating oil delivery routes and better utilize our fleet of delivery trucks.

Our Business Strategies

Our business strategy is built on four key platforms.

Enhance Profitability Through Optimized Motor Fuel Sales

We seek to maximize our profitability by optimizing our motor fuel offering and pricing throughout our retail system and by increasing our customer loyalty. Currently, we are expanding the availability of automotive diesel throughout our retail system and growing the offering of high-speed diesel, which significantly reduces refueling times, to meet the needs of commercial trucking operations.

In Retail–U.S., we are implementing a new automated fuel pricing system throughout our network. This system will provide analytics that will allow us to improve motor fuel gross margins across our system by enhancing our flexibility to evaluate our competitors’ pricing moves and implement pricing decisions on an instantaneous basis.

In both of our operating segments, we have multiple customer loyalty programs, including Valero’s proprietary credit cards and fleet cards, gift cards and various promotions, coupons and discounts designed to retain our customers and increase our sales and gross margin. We have considerable initiatives underway that engage the interest and loyalty of consumers through social media.

Drive Consistent Growth and Profitability of In-Store Convenience Merchandising

Our merchandise initiatives are focused on achieving sales growth and increased profitability by offering our customers superior convenience, service, quality and variety compared to our competition. We optimize our product offering to meet the unique customer preferences and demand in each of the areas in which we operate by offering food and beverage options specific to each region. Additionally, we have developed strong private label product offerings, which increase our customer loyalty, provide enhanced gross margins versus third-party products and are difficult for our competitors to replicate. We plan to continue to expand these private label products throughout our retail system to drive increased merchandise gross margins in our business. We also have Subway® and Country Style® food offerings at selected retail sites in our network that provide us with enhanced gross margin opportunities and further differentiate us from our competition. We have Subway® in 32 of our retail sites in Retail–

U.S. and we have four Subway® locations and 32 Country Style® locations in Retail–Canada. Our proprietary and branded food offerings enhance the total gross margin of the convenience store and provide differentiation in the market and promote increased sales.

Optimize Use of Capital Through Targeted Investments in Our Existing Network and New-to-Industry Retail Sites

We believe the best use of our capital is a combination of updates to our existing convenience store network, land acquisitions and new convenience store construction supported by the divestiture of underperforming convenience stores and the de-branding of filling stations where we choose not to renew our relationship with the dealers/agents who operate those retail sites. We believe this strategy supports sales growth and allows us to offer our customers a more desirable experience capable of earning higher returns on capital.

In our Retail–U.S. segment, we believe there is significant opportunity to expand our business through new site construction of New-to-Industry (“NTI”) convenience stores. As a separate company from Valero, we believe improved access to capital will allow us to accelerate our growth and better target opportunities to enter new markets. Our typical NTI convenience store incorporates an expanded branded or proprietary food offering and a car wash. We plan to focus our NTI program primarily in Texas, but we will also pursue opportunities in other strong U.S. markets.

In our Retail–Canada segment, we believe we will have opportunities that include a balance between redevelopment of older properties and NTI opportunities focused in growing urban centers or along major highways, including the addition of NTI cardlock locations.

Create Value Through Selective Expansion in Existing and Contiguous Markets

We believe our existing distribution network and merchandising initiatives create a strong platform for growth through acquisition and expansion. In addition, the convenience store industry is fragmented, providing an opportunity for larger competitors with better access to capital that are able to leverage existing infrastructure. We plan to pursue acquisition opportunities of smaller chains (50 or fewer convenience stores) in existing and contiguous markets with overall market characteristics similar to our existing markets. A recent example is our July 2012 acquisition of the Crackerbox chain in Arkansas. This market is contiguous to our existing operations in northeast Texas and northern Louisiana and the acquisition allowed us to expand our operations into an attractive and growing market. In Retail–Canada, we plan to focus on expanding our dealer network, particularly in rural markets where we believe the best opportunities for acquisition and expansion exist. This allows us to capitalize on the strong and stable motor fuel gross margins in Canada while deploying minimal capital.

Our supply chain is a key asset that we plan to leverage as we acquire and expand our operations into new and existing markets. Our ability to supply a large variety of proprietary offerings coupled with our long-term motor fuel supply agreements with Valero to be executed in connection with the separation and the distribution will provide us a strong competitive advantage. Other key elements of our infrastructure include human resources, pricing software, information technology (“IT”) and accounting systems. These infrastructure and supply chain systems will allow us to acquire less sophisticated operators and quickly integrate their sites into our existing network in an efficient and cost-effective manner.

Questions and Answers About the Separation and the Distribution

Q:	Why is Valero separating its retail business from its other businesses?

A:	The Board of Directors and management of Valero believe the separation and the distribution will allow each company to pursue a more focused, industry-specific strategy; enable the management of each company to concentrate resources wholly on its particular market segments, customers and core businesses, with greater ability to anticipate and respond to changing markets and opportunities; allow each company to recruit and retain employees with expertise directly applicable to its needs; provide CST with a valuable acquisition currency; eliminate competition for capital between CST’s business and Valero’s other businesses and allow more direct and efficient access to capital; and provide investors in each company with a more targeted investment opportunity.

See “The Separation and the Distribution—Reasons for the Separation and the Distribution” included elsewhere in this information statement.

Q:	How will Valero accomplish the separation and the distribution of CST?

A:	The separation will be accomplished through a series of transactions in which the assets (including the equity interests of certain Valero subsidiaries) and liabilities associated with Valero’s retail business will be transferred to CST or entities that are, or will become prior to the distribution, subsidiaries of CST. In the distribution, Valero will distribute to its stockholders 80 percent of the shares of CST’s common stock. See “The Separation and the Distribution—Manner of Effecting the Separation and the Distribution” included elsewhere in this information statement.

Q:	What will I receive in the distribution?

A:	Valero will distribute one share of CST common stock for every nine shares of Valero common stock outstanding at 5:00 p.m. Eastern Time on April 19, 2013, the record date for the distribution. You will pay no consideration and will not give up any portion of your Valero common stock to receive shares of CST common stock in the distribution.

Q:	What is the record date for the distribution, and when will the distribution occur?

A:	The record date is April 19, 2013, and ownership will be determined as of 5:00 p.m., Eastern Time, on that date. When we refer to the “record date,” we are referring to that time and date. Valero will distribute shares of CST common stock on May 1, 2013, which we refer to as the distribution date.

Q:	As a holder of Valero common stock on the record date, what do I need to do to participate in the distribution?

A:	Nothing. You do not need to take any action, but we urge you to read this entire document carefully. No stockholder approval of the distribution is required or sought. You are not being asked for a proxy. You are not required to make any payment, surrender or exchange any of your shares of Valero common stock or take any other action to receive your shares of CST common stock.

Q: How will fractional shares be treated in the distribution?

A:	Valero will not distribute any fractional shares of CST common stock to Valero stockholders. Fractional shares of CST common stock to which Valero stockholders of record would otherwise be entitled will be aggregated and sold in the public market by the transfer agent. The aggregate net cash proceeds of the sales will be distributed pro rata to each holder who would otherwise have been entitled to receive a fractional share in the distribution. Proceeds from these sales will generally result in a taxable gain or loss to those stockholders. Each stockholder entitled to receive cash proceeds from these shares should consult his, her or its own tax adviser as to such stockholder’s particular circumstances. The tax consequences of the distribution are described in more detail under “The Separation and the Distribution—Material U.S. Federal Income Tax Consequences of the Distribution.”

Q:	If I sell, on or before the distribution date, shares of Valero common stock that I held on the record date, am I still entitled to receive shares of CST common stock in the distribution?

A:	Beginning on or shortly before the record date and continuing up to and including the distribution date, we expect there will be two markets in Valero common stock: a “regular way” market and an “ex-distribution” market. Shares of Valero common stock that trade on the regular way market will trade with an entitlement to receive shares of CST common stock to be distributed in the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to receive shares of CST common stock to be distributed in the distribution, so that holders who sell shares ex-distribution will be entitled to receive shares of CST common stock even though they have sold their shares of Valero common stock after the record date. Therefore, if you owned shares of Valero common stock on the record date and sell those shares on the regular way market before the distribution date, you will also be selling the shares of our common stock that would have been distributed to you in the distribution. You are encouraged to consult with your financial adviser regarding the specific implications of selling your Valero common stock prior to or on the distribution date.

Q:	Will the distribution affect the number of shares of Valero I currently hold?

A:	No. The number of shares of Valero common stock held by a stockholder will be unchanged. The market value of each Valero share, however, is expected to decline to reflect the impact of the distribution. See “The Separation and the Distribution—The Number of Shares You Will Receive” included elsewhere in this information statement.

Q:	What are the U.S. federal income tax consequences of the distribution to me?

A:	Valero has received a private letter ruling from the U.S. Internal Revenue Service (the “IRS”), to the effect that the distribution, together with certain related transactions, will qualify as a reorganization for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”). Valero expects to receive an opinion from a nationally recognized accounting firm, to the effect that the distribution will so qualify. On the basis that the distribution so qualifies, for U.S. federal income tax purposes, you will not recognize any gain or loss, and no amount will be included in your income, upon your receipt of shares of CST common stock pursuant to the distribution, except with respect to any cash received in lieu of fractional shares.

You should consult your own tax adviser as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as foreign tax laws, which may result in the distribution being taxable to you. For more information, see “The Separation and the Distribution—Material U.S. Federal Income Tax Consequences of the Distribution” included elsewhere in this information statement.

Q:	How will I determine the tax basis I will have in my Valero shares after the distribution and the CST shares I receive in the distribution?

A:	Generally, for U.S. federal income tax purposes, your aggregate basis in your shares of Valero common stock and the shares of CST common stock you receive in the distribution (including any fractional share for which cash is received) will equal the aggregate basis of Valero common stock held by you immediately before the distribution. This aggregate basis should be allocated between your shares of Valero common stock and the shares of CST common stock you receive in the distribution (including any fractional share for which cash is received) in proportion to the relative fair market value of each immediately following the distribution. See “The Separation and the Distribution—Material U.S. Federal Income Tax Consequences of the Distribution.”

Q:	Will I receive a stock certificate for CST shares distributed in the distribution?

A:	No. Registered holders of Valero common stock (meaning Valero stockholders who hold Valero stock directly through an account with Valero’s transfer agent, Computershare Investor Services LLC (which, together with its affiliate, Computershare Trust Company, N.A., we collectively refer to as “Computershare”) who are entitled to participate in the distribution will receive from Computershare a book-entry account statement reflecting their ownership of CST common stock. For additional information, registered stockholders in the U.S. should contact Valero’s transfer agent, Computershare, at (800) 736-3001 or through its website at www.computershare.com. Stockholders from outside the U.S. may call Computershare at (781) 575-3100. See “The Separation and the Distribution—When and How You Will Receive the Distributions of CST Shares.”

Q:	What if I hold my shares through a broker, bank or other nominee?

A:	Valero stockholders who hold their shares through a broker, bank or other nominee will have their brokerage account credited with CST common stock. For additional information, those stockholders should contact their broker, bank or other nominee directly.

Q:	What if I have stock certificates reflecting my shares of Valero common stock? Should I send them to the transfer agent or to Valero?

A:	No. You should not send your stock certificates to the transfer agent or to Valero. You should retain your Valero stock certificates.

Q:	Can Valero decide to cancel the distribution of CST common stock, even if all the conditions are met?

A:	Yes. Until the distribution has occurred, the Valero Board of Directors has the right, in its sole discretion, to terminate the distribution, even if all the conditions are met. See “The Separation and the Distribution—Conditions to the Distribution” included elsewhere in this information statement.

Q:	Will CST incur any debt prior to or at the time of separation?

A:	Yes. CST has entered into an $800 million credit agreement providing for a $500 million senior secured term loan facility to be funded in connection with the separation and the distribution and a senior secured revolving credit facility of $300 million. CST also will issue $550 million aggregate principal amount of senior unsecured notes in connection with the separation and the distribution. See “Description of Financing Transactions and Certain Indebtedness” included elsewhere in this information statement.

Following the separation, CST’s debt obligations could restrict its business and may adversely impact its financial condition, results of operations or cash flows. In addition, its separation from Valero’s other businesses may increase the overall cost of debt funding and decrease the overall debt capacity and commercial credit available to the businesses collectively. A significant portion of our indebtedness will bear interest at a variable rate. CST’s business, financial condition, results of operations and cash flows could be harmed by a deterioration of its credit profile or by factors adversely affecting the credit markets generally. See “Risk Factors—Risks Relating to the Separation and the Distribution.”

Q:	Does CST intend to pay dividends?

A:	After the distribution, CST expects to pay regular cash dividends, though the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of its Board of Directors. There can be no assurance CST will pay any dividend or that it will continue to pay any dividend even if it commences the payment of dividends. See “Dividend Policy” included elsewhere in this information statement.

Q:	Will my shares of CST common stock trade on a stock market?

A:	Yes. Currently, there is no public market for CST common stock. Our common stock will trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “CST.” We cannot predict the trading prices for CST common stock when such trading begins.

Q:	Will my shares of Valero common stock continue to trade?

A:	Yes. Valero common stock will continue to be listed and trade on the NYSE under the ticker symbol “VLO.”

Q:	Will the distribution of CST common stock affect the market price of my Valero shares?

A:	Yes. As a result of the distribution, the trading price of shares of Valero common stock immediately after the distribution is expected to change from the trading price immediately before the distribution, because the trading price immediately after the distribution will no longer reflect the value of Valero’s retail business. Furthermore, until the market has fully analyzed the value of Valero after the distribution, Valero may experience more stock price volatility than usual. It is possible that the combined trading prices of Valero common stock and CST common stock immediately after the distribution will be less than the trading price of shares of Valero common stock immediately before the distribution.

Q:	What will happen to Valero stock options, restricted stock and performance shares?

A:	No stock-based awards of CST will be issued in exchange for either vested or non-vested Valero stock-based awards held by CST employees prior to the distribution. Valero intends to accelerate the vesting of all of its non-vested restricted stock awards held by CST employees, including its named executive officers, on or prior to the record date. Performance shares held by CST employees will be forfeited pursuant to the provisions in the performance share agreements between Valero and the affected employees. With respect to stock options held by CST employees, Valero intends to adjust the exercise prices and the number of shares subject thereto to reflect the impact of the distribution, as more particularly set forth in the Employee Matters Agreement.

Q:	What will the relationship be between Valero and CST after the separation and the distribution?

A:	Following the distribution, CST will be an independent, publicly owned company, and Valero will retain 20 percent of the common stock of CST. In connection with the separation and the distribution, CST will enter into a Separation and Distribution Agreement and several other agreements with Valero for the purpose of both effecting the separation and governing the relationship of Valero and CST following the separation. CST also will enter into a Stockholder’s and Registration Rights Agreement with Valero pursuant to which, among other things, CST will agree that, upon the request of Valero, it will use its best efforts to effect the registration under applicable securities laws of the shares of common stock retained by Valero. We describe these agreements in more detail under “Certain Relationships and Related-Party Transactions—Agreements Between Us and Valero” included elsewhere in this information statement.

Q:	What does Valero intend to do with the shares of CST common stock that it retains?

A:	Valero currently plans to dispose of all of our shares through one or more exchanges for indebtedness of Valero outstanding at the time of such exchange. Valero does not currently intend to dispose of any of our shares during the first six months following the distribution date. Any shares not disposed of by Valero pursuant to such exchanges will be otherwise disposed of by Valero as soon as practicable consistent with the business reasons for the retention, but in no event later than five years after the distribution.

Q:	How will Valero vote the shares of CST common stock that it retains?

A:	Valero will agree to vote the shares of CST common stock that it retains in proportion to the votes cast by CST’s other stockholders and to grant CST a proxy with respect to such shares. For additional information, see “Certain Relationships and Related-Party Transactions—Agreements Between Us and Valero—Stockholder’s and Registration Rights Agreement” included elsewhere in this information statement.

Q:	Are there risks to owning CST common stock?

A:	Yes. There are risks associated with CST’s business, the separation and the distribution, the incurrence by CST of up to $1.05 billion of indebtedness in connection with the separation and CST’s operation as an independent, publicly traded company. These risks are described in the section entitled “Risk Factors” included elsewhere in this information statement. We encourage you to read that entire section carefully.

Q:	Will I have appraisal rights in connection with the separation and the distribution?

A:	No. Holders of Valero common stock are not entitled to appraisal rights in connection with the separation or the distribution.

Q:	Where can I get more information?

A:	If you have any questions relating to the transfer or mechanics of the stock distribution, you should contact the distribution agent:

Computershare Trust Company, N.A.

c/o Computershare Inc.

250 Royall Street

Canton, Massachusetts 02021

Attn: Reorganization Department

(800) 962-4284 or (781) 575-2000

For other questions relating to the separation or the distribution, prior to the distribution, or for questions relating to Valero’s stock after the distribution, you should contact Valero’s investor relations department:

Valero Investor Relations

One Valero Way

San Antonio, Texas 78249

investorrelations@valero.com

(800) 531-7911

For other questions relating to the separation or the distribution, after the distribution, you should contact CST’s investor relations department:

CST Brands Investor Relations

One Valero Way

Building D

Suite 200

San Antonio, Texas 78249

investorrelations@cstbrands.com

(800) 456-3533

The Separation and the Distribution

Distributing Company	Valero is currently the sole stockholder of CST. Immediately after the distribution, Valero will own 20 percent of the shares of CST’s common stock.

Distributed Company	CST is currently a wholly owned subsidiary of Valero. After the distribution, CST will be an independent, publicly traded company.

Distribution Ratio	One share of CST common stock for every nine shares of Valero common stock held on the record date.

Shares to Be Distributed	Valero will distribute 80 percent of the shares of CST common stock outstanding immediately before the distribution. Based on approximately 545 million shares (excluding approximately 3 million non-vested restricted stock awards that will not participate in the distribution) of Valero common stock outstanding as of March 31, 2013, assuming distribution of 80 percent of our common stock and applying the distribution ratio (without accounting for cash to be issued in lieu of fractional shares), we expect that approximately 61 million shares of CST common stock will be distributed to Valero stockholders and approximately 15 million shares of CST common stock will be retained by Valero.

Record Date for the Distribution	The record date for the distribution is 5:00 p.m. Eastern Time on April 19, 2013.

Distribution Date	The distribution date is May 1, 2013.

Fractional Shares	The distribution agent will not distribute any fractional shares of CST common stock to Valero stockholders. Instead, it will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing rates and distribute the net cash proceeds pro rata to each holder who would otherwise have been entitled to receive fractional shares in the distribution. Valero stockholders will not be entitled to any interest on the amount of any payment made in lieu of a fractional share.

Distribution Method	The distribution will be made in electronic book-entry form, without the delivery of any physical share certificates. Registered stockholders will receive additional information from the distribution agent shortly before the distribution date. Beneficial holders will receive information from their brokerage firms.

Conditions to the Distribution	The distribution is subject to the satisfaction, or waiver by Valero, of the following conditions, among others:

•   The Securities and Exchange Commission (the “SEC”) will have declared effective our registration statement on Form 10, of which this information statement is a part, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with no order suspending the effectiveness of the registration statement in effect and no proceedings for such purposes pending before or threatened by the SEC.

•   Any required actions and filings with regard to state securities and blue sky laws of the U.S. (and any comparable laws under any foreign jurisdictions) will have been taken and, where applicable, will have become effective or been accepted.

• CST’s common stock will have been authorized for listing on the NYSE, or another national securities exchange approved by Valero, subject to official notice of issuance.

• Prior to the distribution, this information statement will have been mailed to the holders of Valero common stock as of the record date.

•   No order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing completion of the distribution will be in effect.

• Any government approvals and other material consents necessary to consummate the distribution will have been obtained and be in full force and effect.

• The Separation and Distribution Agreement will not have been terminated.

See: “The Separation and the Distribution—Conditions to the Distribution” included elsewhere in this information statement.

Stock Exchange Listing	There currently is not a public market for CST common stock. CST common stock will trade on the NYSE under the symbol “CST.”

Dividend Policy after the Distribution	After the distribution, CST expects to pay regular cash dividends, though the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of our Board of Directors. There can be no assurance CST will pay any dividend or that it will continue to pay any dividend even if it commences the payment of dividends. See “Dividend Policy” included elsewhere in this information statement.

Distribution Agent	Computershare Trust Company, N.A. c/o Computershare Inc. 250 Royall Street Canton, Massachusetts 02021 Attn: Reorganization Dept. (800) 962-4284 or (781) 575-2000

Transfer Agent and Registrar for Our Shares of Common Stock	American Stock Transfer & Trust Co., LLC (“AST”) Operations Center 6201 15th Avenue Brooklyn, New York 11219 (800) 937-5449

U.S. Federal Income Consequences	On the basis that the distribution, together with certain related transactions, will qualify as a reorganization for U.S. federal income tax purposes, no gain or loss will be recognized by a stockholder of Valero, and no amount will be included in the income of a stockholder of Valero for U.S. federal income tax purposes, upon the receipt of shares of our common stock pursuant to the distribution, except with respect to any cash received in lieu of fractional shares. For more information regarding the potential U.S. federal income tax consequences to you of the distribution, see “The Separation and the Distribution—Material U.S. Federal Income Tax Consequences of the Distribution.”

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained in this information statement. Some of these risks relate principally to our separation from Valero, while others relate principally to our business and the industry in which we operate or to the securities markets generally and ownership of our common stock. Our business, prospects, financial condition, results of operations or cash flows could be materially and adversely affected by any of these risks, and, as a result, the trading price of our common stock could decline.

Risks Relating to the Separation and the Distribution

We may not realize the potential benefits from the separation, and our historical and pro forma combined financial information is not necessarily indicative of our future prospects. We may be unable to achieve some or all of the benefits that we expect to achieve as an independent, publicly traded company.

We may not realize the potential benefits we expect from our separation from Valero. We have described those anticipated benefits elsewhere in this information statement. See “The Separation and the Distribution—Reasons for the Separation and the Distribution.” In addition, we will incur significant costs, including those described below, which may exceed our estimates, and we will incur some negative effects from our separation from Valero, including loss of access to some of the financial, managerial and professional resources from which we have benefited in the past.

Our historical and pro forma combined financial statements do not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as an independent, publicly traded company during the periods presented or those that we will achieve in the future, as a result of the following factors:

•

Our historical combined financial results reflect allocations of expenses for services historically provided by Valero, and those allocations may be significantly lower than the comparable expenses we would have incurred as an independent company.

•

Our working capital requirements historically have been satisfied as part of Valero’s corporate-wide cash management programs, and our cost of debt and other capital may significantly differ from that reflected in our historical combined financial statements.

•

Our historical combined financial information may not fully reflect the costs associated with being an independent public company, including significant changes that may occur in our cost structure, management, financing arrangements and business operations as a result of our separation from Valero.

We based the pro forma adjustments on available information and assumptions that we believe are reasonable; however, our assumptions may prove not to be accurate. In addition, our unaudited pro forma combined financial information may not give effect to various ongoing additional costs we may incur in connection with being an independent public company. Accordingly, our unaudited pro forma combined financial information does not reflect what our financial condition, results of operations or cash flows would have been as an independent public company and is not necessarily indicative of our future financial condition or future results of operations. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Combined Financial Statements” and our historical audited combined financial statements and the notes to those statements included elsewhere in this information statement.

We have no history operating as an independent public company. We will incur significant costs to create the corporate infrastructure necessary to operate as an independent public company. We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company. We may experience increased ongoing costs in connection with being an independent public company.

We have historically used Valero’s corporate infrastructure to support our business functions, including IT systems. Valero has been performing various corporate functions for us, including tax administration, treasury activities, accounting, IT services, ethics and compliance program administration, risk management and public relations. The expenses related to establishing and maintaining this infrastructure were spread among all of Valero’s businesses.

Following the separation and after the expiration of the transition arrangements described below, we will no longer have access to Valero’s infrastructure, and we will need to establish our own, for which we will incur costs. See “Unaudited Pro Forma Combined Financial Statements” included elsewhere in this information statement.

Following the separation, Valero will be contractually obligated to provide to us only those transition services specified in the Transition Services Agreements and the other agreements we enter into with Valero in connection with the separation and the distribution. The expiration date of the Transition Services Agreements will vary by service provided, but will be generally no longer than 18 months from the distribution date. See “Certain Relationships and Related-Party Transactions—Agreements Between Us and Valero—Transition Services Agreements” for a description of the terms of the Transition Services Agreements. We may be unable to replace in a timely manner or on comparable terms the services or other benefits that Valero previously provided to us. Upon the expiration of the Transition Services Agreements or other agreements, many of the services that are covered in such agreements will be provided internally or by unaffiliated third parties. We expect that, in some instances, we will incur higher costs to obtain such services than we incurred prior to the separation and the distribution or under the terms of such agreements. If Valero does not effectively perform the services that are called for under the Transition Services Agreements and other agreements, we may not be able to operate our business effectively, and our profitability may decline. After the expiration of the Transition Services Agreements and the other agreements, we may be unable to replace the services specified in such agreements in a timely manner or on comparable terms.

Similarly, we currently purchase a wide variety of products and services, including software licenses, from third parties as part of Valero. We may experience some increased costs after the separation as a result of our inability to continue to purchase products and services on terms that are as favorable to us as those obtained under these combined purchasing arrangements. Although we cannot predict the extent of any such increased costs, it is possible that such costs could have a negative impact on our business and results of operations.

Until the distribution occurs, Valero has sole discretion to change the terms of the distribution in ways that may be unfavorable to us.

Until the distribution occurs, we are a wholly owned subsidiary of Valero. Accordingly, Valero has the sole and absolute discretion to determine and change the terms of the distribution, including the establishment of the record date and distribution date. These changes could be unfavorable to us. In addition, Valero may decide at any time not to proceed with the separation or the distribution.

In connection with our separation from Valero, Valero will indemnify us for certain liabilities, and we will indemnify Valero for certain liabilities. If we are required to act on these indemnities to Valero, we may need to divert cash to meet those obligations, and our financial results could be negatively impacted. In the case of Valero’s indemnity, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or as to Valero’s ability to satisfy its indemnification obligations in the future.

Pursuant to the Separation and Distribution Agreement and other agreements with Valero, Valero will agree to indemnify us for certain liabilities, and we will agree to indemnify Valero for certain liabilities, in each case for uncapped amounts, as discussed further in “Certain Relationships and Related-Party Transactions—Agreements With Valero.” Indemnities that we may be required to provide Valero will not be subject to any cap, may be significant and could negatively impact our business, particularly indemnities relating to our actions that could impact the tax-free nature of the distribution. Third parties could also seek to hold us responsible for any of the liabilities that Valero has agreed to retain. Further, there can be no assurance that the indemnity from Valero will be sufficient to protect us against the full amount of such liabilities, or that Valero will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Valero any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, cash flows, results of operations and financial condition.

We will be subject to continuing contingent liabilities of Valero following the separation.

After the separation, there will be several significant areas where the liabilities of Valero may become our obligations. For example, under the Code and the related rules and regulations, each corporation that was a member of the Valero consolidated U.S. federal income tax reporting group during any taxable period or portion of any taxable period ending on or before the effective time of the distribution is jointly and severally liable for the U.S. federal income tax liability of the entire Valero consolidated tax reporting group for that taxable period. In connection with the separation, we will enter into a Tax Matters Agreement with Valero that will allocate the responsibility for prior period taxes of the Valero consolidated tax reporting group between us and Valero. See “Certain Relationships and Related-Party Transactions—Agreements Between Us and Valero—Tax Matters Agreement.” However, if Valero is unable to pay any prior period taxes for which it is responsible, we could be required to pay the entire amount of such taxes.

If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, you and Valero could be subject to significant tax liability and, in certain circumstances, we could be required to indemnify Valero for material taxes pursuant to indemnification obligations under the Tax Matters Agreement.

If the distribution or certain internal transactions undertaken in anticipation of the distribution are determined to be taxable for U.S. federal income tax purposes, then we, Valero and/or our stockholders could be subject to significant tax liability. Valero has received a private letter ruling from the IRS to the effect that, for U.S. federal income tax purposes, the distribution, except for cash received in lieu of fractional shares, will qualify as tax-free under Sections 355 and 361 of the Code, and that certain internal transactions undertaken in anticipation of the distribution will qualify for favorable treatment. Notwithstanding the private letter ruling, the IRS could determine on audit that the distribution or the internal transactions should be treated as taxable transactions if it determines that any of the facts, assumptions, representations or undertakings we or Valero have made or provided to the IRS is not correct, or that the distribution or the internal transactions should be taxable for other reasons, including as a result of a significant change in stock or asset ownership after the distribution. If the distribution ultimately is determined to be taxable, the distribution could be treated as a taxable dividend or capital gain to you for U.S. federal income tax purposes, and you could incur significant U.S. federal income tax liabilities. In addition, Valero would recognize gain in an amount equal to the excess of the fair market value of shares of our common stock distributed to Valero stockholders on the distribution date over Valero’s tax basis in such shares of our common stock. Moreover, Valero could incur significant U.S. federal income tax liabilities if it is ultimately determined that certain internal transactions undertaken in anticipation of the distribution are taxable.

Under the Tax Matters Agreement between Valero and us, we will be required to indemnify Valero against any tax resulting from the distribution to the extent that such tax resulted from (i) an acquisition of all or a portion of our stock or assets, whether by merger or otherwise, (ii) other actions or failures to act by us or (iii) any of our representations or undertakings being incorrect. For a more detailed discussion, see “Certain Relationships and Related-Party Transactions—Agreements Between Us and Valero—Tax Matters Agreement.” Our indemnification obligations to Valero and its officers and directors will not be limited by any maximum amount. If we are required to indemnify Valero or such other persons under the circumstances set forth in the Tax Matters Agreement, we may be subject to substantial liabilities.

We might not be able to engage in desirable strategic transactions and equity issuances following the distribution because of certain restrictions relating to requirements for tax-free distributions.

To preserve the tax-free treatment to Valero of the distribution, for the two-year period following the distribution, we may be limited or prohibited, except in specified circumstances, from:

•	entering into any transaction pursuant to which all or a portion of our stock would be acquired, whether by merger or otherwise;

•	issuing equity securities beyond certain thresholds;

•	repurchasing our common stock;

•	ceasing to actively conduct the retail business; and/or

•	taking or failing to take any other action that prevents the distribution and related transactions from being tax-free.

These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. For more information, see “The Separation and the Distribution—Material U.S. Federal Income Tax Consequences of the Distribution” and “Certain Relationships and Related-Party Transactions—Agreements Between Us and Valero—Tax Matters Agreement.”

We potentially could have received better terms from unaffiliated third parties than the terms we receive in our agreements with Valero.

The agreements we will enter into with Valero in connection with the separation, including the Separation and Distribution Agreement, the Tax Matters Agreement and other agreements, were negotiated in the context of the separation while we were still a wholly owned subsidiary of Valero. Accordingly, during the period in which the terms of those agreements were negotiated, we did not have an independent Board of Directors or a management team independent of Valero. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. The terms of the agreements to be negotiated in the context of the separation relate to, among other things, the allocation of assets, liabilities, rights and other obligations between Valero and us. Arm’s-length negotiations between Valero and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. See “Certain Relationships and Related-Party Transactions—Agreements Between Us and Valero” included elsewhere in this information statement.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the separation and the distribution.

Our financial results previously were included within the consolidated results of Valero, and our reporting and control systems were appropriate for those of subsidiaries of a public company. Prior to the distribution, we were not directly subject to reporting and other requirements of the Exchange Act and Section 404 of the Sarbanes-Oxley Act of 2002. After the distribution, we will be subject to such reporting and other requirements, which will require, among other things, annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These and other obligations will place significant demands on our management, administrative and operational resources, including accounting and IT resources.

To comply with these requirements, we will need to upgrade our systems, including computer hardware infrastructure, implement additional financial and management controls, reporting systems and procedures and hire additional accounting, finance and IT staff. We will incur additional annual expenses related to these steps, including with respect to, among other things, directors and officers liability insurance, director fees, reporting fees with the SEC, transfer agent fees, increased auditing and legal fees and similar expenses, which expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, IT and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to achieve and maintain effective internal controls could have an adverse effect on our business, financial condition, results of operations and cash flows.

After the separation and the distribution, we will have indebtedness, which could restrict our ability to pay dividends and have a negative impact on our financing options and liquidity position. In addition, a significant portion of our indebtedness will bear interest at a variable rate, which could have a negative impact on our liquidity position should interest rates rise in the future.

Immediately following the separation, we will bear a total combined indebtedness for borrowed money of approximately $1.05 billion. We may also incur additional indebtedness in the future. Our indebtedness will impose restrictions on us that could have material adverse consequences by:

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions;

•	limiting our ability to refinance our indebtedness on terms acceptable to us or at all;

•

requiring us to dedicate a significant portion of our cash flows from operations to paying the principal of and interest on our indebtedness, thereby reducing funds available for other corporate purposes;

•	making it more difficult for us to pay our anticipated cash dividends on our common stock; and

•	making us more vulnerable to economic downturns and limiting our ability to withstand competitive pressures.

Our senior secured credit facilities, comprised of a $500 million term loan facility and a $300 million revolving credit facility which will be undrawn at the time the distribution is completed, will bear interest at a variable rate. Future increases in interest rates, therefore, could have a negative impact on our liquidity due to the amount of debt subject to variable interest rates.

See “Description of Financing Transactions and Certain Indebtedness” included elsewhere in this information statement for more information.

Risks Relating to Our Industry and Our Business

The convenience store and retail motor fuel industries are highly competitive, and new entrants or increased competition could result in reduced gross margins.

The convenience store and retail motor fuel industries in the geographic areas in which we operate are highly competitive and marked by ease of entry and constant change in the number and type of retailers offering the products and services found at our retail sites. We compete with numerous other convenience store chains, independent convenience stores, supermarkets, drugstores, discount clubs, motor fuel service stations, mass merchants, fast food operations and other similar retail outlets. In recent years, several non-traditional retailers, including supermarkets, club stores and mass merchants, have begun to compete directly with convenience stores, particularly in the sale of motor fuel. These non-traditional motor fuel retailers have obtained a significant share of the motor fuel market, and their market share is expected to grow, and these retailers may use promotional pricing or discounts, both at the fuel pump and in the convenience store, to encourage in-store merchandise sales and motor fuel sales. Some of our competitors have been in existence longer than us and have greater financial, marketing and other resources than we do. As a result, our competitors may be able to respond better to changes in the economy and new opportunities within the industry.

Volatility in crude oil and wholesale motor fuel costs, seasonality in those costs and seasonality in motor fuel sales volumes and merchandise sales affect our operating results and cash flows.

Historically, motor fuel revenue has comprised a substantial portion of our overall revenues. The sales prices for our motor fuel are substantially impacted by the price we pay for wholesale motor fuel, as we attempt to receive a margin on our motor fuel sales. Wholesale motor fuel costs are directly related to the price of crude oil and are volatile. General political conditions, acts of war or terrorism, instability in oil producing regions, particularly in the Middle East and South America, and the value of U.S. or Canadian dollars relative to other foreign currencies, particularly those of oil producing nations, could significantly affect oil supplies and, consequently, wholesale motor fuel costs. In addition, the supply of motor fuel and our wholesale purchase costs could be adversely affected in the event of a shortage, which could result from, among other things, lack of capacity at oil refineries, sustained increase in global demand or the fact that our motor fuel contracts do not guarantee an uninterrupted, unlimited supply of motor fuel. Significant increases and volatility in wholesale motor fuel costs could result in lower motor fuel gross margins per gallon. This volatility makes it extremely difficult to predict the effect that future wholesale cost fluctuations will have on our operating results and financial condition. Dramatic increases in oil prices reduce retail motor fuel gross margins, because wholesale motor fuel costs typically increase faster than retailers are able to pass them along to customers. Furthermore, oil prices, wholesale motor fuel costs, motor fuel sales volumes, motor fuel gross margins and merchandise sales can be subject to seasonal fluctuations. For example, consumer demand for motor fuel typically increases during the summer driving season, and typically falls during the winter months. Travel, recreation and construction are typically higher in these months in the geographic areas in which we operate, increasing the demand for motor fuel and merchandise that we sell. Therefore, our revenues are typically higher in the second and third quarters of our fiscal year. A significant change in any of these factors, including a significant decrease in consumer demand (other than typical seasonal variations), could materially affect our motor fuel and merchandise volumes, motor fuel gross profit and overall customer traffic, which in turn could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Changes in credit card expenses could reduce our gross margin, especially on motor fuel.

A significant portion of our sales involve payment using credit cards. We are assessed credit card fees as a percentage of transaction amounts and not as a fixed dollar amount or percentage of our gross margins. Higher motor fuel prices result in higher credit card expenses, and an increase in credit card use or an increase in credit card fees would have a similar effect. Therefore, credit card fees charged on motor fuel purchases that are more expensive as a result of higher motor fuel prices are not necessarily accompanied by higher gross margins. In fact, such fees may cause lower gross margins. Lower gross margins on motor fuel sales caused by higher credit card fees may decrease our overall gross margin and could have a material adverse effect on our business, financial condition and results of operations.

General economic conditions that are largely out of our control may adversely affect our financial condition and results of operations.

Recessionary economic conditions, higher interest rates, higher motor fuel and other energy costs, inflation, increases in commodity prices, higher levels of unemployment, higher consumer debt levels, higher tax rates and other changes in tax laws or other economic factors may affect consumer spending or buying habits, and could adversely affect the demand for products we sell at our retail sites. Unfavorable economic conditions, higher motor fuel prices and unemployment levels can affect consumer confidence, spending patterns and miles driven, with many customers “trading down” to lower priced products in certain categories when unfavorable conditions exist. These factors can lead to sales declines in both motor fuel and general merchandise, and in turn have an adverse impact on our business, financial condition and results of operations.

Changes in consumer behavior and travel as a result of changing economic conditions or otherwise could affect our business.

In the convenience store industry, customer traffic is generally driven by consumer preferences and spending trends, growth rates for commercial truck traffic and trends in travel and weather. Changes in economic conditions generally, or in the regions in which we operate, could adversely affect consumer spending patterns and travel in our markets. In particular, weakening economic conditions may result in decreases in miles driven and discretionary consumer spending and travel, which affect spending on motor fuel and convenience items. In addition, changes in the types of products and services demanded by consumers may adversely affect our merchandise sales and gross margin. Additionally, negative publicity or perception surrounding motor fuel suppliers could adversely affect their reputation and brand image, which may negatively affect our motor fuel sales and gross margin. Similarly, advanced technology and increased use of “green” automobiles (e.g., those automobiles that do not use petroleum-based motor fuel or that are powered by hybrid engines) would reduce demand for motor fuel. Our success depends on our ability to anticipate and respond in a timely manner to changing consumer demands and preferences while continuing to sell products and services that remain relevant to the consumer and thus will positively impact overall merchandise gross margin.

Legal, technological, political and scientific developments regarding climate change may decrease demand for motor fuel.

Developments regarding climate change and the effects of greenhouse gas emissions on climate change and the environment may decrease the demand for our major product, petroleum-based motor fuel. Attitudes toward this product and its relationship to the environment may significantly affect our sales and ability to market our product. New technologies developed to steer the public toward non-fuel dependent means of transportation may create an environment with negative attitudes toward motor fuel, thus affecting the public’s attitude toward our major product and potentially having a material adverse effect on our business, financial condition and results of operations. Further, new technologies developed to improve fuel efficiency or governmental mandates to improve fuel efficiency may result in decreased demand for petroleum-based motor fuel, which could have a material adverse effect on our business, financial condition and results of operations.

Future tobacco legislation, campaigns to discourage smoking, increases in tobacco taxes and wholesale cost increases of tobacco products could have a material adverse impact on our operating revenues and gross margin.

Sales of tobacco products have historically accounted for an important portion of our total sales of convenience store merchandise. Significant increases in wholesale cigarette costs and tax increases on tobacco products, as well as future legislation and national and local campaigns to discourage smoking in the U.S. and Canada, may have an adverse effect on the demand for tobacco products, and therefore reduce our revenues and profits. Competitive pressures in our markets can make it difficult to pass price increases on to our customers. These factors could materially and adversely affect our retail price of cigarettes, cigarette unit volume and sales, merchandise gross margin and overall customer traffic. Reduced sales of tobacco products or smaller gross margins on the sales we make could have a material adverse effect on our business, financial condition and results of operations.

Currently, major cigarette manufacturers offer substantial rebates to retailers. We include these rebates as a component of our gross margin. In the event these rebates are no longer offered, or decreased, our profit from cigarette sales will decrease accordingly. In addition, reduced retail display allowances on cigarettes offered by cigarette manufacturers negatively affect gross margins. These factors could materially affect our retail price of cigarettes, cigarette unit volume and revenues, merchandise gross margin and overall customer traffic, which could in turn have a material adverse effect on our business, financial condition and results of operations.

We are subject to extensive government laws and regulations, and the cost of compliance with such laws and regulations can be material.

Our business and properties are subject to extensive local, state, provincial and federal governmental laws and regulations relating to, among other things, environmental conditions, the sale of alcohol, tobacco and money orders, employment conditions, including minimum wage requirements, and public accessibility requirements. The cost of compliance with these laws and regulations can have a material adverse effect on our operating results and financial condition. In addition, failure to comply with local, state, provincial and federal laws and regulations to which our operations are subject may result in penalties and costs that could adversely affect our business and our operating results.

In certain areas where our convenience stores are located, provincial, state or local laws limit the convenience stores’ hours of operation or their sale of alcoholic beverages, tobacco products, possible inhalants and lottery tickets, in particular to minors. Moreover, in some Canadian provinces, we are subject to price regulation on products such as gasoline, heating oil, milk, beer and wine. Failure to comply with these laws could adversely affect our revenues and results of operations because these state and local regulatory agencies have the power to revoke, suspend or deny applications for and renewals of permits and licenses relating to the sale of these products or to seek other remedies, such as the imposition of fines or other penalties.

Regulations related to wages also affect our business. Any appreciable increase in the statutory minimum wage would result in an increase in our labor costs and such cost increase, or the penalties for failing to comply with such statutory minimums, could adversely affect our business, financial condition and results of operations.

Further, although we are still evaluating what effect, if any, U.S. health care reform legislation may have on our business, a requirement to provide additional health insurance benefits to our employees, or health insurance coverage to additional employees, would likely increase our costs and expenses, and such increases could be significant enough to materially affect our business, financial position, results of operations and cash flows. We currently estimate that our health care costs will increase by approximately $5 million per year beginning in 2014.

Any changes in the laws or regulations described above that are adverse to us and our properties could affect our operating and financial performance. In addition, new regulations are proposed from time to time which, if adopted, could have a material adverse effect on our operating results and financial condition.

We are subject to extensive federal, provincial, state and local environmental laws.

Our operations are subject to a variety of environmental laws and regulations, including those relating to emissions to the air, discharges into water, releases of hazardous and toxic substances and remediation of contaminated sites. Under various federal, provincial, state and local laws and regulations, we may, as the owner or operator, be liable for the costs of removal or remediation of contamination at our current locations or our former locations, whether or not we knew of, or were responsible for, the presence of such contamination. In particular, as an owner and operator of motor fueling stations, we face risks relating to petroleum product contamination that other convenience store operators not engaged in such activities would not face. The remediation costs and other costs required to clean up or treat contaminated sites could be substantial. Contamination on and from our current or former locations may subject us to liability to third parties or governmental authorities for injuries to persons, property or natural resources and may adversely affect our ability to sell or rent our properties or to borrow money using such properties as collateral.

In the U.S., persons who dispose of or arrange for the disposal or treatment of hazardous or toxic substances away from locations used in a business may also be liable for the costs of removal or remediation of such substances at the disposal sites although such sites are not owned by such persons. Although we do not typically arrange for the treatment or disposal of large quantities of hazardous or toxic substances from any location, our current and historic operation of many locations and the disposal of contaminated soil and groundwater wastes generated during cleanups of contamination at such locations could expose us to such liability.

We are subject to extensive environmental laws and regulations regulating underground storage tanks (“USTs”) and vapor recovery systems. Compliance with existing and future environmental laws regulating such tanks and systems may require significant expenditures. In the U.S., we pay fees to state “leaking UST” trust funds in states where they exist. These state trust funds are expected to pay or reimburse us for remediation expenses related to contamination associated with USTs subject to their jurisdiction. Such payments are always subject to a deductible paid by us, specified per incident caps and specified maximum annual payments, which vary among the funds. Additionally, such funds may have eligibility requirements that not all of our sites will meet. To the extent state funds or other responsible parties do not pay or delay payments for remediation, we will be obligated to make these payments, which could materially adversely affect our financial condition and results of operations. We cannot assure you that these funds or responsible third parties are or will continue to remain viable.

The nature of our motor fuel operations and those we acquire present risks of soil and groundwater contamination. In the future, we may incur substantial expenditures for remediation of contamination that has not been discovered at existing locations or locations which we may acquire. We regularly monitor our facilities for environmental contamination and record reserves on our financial statements to cover potential environmental remediation and compliance costs as we consider appropriate. However, we cannot assure you that the liabilities we have recorded are the only environmental liabilities relating to our current and former locations, that material environmental conditions not known to us do not exist, that future laws or regulations will not impose material environmental liability on us or that our actual environmental liabilities will not exceed our reserves. In addition, failure to comply with any environmental regulations or an increase in regulations could materially and adversely affect our operating results and financial condition.

Legislative and regulatory initiatives regarding climate change and greenhouse gas emissions have accelerated recently in the U.S. and in Canada. Greenhouse gases are certain gases, including carbon dioxide, that may be contributing to global warming and other climatic changes. If governmental climate change or greenhouse gas reduction initiatives are enacted, they could have a material adverse impact on our business, financial condition and results of operations by increasing our regulatory compliance expenses, increasing our motor fuel costs and/or decreasing customer demand for motor fuel sold at our locations. For example, the California Global Warming

Solutions Act, also known as AB 32, directs the California Air Resources Board to develop and issue regulations to reduce greenhouse gas emissions in California to 1990 levels by 2020. The California Air Resources Board has issued a variety of regulations aimed at reaching this goal, including a Low Carbon Fuel Standard, a statewide cap-and-trade program and electricity renewable standards. The California Air Resources Board is also intending to require the establishment of Clean Fuels Outlets for alternative fuel vehicles. In addition, the Canadian province of Québec enacted a regulation creating a cap-and-trade system that will apply to our Canadian subsidiary starting on January 1, 2015. To the degree these programs or greenhouse gas regulations increase costs that we are unable to recover or otherwise adversely affect consumer demand, these matters could have a material adverse effect on our financial position, results of operations and liquidity.

Unfavorable weather conditions, the impact of climate change or other trends or developments in the regions in which we operate could adversely affect our business.

Substantially all of our convenience stores are located in the southwestern U.S., Colorado and in eastern Canada. These regions are susceptible to certain severe weather events, such as hurricanes, severe thunderstorms, snowstorms, tornadoes and extreme heat and cold. Inclement weather conditions could damage our facilities, our suppliers or could have a significant impact on consumer behavior, travel and convenience store traffic patterns, as well as our ability to operate our retail sites. We could also be affected by regional occurrences, such as energy shortages or increases in energy prices, fires or other natural disasters. Besides these more obvious consequences of severe weather, our ability to insure these locations and the related cost of such insurance may also affect our business, financial condition and results of operations.

We could be adversely affected if we are not able to attract and retain a strong management team.

We are dependent on our ability to attract and retain a strong management team. If, for any reason, we are not able to attract and retain qualified senior personnel, our business, financial condition, results of operations and cash flows could be adversely affected. We also are dependent on our ability to recruit qualified convenience store and field managers. If we fail to attract and retain these individuals at reasonable compensation levels, our operating results may be adversely affected.

Valero will be our principal supplier of motor fuel after the distribution. A disruption in supply or a change in that relationship could have a material adverse effect on our business.

In connection with the separation, we intend to enter into long-term fuel supply agreements with Valero pursuant to which Valero will supply our retail sites with motor fuel. As a result, following the distribution, we will depend on Valero as the principal supplier of our motor fuel. A change of motor fuel suppliers, a disruption in supply or a significant change in our relationship or payment terms with Valero could have a material adverse effect on our business, cost of sales, financial condition, results of operations and liquidity.

Pending or future litigation could adversely affect our financial condition and results of operations. Litigation and publicity concerning motor fuel or food quality, health and other related issues could result in significant liabilities or litigation costs and cause consumers to avoid our retail sites.

Convenience store businesses can be adversely affected by litigation and complaints from customers or government agencies resulting from motor fuel or food quality, illness or other health or environmental concerns or operating issues stemming from one or more locations. Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from purchasing motor fuel, merchandise or food at one or more of our retail sites. We could also incur significant liabilities if a lawsuit or claim results in a decision against us. Even if we are successful in defending such litigation, our litigation costs could be significant, and the litigation may divert time and money away from our operations and adversely affect our performance. Our defense costs and any resulting damage awards may not be fully covered by our insurance policies.

The dangers inherent in the storage of motor fuel could cause disruptions and could expose us to potentially significant losses, costs or liabilities.

We store motor fuel in storage tanks at our retail sites. Our operations are subject to significant hazards and risks inherent in storing motor fuel. These hazards and risks include, but are not limited to, fires, explosions, spills, discharges and other releases, any of which could result in distribution difficulties and disruptions, environmental pollution, governmentally imposed fines or cleanup obligations, personal injury or wrongful death claims and other damage to our properties and the properties of others. Any such event could have a material adverse effect on our business, financial condition and results of operations.

Future consumer or other litigation could adversely affect our financial condition and results of operations.

Our retail operations are characterized by a high volume of customer traffic and by transactions involving a wide array of product selections. These operations carry a higher exposure to consumer litigation risk when compared to the operations of companies operating in many other industries. Consequently, we may become a party to individual personal injury, off-specification motor fuel, products liability and other legal actions in the ordinary course of our business. While these actions are generally routine in nature, incidental to the operation of our business and immaterial in scope, if our assessment of any action or actions should prove inaccurate, our financial condition and results of operations could be adversely affected. Additionally, we are occasionally exposed to industry-wide or class-action claims arising from the products we carry or industry-specific business practices. For example, we recently reached a settlement in principle of a series of class-action claims alleging that the sale of unadjusted volumes of motor fuel at temperatures in excess of 60 degrees Fahrenheit violates various state consumer protection laws due to the expansion of the motor fuel with the increase of motor fuel temperatures. See further discussion of this matter in Note 9 under the caption “Litigation Matters” of Notes to Combined Financial Statements that accompany our audited combined financial statements included elsewhere in this information statement.

We rely on our IT systems and network infrastructure to manage numerous aspects of our business, and a disruption of these systems could adversely affect our business.

We depend on our IT systems and network infrastructure to manage numerous aspects of our business and provide analytical information to management. These systems are an essential component of our business and growth strategies, and a serious disruption to them could significantly limit our ability to manage and operate our business efficiently. These systems are vulnerable to, among other things, damage and interruption from power loss or natural disasters, computer system and network failures, loss of telecommunications services, physical and electronic loss of data, security breaches and computer viruses, which could result in a loss of sensitive business information, systems interruption or the disruption of our business operations. To protect against unauthorized access or attacks, we have implemented infrastructure protection technologies and disaster recovery plans, but there can be no assurance that a technology systems breach or systems failure will not have a material adverse effect on our financial condition or results of operations.

Our business and our reputation could be adversely affected by the failure to protect sensitive customer, employee or vendor data or to comply with applicable regulations relating to data security and privacy.

In the normal course of our business as a motor fuel and merchandise retailer, we obtain large amounts of personal data, including credit and debit card information from our customers. While we have invested significant amounts in the protection of our IT systems and maintain what we believe are adequate security controls over individually identifiable customer, employee and vendor data provided to us, a breakdown or a breach in our systems that results in the unauthorized release of individually identifiable customer or other sensitive data could nonetheless occur and have a material adverse effect on our reputation, operating results and financial condition. Such a breakdown or breach could also materially increase the costs we incur to protect against such risks. Also, a material failure on our part to comply with regulations relating to our obligation to protect such sensitive data or to the privacy rights of our customers, employees and others could subject us to fines or other regulatory sanctions and potentially to lawsuits.

We are subject to currency exchange risk.

A significant portion of our sales are made in Canada. In our combined financial statements, we translate the local currency financial results of our Retail–Canada segment into U.S. dollars based on average exchange rates prevailing during a reporting period. During times of a strengthening U.S. dollar, at a constant level of business, our reported Canadian revenues and earnings will be reduced because the local currency will translate into fewer U.S. dollars.

Substantially all of our indebtedness following the distribution will be denominated in U.S. dollars, while a significant portion of our revenue and cash flow is generated from our Canadian operations. To the extent that the cash flow generated from our U.S. operations is not sufficient to satisfy the ongoing payment obligations under our U.S. dollar-denominated debt, we will need to convert Canadian dollars into U.S. dollars in order to make the necessary payments and we may incur additional tax expense. Accordingly, a strengthening of the U.S. dollar against the Canadian dollar could make it more difficult for us to repay our indebtedness.

Given the volatility of exchange rates, we may not be able to manage our currency risks effectively, which could have a material adverse effect on our financial condition or results of operations.

We are insured under Valero’s insurance policies for occurrences prior to the completion of the distribution. The specifications and insured limits under those policies, however, are at a level consistent with Valero as a whole. As a result, we are effectively self-insured and are exposed to most losses relating to occurrences prior to the completion of the distribution. Upon completion of the distribution, we expect to obtain comprehensive insurance coverage, but we may incur losses that are not covered by insurance or reserves in whole or in part, and such losses could adversely affect our results of operations and financial position.

We reserve for estimated general liability and workers’ compensation losses, and, in connection with our separation from Valero, we expect to enter into an agreement that will permit us to access Valero’s insurance for general liability and workers’ compensation losses that we incur up to the distribution date. The specifications and insured limits under these policies are at a level consistent with Valero as a whole, and CST may suffer losses for which insurance coverage is not available. Upon our separation from Valero, we expect to carry comprehensive insurance policies to cover general liabilities, workers’ compensation liabilities, employee work injury liabilities, property losses and directors and officers liabilities. We expect both the coverage limits and deductibles will be consistent with industry standards for companies of a similar size and operations. A significant portion of the risk may be self-insured where the risk may not be insurable or cannot be insured at a reasonable cost. Some losses, such as those resulting from wars or acts of terrorism may not be insurable at any cost. Self-insured losses and uninsurable losses, if large enough, could have a material impact on our results of operations and financial position. Should an uninsured loss or a loss in excess of insured limits occur, we could lose capital invested in that property, as well as the anticipated future revenues derived from the retailing activities conducted at that property, while remaining obligated for any mortgage debt or other financial obligations related to the property. Any such loss could adversely affect our business, results of operations or financial condition.

Uncertainty and illiquidity in credit and capital markets could impair our ability to obtain credit and financing on acceptable terms.

Our ability to obtain credit and capital depends in large measure on capital markets and liquidity factors that we do not control. Our ability to access credit and capital markets may be restricted at a time when we would like, or need, to access those markets, which could have an impact on our flexibility to react to changing economic and business conditions. In addition, the cost and availability of debt and equity financing may be adversely affected by unstable or illiquid market conditions. Protracted uncertainty and illiquidity in these markets also could have an adverse impact on our lenders, causing them to fail to meet their obligations to us. Our access to credit and capital markets may be affected by the credit ratings assigned to our debt by independent credit rating agencies.

Compliance with and changes in tax laws could adversely affect our performance.

We are subject to extensive tax liabilities imposed by multiple jurisdictions, including income taxes, indirect taxes (excise/duty, sales/use and gross receipts taxes), payroll taxes, franchise taxes, withholding taxes and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. Many of these liabilities are subject to periodic audits by the respective taxing authority. Subsequent changes to our tax liabilities as a result of these audits may subject us to interest and penalties.

Risks Relating to Our Common Stock

There is no existing market for our common stock, and a trading market that will provide you with adequate liquidity may not develop for our common stock. In addition, once our common stock begins trading, the market price of our shares may fluctuate widely.

There is currently no public market for our common stock. Our common stock will trade on the NYSE under the ticker symbol “CST.” It is anticipated that on or prior to the record date for the distribution, trading of shares of our common stock will begin on a “when-issued” basis and will continue up to and including the distribution date. However, there can be no assurance that an active trading market for our common stock will develop as a result of the distribution or be sustained in the future.

We cannot predict the prices at which our common stock may trade after the distribution. The market price of our common stock may fluctuate widely, depending upon many factors, some of which may be beyond our control, including:

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our business profile and market capitalization may not fit the investment objectives of Valero’s current stockholders, and our common stock may not be included in some indices, causing certain holders to sell their shares, though some of this selling pressure may be offset to the extent our stock is purchased by other investors due to our inclusion in other indices;

•	a shift in our investor base;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	actual or anticipated fluctuations in our operating results;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	the failure of securities analysts to cover our common stock after the distribution;

•	changes in earnings estimates by securities analysts or our ability to meet our earnings guidance;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations and general economic conditions; and

•	the other factors described in these “Risk Factors” and elsewhere in this information statement.

Stock markets in general have also experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations could negatively affect the trading price of our common stock.

Future sales or distributions of our common stock, including the sale by Valero of the shares of our common stock that it retains after the distribution, could depress the market price for shares of our common stock.

The shares of our common stock that Valero distributes to its stockholders generally may be sold immediately in the public market. It is possible that some stockholders of Valero, including possibly some of Valero’s major stockholders and index fund investors, will sell Valero or our common stock received in the distribution for various reasons (for example, if our business profile or market capitalization as an independent company does not fit their investment objectives). The sales of significant amounts of our common stock or the perception in the market that this will occur may result in the lowering of the market price of our common stock. In addition, following the distribution, Valero will retain an ownership interest in 20 percent of our common stock. Pursuant to a Stockholder’s and Registration Rights Agreement with Valero, Valero will be required to vote such shares in proportion to the votes cast by our other stockholders. See “Certain Relationships and Related—Party Transactions—Agreements Between Us and Valero—Stockholder’s and Registration Rights Agreement” included elsewhere in this information statement. We further expect that Valero will dispose of all of our shares through one or more exchanges for indebtedness of Valero outstanding at the time of such exchange. Valero does not currently intend to dispose of any of our shares during the first six months following the distribution date. Pursuant to the private letter ruling, Valero will be required to dispose of any shares not disposed of pursuant to such exchanges as soon as practicable and consistent with its reasons for retaining such shares, but in no event later than five years after the distribution. Pursuant to the Stockholder’s and Registration Rights Agreement, we will agree that, upon the request of Valero, we will use our best efforts to effect the registration under applicable securities laws of the shares of common stock retained by Valero. Any disposition by Valero, or any significant shareholder, of our common stock in the public market, or the perception that such dispositions could occur, could adversely affect prevailing market prices for our common stock.

Your percentage ownership in us may be diluted in the future.

As with any publicly traded company, your percentage ownership in us may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that we expect will be granted to our directors, officers and employees.

We cannot assure you that we will pay dividends on our common stock.

After the distribution, we expect to pay regular cash dividends, though the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, cash flows, capital requirements of our business, covenants associated with certain debt obligations, legal requirements, regulatory constraints, industry practice and other factors our Board of Directors deems relevant. For more information, see “Dividend Policy” included elsewhere in this information statement. There can be no assurance that we will pay a dividend in the future or that we will continue to pay any dividend if we do commence paying dividends.

Certain provisions in our corporate documents and Delaware law may prevent or delay an acquisition of our company, even if that change may be considered beneficial by some of our stockholders.

The existence of some provisions of our certificate of incorporation and bylaws and Delaware law could discourage, delay or prevent a change in control of us that a stockholder may consider favorable. These include provisions:

•	providing our Board of Directors with the right to issue preferred stock without stockholder approval;

•	prohibiting stockholders from taking action by written consent;

•	restricting the ability of our stockholders to call a special meeting;

•	providing for a classified Board of Directors;

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providing that the number of directors will be filled by the Board of Directors and vacancies on the Board of Directors, including those resulting from an enlargement of the Board of Directors, will be filled by the Board of Directors;

•	requiring cause and an affirmative vote of at least 60 percent of the voting power of the then-outstanding voting stock to remove directors;

•	requiring the affirmative vote of at least 80 percent of the voting power of the then-outstanding voting stock to amend certain provisions of our certificate of incorporation and bylaws; and

•	establishing advance notice requirements for nominations of candidates for election to our Board of Directors or for stockholder proposals.

In addition, following the distribution, we will be subject to Section 203 of the Delaware General Corporation Law (the “DGCL”) which may have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging takeover attempts that could have resulted in a premium over the market price for shares of our common stock.

We believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our Board of Directors and by providing our Board of Directors with more time to assess any acquisition proposal. These provisions are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our Board of Directors determines is not in the best interests of our company and our stockholders.

See “Description of Capital Stock” included elsewhere in this information statement for more information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement includes forward-looking statements, including the sections entitled “Summary,” “Risk Factors,” “The Separation and the Distribution,” “Business and Properties” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, credit ratings, dividend growth, potential growth opportunities, potential operating performance improvements, potential improvements in return on capital employed, benefits resulting from our separation from Valero, the effects of competition and the effects of future legislation or regulations. You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goals,” “guidance,” “outlook,” “effort,” “target” and similar expressions.

These forward-looking statements include, among other things, statements regarding:

•	future retail gross margins, including gasoline, diesel, heating oil and convenience store merchandise gross margins;

•	our anticipated level of capital investments and the effect of these capital investments on our results of operations;

•	anticipated trends in the demand for gasoline, diesel and heating oil globally and in the regions where we operate;

•	expectations regarding environmental, tax and other regulatory initiatives; and

•	the effect of general economic and other conditions on retail fundamentals.

In general, we based the forward-looking statements on our current expectations, estimates and projections about our company and the industry in which we operate. We caution you that these statements are not guarantees of future performance as they involved assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecasted in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	competitive pressures from convenience stores, filling stations and other non-traditional retailers located in our markets;

•	volatility and seasonality in crude oil, wholesale petroleum costs and motor fuel sales;

•	increasing consumer preferences for alternative motor fuel, or improvements in fuel efficiency;

•	the operation of our retail sites in close proximity to stores of Valero’s other branded wholesale customers;

•	seasonal trends in the retail industry;

•	severe or unfavorable weather conditions;

•	inability to build or acquire and successfully integrate new retail sites;

•	our ability to comply with federal, provincial and state regulations, including those related to environmental matters and the sale of alcohol and cigarettes and employment laws and health benefits;

•	dangers inherent in storing and transporting motor fuel;

•	pending or future consumer or other litigation;

•	wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking;

•	litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities;

•	dependence on Valero for motor fuel;

•	dependence on suppliers for credit terms;

•	dependence on senior management and the ability to attract qualified employees;

•	acts of war and terrorism;

•	political conditions in oil producing regions and global demand for oil;

•	dependence on our IT systems;

•	changes in accounting standards, policies or estimates;

•	fluctuations in the exchange rate between the U.S. and Canadian currencies;

•	impairment of long-lived assets;

•	our ability to comply with covenants in any credit agreements or other debt instruments and availability, terms and deployment of capital;

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the impact of the separation and the distribution and risks relating to our ability to operate effectively as an independent, publicly traded company, including any difficulties associated with enhancing our accounting systems and internal controls and complying with financial reporting requirements;

•	changes in our cost structure, management, financing and business operations following the separation;

•	our different capital structure as an independent company, including our access to capital, credit ratings, debt and ability to raise additional financing;

•	any failure to fully and/or timely achieve the expected benefits of the separation and the distribution;

•	a determination by the IRS that the distribution or certain related transactions should be treated as a taxable transaction; and

•	other unforeseen factors.

You should consider the areas of risk described above, as well as those set forth in the section entitled “Risk Factors” included elsewhere in this information statement, in connection with considering any forward-looking statements that may be made by us and our businesses generally. We cannot assure you that projected results or events reflected in the forward-looking statements will be achieved or will occur. The forward-looking statements included in this document are made as of the date of this information statement. We undertake no obligation to publicly release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

THE SEPARATION AND THE DISTRIBUTION

General

On July 31, 2012, Valero announced its intention to pursue the separation of Valero’s retail business.

The separation will be accomplished through a series of transactions in which the assets and liabilities associated with Valero’s retail business will be transferred to CST or entities that are, or will become prior to the distribution, subsidiaries of CST. The transferred assets will include:

•	real and personal property assets, including owned and leased retail sites and retail sites under construction;

•	fuel, merchandise and supplies inventories;

•	the Corner Store brand (including certain trade names and trademarks), certain other intellectual property and software used in the business;

•	a leased distribution center in Texas that supplies over 570 of our convenience stores in the U.S.;

•	dealer, vendor, and supplier contracts;

•	rights to ATMs, video and game rental dispensers and other services provided on premises;

•	cash on hand related to the business; and

•	receivables related to the retail business and other assets reflected on CST’s combined balance sheet.

These assets will be transferred to CST or entities that are, or will become prior to the distribution, subsidiaries of CST, either directly or by the transfer of equity interests in entities that hold such assets. The liabilities transferred to CST will consist of liabilities related to the transferred assets described above and the liabilities reflected on CST’s combined balance sheet. See “Business and Properties” included elsewhere in this information statement for information regarding some of the particular assets and liabilities of the retail business, and “Certain Relationships and Related-Party Transactions—Agreements Between Us and Valero—Separation and Distribution Agreement” for information regarding the legal agreement pursuant to which the assets and liabilities of the retail business will be transferred to CST.

In connection with the separation, we will incur an aggregate of $1.05 billion in new debt. See “Description of Financing Transactions and Certain Indebtedness” included elsewhere in this information statement.

Following the separation, the distribution will be effected on the distribution date by way of a pro rata distribution of 80 percent of the outstanding shares of CST common stock to Valero’s stockholders of record as of 5:00 p.m. Eastern Time on April 19, 2013, the record date for the distribution.

Reasons for the Separation and the Distribution

The Board of Directors of Valero believes that the separation and the distribution are in the best interests of Valero and its stockholders and will provide opportunities and benefits. The opportunities and benefits that the Valero Board of Directors considered include the following:

•

Strategic Focus and Operational Flexibility—Position each company to pursue a more focused, industry-specific strategy, with CST well-positioned to pursue value creation strategies in the retail business and Valero well-positioned to focus on its remaining businesses, and create additional operational flexibility within each of CST and Valero.

•

Management Focus—Allow management of each company to concentrate that company’s resources wholly on its particular market segments, customers and core businesses, with greater ability to anticipate and respond rapidly to changing markets and new opportunities. Management of each company will be able to focus on core operations, with greater focus on customized strategies that can deliver long-term shareholder value.

•

Recruiting and Retaining Employees—Allow each company to recruit and retain employees with expertise directly applicable to its needs and pursuant to compensation policies that are appropriate for its specific lines of business. In particular, following the distribution, the value of equity-based incentive compensation arrangements offered by each company should be more closely aligned with the performance of its businesses, and the employee benefits offered by each company should be better tailored to the nature of each company’s business. The equity-based compensation arrangements following the distribution should provide enhanced incentives for employee performance and improve the ability of each company to attract, retain and motivate qualified personnel at all levels of the organization.

•

Access to Capital and Capital Structure—Eliminate competition for capital between the business lines. Instead, both companies will have direct access to the debt and equity capital markets to fund their respective growth strategies and to establish a capital structure and dividend policy appropriate for their business needs. In addition, the separation will result in separately traded stock that will facilitate each company’s growth strategy.

•

Acquisition Currency—CST’s common stock will become a valuable acquisition currency after the distribution. Financial advisers to CST have advised that the distribution may result in a greater willingness of certain targets to accept the equity of CST as merger consideration because of a more aligned investment profile and growth strategy. Accordingly, the distribution is anticipated to further drive CST’s growth by enhancing its mergers and acquisitions program.

•

Investor Choice—Provide investors with a more targeted investment opportunity in each company that offers different investment business characteristics, including different opportunities for growth, capital structure, business models and financial returns. This will allow investors to evaluate the separate and distinct merits, performance and future prospects of each company.

The Valero Board of Directors also considered a number of potentially negative factors in evaluating the separation and the distribution, including potential loss of synergies from operating as one company, increased costs, loss of joint purchasing power, disruptions to the business as a result of the separation, limitations placed on CST as a result of the agreements it will enter into with Valero in connection with the separation, the impact of CST’s incurrence of new indebtedness in connection with the separation, the risk of not being able to realize the expected benefits of the separation in a timely manner or at all, the risk that the separation might not be completed in a timely manner or at all and the one-time and ongoing costs of the separation. The Valero Board of Directors concluded that notwithstanding these potentially negative factors, the pursuit of the separation and the distribution would be in the best interests of Valero and its stockholders.

The Number of Shares You Will Receive

Each Valero stockholder of record will receive one share of CST common stock for every nine shares of Valero common stock held on the record date for the distribution.

Treatment of Fractional Shares

Fractional shares will not be distributed in connection with the distribution. Instead, the transfer agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds from the sales, net of brokerage fees and other costs, pro rata to each holder who would otherwise have been entitled to receive a fractional share in the distribution. Valero stockholders will not be entitled to interest on any cash payment made in lieu of fractional shares.

If you have any questions concerning the mechanics of the issuance of fractional shares of common stock held directly, we encourage you to contact Computershare using the contact information for Computershare set forth elsewhere in this information statement. If you have any questions concerning the mechanics of the issuance of fractional shares of common stock held in “street name,” we encourage you to contact your bank or brokerage firm.

When and How You Will Receive the Distribution of CST Shares

Valero will distribute the shares of CST common stock on May 1, 2013, the distribution date, to holders of record on the record date. The distribution is expected to occur at 12:01 a.m. Eastern Time on the distribution date. AST will serve as transfer agent and registrar for the CST common stock. Computershare will serve as distribution agent in connection with the distribution.

If you own Valero common stock as of 5:00 p.m. Eastern Time on the record date, the shares of CST common stock that you are entitled to receive in the distribution will be issued electronically, on the distribution date, to your account as follows:

•

Registered Stockholders—If you own your shares of Valero stock directly, either in book-entry form through an account at Valero’s transfer agent and/or if you hold paper stock certificates, you will receive your shares of CST common stock by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording stock ownership in which no physical paper share certificates are issued to stockholders, as is the case in this distribution. Commencing on or shortly after the distribution date, the distribution agent will mail to you an account statement that indicates the number of shares of CST common stock that have been registered in book-entry form in your name. If you have any questions concerning the mechanics of having shares of our common stock registered in book-entry form, we encourage you to contact Computershare using the contact information for Computershare set forth elsewhere in this information statement.

•

Beneficial Stockholders—If you hold your shares of Valero common stock beneficially through a bank or brokerage firm, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank or brokerage firm’s books, and your bank or brokerage firm will credit your account for the shares of CST common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares of common stock held in “street name,” we encourage you to contact your bank or brokerage firm.

Treatment of Stock-Based Compensation

No stock-based awards of CST will be issued in exchange for either vested or non-vested Valero stock-based awards held by our employees prior to the distribution. Valero intends to accelerate the vesting of all of its non-vested restricted stock awards held by CST employees, including its named executive officers, on or prior to the record date. Performance shares held by CST employees will be forfeited pursuant to the provisions in the performance share agreements between Valero and the affected employees. With respect to stock options held by CST employees, Valero intends to adjust the exercise prices and the number of shares subject thereto to reflect the impact of the distribution, as more particularly set forth in the Employee Matters Agreement.

Treatment of 401(k) Shares

Shares of Valero common stock held in retirement plans maintained by Valero in the U.S. will be treated in the same manner as outstanding shares of Valero common stock on the record date for the distribution.

Results of the Separation and the Distribution

After the separation and the distribution, we will be an independent, publicly traded company. Immediately following the distribution, we expect to have approximately 7,100 stockholders of record, based on the number of registered stockholders of Valero common stock on March 31, 2013, and approximately 76 million shares of CST common stock outstanding. The actual number of shares to be distributed will be determined on the record date and will reflect any exercise or vesting of Valero equity-based awards prior to the record date for the distribution.

Before the distribution, we will enter into the Separation and Distribution Agreement and several other agreements with Valero to affect the separation and provide a framework for our relationship with Valero after the separation. These agreements will provide for the allocation between Valero and CST of Valero’s assets, liabilities and obligations subsequent to the separation and distribution, including with respect to transition matters, employee matters, intellectual property matters, tax matters and other commercial relationships. We also will enter into a Stockholder’s and Registration Rights Agreement with Valero pursuant to which, among other things, we will agree that, upon the request of Valero, we will use our best efforts to affect the registration under applicable federal and state securities laws of the shares of common stock retained by Valero after the distribution. For a description of these agreements, see “Certain Relationships and Related-Party Transactions—Agreements Between Us and Valero” included elsewhere in this information statement.

The distribution will not affect the number of outstanding shares of Valero common stock or any rights of Valero stockholders, except that the trading price of Valero shares will likely change as a result of the distribution.

Material U.S. Federal Income Tax Consequences of the Distribution

The following is a summary of the material U.S. federal income tax consequences of the distribution to U.S. Holders (as defined below) of Valero common stock that receive shares of CST common stock in the distribution. This summary is based on the Code, the U.S. Treasury regulations promulgated thereunder and interpretations of the Code and the U.S. Treasury regulations by the courts and the IRS, in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not discuss all the tax considerations that may be relevant to Valero stockholders in light of their particular circumstances, and it does not address the consequences to Valero stockholders subject to special treatment under the U.S. federal income tax laws (such as holders other than U.S. Holders (as defined below), insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic, security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation). In addition, this summary does not address the U.S. federal income tax consequences to those Valero stockholders who do not hold their Valero common stock as a capital asset. Finally, this summary does not address any state, local or foreign tax consequences.

VALERO STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM.

For purposes of this discussion, a U.S. Holder is a beneficial owner of Valero common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons has the authority to control all of the substantial decisions of such trust or (2) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds Valero common stock, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners in a partnership holding Valero common stock should consult their own tax advisers regarding the tax consequences of the distribution.

Distribution

Valero has received a private letter ruling from the IRS that the distribution, together with certain related transactions, will qualify as a reorganization for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Valero also expects to receive an opinion from a nationally recognized accounting firm, substantially to the effect that the distribution will so qualify.

On the basis the distribution so qualifies, in general, for U.S. federal income tax purposes: (i) the distribution will not result in any taxable income, gain or loss to Valero, except for taxable income or gain possibly arising as a result of certain intercompany transactions; (ii) no gain or loss will be recognized by (and no amount will be included in the income of) U.S. Holders of Valero common stock upon their receipt of shares of CST common stock in the distribution, except with respect to cash received in lieu of fractional shares measured by the difference between the cash received for such fractional share and the U.S. Holder’s basis in that fractional share, as determined below; (iii) the aggregate basis of the Valero common stock and the CST common stock (including any fractional share interests in CST common stock for which cash is received) in the hands of each U.S. Holder of Valero common stock after the distribution will equal the aggregate basis of Valero common stock held by the U.S. Holder immediately before the distribution, allocated between the Valero common stock and the CST common stock in proportion to the relative fair market value of each on the date of the distribution; and (iv) the holding period of the CST common stock received by each U.S. Holder of Valero common stock (including any fractional share interests in CST common stock for which cash is received) will include the holding period at the time of the distribution for the Valero common stock on which the distribution is made, provided that the Valero common stock is held as a capital asset on the date of the distribution.

Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, we will not be able to rely on the ruling. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under Section 355 of the Code. Rather, the ruling is based upon representations by Valero that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling. In addition to obtaining the ruling from the IRS, Valero expects to obtain an opinion from a nationally recognized accounting firm substantially to the effect that the distribution, together with certain related transactions, will qualify as a reorganization for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The opinion will rely on the ruling as to matters covered by the ruling. In addition, the opinion will be based on, among other things, certain assumptions and representations made by Valero and us, which if incorrect or inaccurate in any material respect would jeopardize the conclusions reached by the accounting firm in its opinion. The tax opinion is not binding on the IRS or the courts.

Notwithstanding receipt by Valero of the private letter ruling from the IRS and the opinion from a nationally recognized accounting firm, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, Valero’s stockholders and Valero could be subject to significant U.S. federal income tax liability. In general, Valero would be subject to tax as if it had sold the CST common stock in a taxable sale for its fair market value and Valero stockholders who receive shares of CST common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. In addition, even if the distribution was otherwise to qualify under Section 355 of the Code, it may be taxable to Valero (but not to Valero stockholders) under Section 355(e) of the Code, if the distribution was later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquires, directly or indirectly, stock representing a 50 percent or greater interest in Valero or us. For this purpose, any acquisitions of Valero stock or of our common stock within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although we or Valero may be able to rebut that presumption.

U.S. Treasury regulations also generally provide that if a U.S. Holder of Valero common stock holds different blocks of Valero common stock (generally shares of Valero common stock purchased or acquired on different dates or at different prices), the aggregate basis for each block of Valero common stock purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between the shares of CST common stock received in the distribution in respect of such block of Valero common stock and such block of Valero common stock, in proportion to their respective fair market values. The holding period of the shares of CST common stock received in the distribution in respect of such block of Valero common stock will include the holding period of such block of Valero common stock, provided that such block of Valero common stock was held as a capital asset on the distribution date. If a U.S. Holder of Valero common stock is not able to identify which particular shares of CST common stock are received in the distribution with respect to a particular block of Valero common stock, for purposes of applying the rules described above, the U.S. Holder may designate which shares of CST common stock are received in the distribution in respect of a particular block of Valero common stock, provided that such designation is consistent with the terms of the distribution. Holders of Valero common stock are urged to consult their own tax advisers regarding the application of these rules to their particular circumstances.

Tax Matters Agreement

In connection with the distribution, we and Valero will enter into a Tax Matters Agreement pursuant to which we will agree to be responsible for certain liabilities and obligations following the distribution. In general, under the terms of the Tax Matters Agreement, in the event the distribution were to fail to qualify for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code) and if such failure were the result of actions taken after the distribution by Valero or us, the party responsible for such failure would be responsible for all taxes imposed on Valero to the extent such taxes result from such actions. However, if such failure was the result of any acquisition of our shares or assets or any of our representations or undertakings being incorrect or breached, we would be responsible for all taxes imposed on Valero as a result of such acquisition. For a more detailed discussion, see “Certain Relationships and Related-Party Transactions—Agreements With Valero—Tax Matters Agreement.” Our indemnification obligations to Valero and its subsidiaries, officers and directors will not be limited in amount or subject to any cap. If we are required to indemnify Valero and its subsidiaries and their respective officers and directors under the circumstances set forth in the Tax Matters Agreement, we may be subject to substantial liabilities.

Information Reporting and Backup Withholding

U.S. Treasury regulations require certain stockholders who receive stock in a distribution to attach to the stockholder’s U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth certain information relating to the tax-free nature of the distribution. In addition, payments of cash to a Valero stockholder in lieu of fractional shares of CST common stock in the distribution may be subject to information reporting and backup withholding (currently at a rate of 28 percent), unless the stockholder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, but merely an advance payment, which may be refunded or credited against a stockholder’s U.S. federal income tax liability, provided the required information is timely supplied to the IRS.

THE FOREGOING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND FOR GENERAL INFORMATION ONLY. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS. EACH VALERO STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER’S OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Market for Our Common Stock

There is not currently a public market for CST’s common stock. Our common stock will trade on the NYSE under the ticker symbol “CST.” We cannot predict the prices at which our common stock will trade.

Trading Between the Record Date and the Distribution Date

Beginning on, or shortly before, the record date and continuing up to and including the distribution date, we expect there will be two markets in Valero common stock: a “regular-way” market and an “ex-distribution” market. Shares of Valero common stock that trade on the “regular-way” market will trade with an entitlement to receive shares of CST common stock in the distribution. Shares that trade on the “ex-distribution” market will trade without an entitlement to receive shares of CST common stock in the distribution. Therefore, if you sell shares of Valero common stock in the “regular-way” market after 5:00 p.m. Eastern Time on the record date and up to and including through the distribution date, you will be selling your right to receive shares of CST common stock in the distribution. If you own shares of Valero common stock at 5:00 p.m. Eastern Time on the record date and sell those shares in the “ex-distribution” market, up to and including through the distribution date, you will still receive the shares of CST common stock that you would be entitled to receive in respect of your ownership, as of the record date, of the shares of Valero common stock that you sold.

Furthermore, beginning on or shortly before the record date and continuing up to and including the distribution date, we expect there will be a “when-issued” market in our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of CST common stock that will be distributed to Valero stockholders on the distribution date. If you own shares of Valero common stock at 5:00 p.m. Eastern Time on the record date, you would be entitled to receive shares of our common stock in the distribution. You may trade this entitlement to receive shares of CST common stock, without trading the shares of Valero common stock you own, in the “when-issued” market. On the first trading day following the distribution date, we expect “when-issued” trading with respect to CST common stock will end and “regular-way” trading will begin.

Conditions to the Distribution

We expect that the distribution will be effective on May 1, 2013, the distribution date, provided that, among other conditions set forth in the Separation and Distribution Agreement, the following conditions will have been satisfied or, if permissible under the Separation and Distribution Agreement, waived by Valero:

•

The SEC will have declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act, with no order suspending the effectiveness of the registration statement in effect and no proceedings for such purposes pending before or threated by the SEC.

•

Any required actions and filings with regard to state securities and blue sky laws of the U.S. (and any comparable laws under any foreign jurisdictions) will have been taken and, where applicable, will have become effective or been accepted.

•	CST’s common stock will have been authorized for listing on the NYSE, or another national securities exchange approved by Valero, subject to official notice of issuance.

•	Prior to the distribution, this information statement will have been mailed to the holders of Valero common stock as of the record date for the distribution.

•	No order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing completion of the distribution will be in effect.

•	Any government approvals and other material consents necessary to consummate the distribution will have been obtained and be in full force and effect.

•	The Separation and Distribution Agreement will not have been terminated.

The fulfillment of the foregoing conditions does not create any obligations on Valero’s part to effect the distribution, and the Valero Board of Directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the distribution, including by accelerating or delaying the timing of the completion of all or part of the distribution, at any time prior to the distribution date.

Transferability of Shares of Our Common Stock

The shares of our common stock that you will receive in the distribution will be freely transferable, unless you are considered an “affiliate” of ours under Rule 144 under the Securities Act of 1933, as amended (“the Securities Act”). Persons who can be considered our affiliates after the separation generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with us, and may include certain of our officers and directors. In addition, individuals who are affiliates of Valero on the distribution date may be deemed to be affiliates of ours. We estimate that our directors and officers, who may be considered “affiliates” for purposes of Rule 144, will beneficially own approximately 135 thousand shares of our common stock immediately following the distribution. See “Security Ownership of Certain Beneficial Owners and Management” included elsewhere in this information statement for more information. Valero may also be considered an affiliate of CST for purposes of Rule 144 because Valero will immediately following the distribution own 20 percent of CST’s outstanding shares of common stock (estimated to be equal to approximately 15 million shares of common stock of CST). As discussed under “Certain Relationships and Related-Party Transactions,” we are entering into a Stockholder’s and Registration Rights Agreement with Valero pursuant to which we will be required to use our best efforts to effect the registration under applicable federal and state securities laws of the shares of our common stock retained by Valero after the distribution. See “Certain Relationships and Related-Party Transactions—Agreements Between Us and Valero—Stockholder’s and Registration Rights Agreement” included elsewhere in this information statement.

Our affiliates may sell shares of our common stock received in the distribution only:

•	under a registration statement that the SEC has declared effective under the Securities Act; or

•	under an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144.

In general, under Rule 144 as currently in effect, an affiliate will be entitled to sell, within any three-month period commencing 180 days after the date the registration statement of which this information statement is a part is declared effective, a number of shares of our common stock that does not exceed the greater of:

•	1.0 percent of our common stock then outstanding; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 for the sale.

Rule 144 also includes restrictions governing the manner of sale. Sales may not be made under Rule 144 unless certain information about us is publicly available.

Reason for Furnishing This Information Statement

This information statement is being furnished solely to provide information to Valero stockholders who are entitled to receive shares of our common stock in the distribution. This information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities. We believe that the information in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date, and neither Valero nor we undertake any obligation to update such information except in the normal course of discharging our respective public disclosure obligations.

Manner of Effecting the Separation and the Distribution

The general terms and conditions relating to the separation and the distribution will be set forth in a Separation and Distribution Agreement that we will enter into with Valero. For a description of the terms of that agreement, see “Certain Relationships and Related-Party Transactions—Agreements Between Us and Valero—Separation and Distribution Agreement” included elsewhere in this information statement.

BUSINESS AND PROPERTIES

Overview

We are currently a wholly owned subsidiary of Valero. Following the distribution, we will be an independent, publicly traded company. Valero will retain 20 percent of our common stock after the distribution. We are a holding company and conduct substantially all of our operations through our subsidiaries, which at the time of the distribution, will hold the assets (including the equity interests of certain Valero subsidiaries) and liabilities associated with Valero’s retail business.

We are incorporated in Delaware. The address of our principal executive offices is One Valero Way, Building D, Suite 200, San Antonio, Texas 78249, and our telephone number is (210) 692-5000.

We are one of the largest independent retailers of motor fuel and convenience merchandise items in the U.S. and eastern Canada. Our operations include (i) the sale of motor fuel at convenience stores, filling stations and cardlocks, (ii) the sale of convenience merchandise items and services at convenience stores and (iii) the sale of heating oil to residential customers and heating oil and motor fuel to small commercial customers.

We have two operating segments:

•	Retail–U.S. – As of December 31, 2012, we had 1,032 convenience stores located in Arizona, Arkansas, California, Colorado, Louisiana, New Mexico, Oklahoma, Texas and Wyoming; and

•	Retail–Canada – As of December 31, 2012, we had 848 retail sites located in New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island and Québec.

Our Internet website is www.CSTBrands.com. Our website and information contained on that site, or connected to that site, are not incorporated by reference into this information statement.

Retail–U.S.

Overview of Operations

We are one of the largest independent retailers of motor fuel and convenience merchandise items in the U.S.

We sell motor fuel primarily under the Valero and Diamond Shamrock brands, convenience merchandise items and other services through convenience stores operated predominantly under the Corner Store name in nine states, with significant concentrations in Texas and Colorado. Most of these retail sites are located in metropolitan areas where there are high concentrations of consumers and daily commuters. Of these retail sites, 833 are owned and 199 are leased under lease agreements that generally contain renewal options for periods ranging from five to ten years.

We carry a broad selection of immediately consumable and take-home items, including beverages, tobacco products, snacks, freshly prepared and pre-packaged foods (including sandwiches, kolaches, tacos, salads, pastries, coffee and fountain drinks), health and beauty products, motor oils and automotive products and general convenience merchandise items. Many of these products are offered under a line of proprietary brands, including Fresh Choices, U Force, Cibolo Mountain and Flavors2Go. At some of our retail sites, we offer a variety of additional products and services, such as car wash, lottery, money orders, air/water/vacuum services for motor vehicles, video and game rentals and access to ATMs. We offer automated car wash services at 193 of our retail sites. We are a Subway® franchisee and currently offer Subway® food services at 32 of our retail sites. Subway is a registered trademark of Doctor’s Associates Inc.

Our Retail–U.S. segment is substantially a company owned and operated business. We retain the gross margins on motor fuel sales, convenience merchandise sales and services, and the retail sites are operated by company employees.

During the three years ended December 31, 2012, our Retail–U.S. segment sold 1.9 billion gallons, 1.8 billion gallons and 1.8 billion gallons, respectively, of branded motor fuel purchased primarily from Valero.

Industry Trends

We operate within the large and growing U.S. convenience store industry, which is highly fragmented. We believe we will continue to benefit from several key industry trends and characteristics, including:

•

increasing size of supermarkets and large format hypermarkets, driving consumers to small box retailers, such as convenience stores, to meet their demand for speed and convenience in daily shopping needs;

•	continuing shift of consumer food and general merchandise purchases away from traditional supermarkets and quick service restaurants to convenience stores, hypermarkets and drug stores;

•	changing consumer demographics and eating patterns resulting in more food consumed away from home;

•	highly fragmented nature of the industry providing larger chain operators with significant scale advantage; and

•	continued opportunities to compete more effectively and grow through acquisitions as a result of continued industry consolidation.

Properties

As of December 31, 2012, we owned 833 of our retail sites and leased the real property of the remaining 199 retail sites. We believe that we will be able to negotiate acceptable extensions of the lease agreements for those retail sites that we intend to continue operating. Our convenience store buildings average approximately 2,200 square feet. Twenty-nine retail sites also have commercial motor fuel operations catering to independent truckers.

The following table provides the number of our convenience stores by state as of December 31, 2012:

State	Number of Convenience Stores
Arkansas	29
Arizona	63
California	83
Colorado	159
Louisiana	30
New Mexico	37
Oklahoma	2
Texas	625
Wyoming	4

1,032

The following table provides a history of our convenience stores opened (reflected as NTIs below), acquired and closed or divested for the last three years:

	Year Ended December 31,
	2012	2011	2010
Number at beginning of period	998	994	991
NTIs	11	8	10
Acquired	29	—	—
Closed or divested	(6)	(4)	(7)

Number at end of period	1,032	998	994

We intend to lease approximately 83,000 square feet of office space in San Antonio, Texas from Valero, pursuant to a lease agreement based on market terms, which will serve as our corporate headquarters.

Retail Distribution Center

We lease a 130,000 square-foot distribution center in Schertz, Texas, that supplies over 570 of our convenience stores, provides us with improved inventory management, allows us to handle a greater product variety and supports the development and growth of our private label packaged goods and fresh food programs. Core-Mark operates our distribution center on our behalf under a management agreement. We own the distribution center’s improvements and inventory and pay a fee to Core-Mark for management of the center. We also pay Core-Mark a license fee for use of proprietary software necessary for operating the center.

IT Systems and Store Automation

All of our convenience stores use IT systems, including point-of-sale (“POS”) scanning, that are designed to improve operating efficiencies, streamline back office functions, provide corporate management with timely access to financial, human resource and marketing data, reduce convenience store level and corporate administrative expense and provide better control over cash and motor fuel and merchandise inventories. Our IT platform is highly scalable, which allows new convenience stores to be quickly integrated into our processes and system-wide reporting.

Our IT systems obtain detailed convenience store-level sales and volume data on a daily basis and generate gross margin, payroll and convenience store contribution data on a weekly basis. We utilize price scanning and POS technology in all of our convenience stores that primarily use a single platform, the VeriFone System, supported by on-site computers that are networked to our central server and back office. We analyze and manage our motor fuel pricing through automated fuel pricing software, which is integrated with the VeriFone system. TelaPoint software uses automated tank gauge information to enable us to monitor and coordinate motor fuel inventory management with our motor fuel supplier and transportation service providers. This product has allowed us to better control motor fuel inventory levels. Our systems also facilitate workforce management including employee on-boarding, status changes, labor modeling and labor allocation, employee scheduling, time reporting and associated approval workflows, all of which are handled electronically through proprietary software.

Our merchandise price book, scanning, motor fuel management, merchandise ordering and trend reports are supported by PDI Enterprise software. This system provides us with significant flexibility to continuously review and adjust our pricing and merchandising strategies, automates the traditional convenience store paperwork process, improves the speed and accuracy of category management and controls inventory. We hold a software license for PDI Enterprise software.

Data collected by the PDI Enterprise system is consolidated for financial reporting, data analysis and category management purposes through SAP, which is the enterprise system that Valero uses for payroll, fixed asset accounting, and financial reporting. We will have Transition Services Agreements with Valero that will allow us to continue using Valero’s SAP and several other sub-systems for up to 18 months after the separation. We anticipate having a cost effective and efficient replacement of SAP by that time.

Our IT network is kept up to date by investing capital each year, replacing end-of-life hardware and updating to the latest software versions. We also invest capital in critical system backup and redundancy, firewall, remote access security and virus and spam protection to ensure a high level of network security. We have business policies and processes around access controls, password expirations and file retention to ensure a high level of control within our IT network.

Supplier Arrangements

Merchandise Supply

We have strong relationships with merchandise suppliers resulting from our high volume purchases allowing us to negotiate preferable prices. Through our retail distribution center and private label products, we believe we have a strategic advantage over our peers in terms of product knowledge and pricing. We have an agreement with Core-Mark, which is a leading grocery and merchandise wholesale distributor, to provide us with merchandising expertise, purchasing power and efficient distribution services.

Motor Fuel Supply

We currently purchase branded motor fuel from Valero at market-based transfer prices. The transfer price formulas vary from terminal to terminal. The actual prices we pay typically change daily, based on market fluctuations. We take legal title to the motor fuel when we receive it at the rack, and payment is due upon delivery. We arrange for a third-party transportation provider to take delivery of the motor fuel at the rack and deliver it to the appropriate retail sites in our network.

Under the U.S. Fuel Supply Agreements, we will continue to purchase motor fuel from Valero at per-terminal market-based prices, but those price formulas will differ from those currently employed. Had those price formulas been effective as of January 1, 2012, our cost of sales would have increased by approximately $21 million for the year ended December 31, 2012. The U.S. Fuel Supply Agreements also differ from our current arrangement by providing for payment terms of “net 10” days instead of requiring same day payment. After one year, Valero can, at its sole discretion, reduce or eliminate these payment terms. The unaudited pro forma combined financial statements included elsewhere in this information statement reflect the new motor fuel pricing arrangements that will exist after the separation, but they do not give effect to the change in the payment terms because the impact of that change cannot be determined and would represent a financial projection.

Competition

The convenience store industry in the U.S. is highly competitive and marked by ease of entry and constant change in the number and type of retailers offering products and services of the type we sell in our convenience stores. We compete with other convenience store chains, independently owned convenience stores, motor fuel stations, supermarkets, drugstores, discount stores, dollar stores, club stores and hypermarkets. Over the past ten years, several non-traditional retailers, such as supermarkets, club stores and hypermarkets, have impacted the convenience store industry, particularly in the geographic areas in which we operate, by entering the motor fuel retail business. These non-traditional motor fuel retailers have captured a significant share of the retail motor fuel market, and we expect their market share will continue to grow. In addition, some large retailers and supermarkets are adjusting their store layouts and product prices in an attempt to appeal to convenience store customers. Major competitive factors include, among others, location, ease of access, product and service selection, motor fuel brands, pricing, customer service, store appearance, cleanliness and safety.

Trade Names, Service Marks and Trademarks

We sell motor fuel primarily under the Valero and Diamond Shamrock brands, which are trademarks of Valero. We also sell motor fuel under the Arco brand at six sites in California. The U.S. Fuel Supply Agreements that we will enter into with Valero in connection with the separation will contain customary language granting us the right to continue to use the Valero-owned trademarks throughout the terms of those agreements.

The Corner Store trademark and a number of other registered trademarks and service marks, including Fresh Choices, U Force, Cibolo Mountain and Flavors2Go, are used exclusively in the retail business and not in connection with any other businesses conducted by Valero. These trademarks will be licensed or transferred to us as part of the separation. We are not aware of any facts that would negatively affect our continuing use of any of the above trademarks, trade names or service trademarks.

Environmental Laws and Regulations

We are subject to extensive federal, state and local environmental laws and regulations, including those relating to USTs, the release or discharge of materials into the air, water and soil, waste management, pollution prevention measures, the generation, storage, handling, use, transportation and disposal of hazardous materials, the exposure of persons to hazardous materials, greenhouse gas emissions, and characteristics, composition, storage and sale of motor fuel and the health and safety of our employees. We incorporate by reference into this section our disclosures included in Note 9 under the caption “Environmental Matters“of Notes to Combined Financial Statements that accompany our audited combined financial statements included elsewhere in this information statement.

Sale of Regulated Products

In certain areas where our convenience stores are located, state or local laws limit the hours of operation for the sale of alcoholic beverages and restrict the sale of alcoholic beverages and cigarettes to persons younger than a certain age. State and local regulatory agencies have the authority to approve, revoke, suspend or deny applications for and renewals of permits and licenses relating to the sale of alcoholic beverages, as well as to issue fines to convenience stores for the improper sale of alcoholic beverages and cigarettes. Failure to comply with these laws may result in the loss of necessary licenses and the imposition of fines and penalties on us. Such a loss or imposition could have a material adverse effect on our business, liquidity and results of operations. In many states, retailers of alcoholic beverages have been held responsible for damages caused by intoxicated individuals who purchased alcoholic beverages from them. While the potential exposure for damage claims as a seller of alcoholic beverages and cigarettes is substantial, we have adopted procedures intended to minimize such exposure.

Federally mandated anti-money laundering regulations, specifically the USA PATRIOT Act, which amends the Bank Secrecy Act, dictate the rules and documentation requirements we follow for the sales of money orders. In addition, we are subject to random anti-money laundering compliance audits. We have an anti-money laundering compliance officer, who reviews all money order sales transactions to ensure compliance with federal regulations.

We also adhere to the rules governing lottery sales as determined by state lottery commissions in each state in which we make such sales.

Safety

We are subject to comprehensive federal, state and local safety laws and regulations. These regulations address issues ranging from facility design, equipment specific requirements, training, hazardous materials, record retention, self-inspection, equipment maintenance and other worker safety issues, including workplace violence. These regulatory requirements are fulfilled through health, environmental and safety programs.

Other Regulatory Matters

Our retail sites are subject to regulation by federal agencies and to licensing and regulations by state and local health, sanitation, safety, fire and other departments relating to the development and operation of retail sites, including regulations relating to zoning and building requirements and the preparation and sale of food. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new retail site in a particular area.

Our operations are also subject to federal and state laws governing such matters as wage rates, overtime, working conditions and citizenship requirements. At the federal level, there are proposals under consideration from time to time to increase minimum wage rates and to introduce a system of mandated health insurance, both of which could affect our results of operations.

Employees

As of December 31, 2012, we employed 8,789 persons in the U.S., of which approximately 66 percent were full-time employees. Approximately 95 percent of our employees work in our convenience stores and 5 percent work in our corporate or field offices. Our convenience stores typically employ an average of eight individuals, who are supervised by a single convenience store manager, and one to three assistant convenience store managers. Our field management staff consists of 101 area managers, each of whom is responsible for nine to ten convenience stores, and 13 zone managers, each of whom is responsible for approximately 70 to 90 convenience stores. Our business is seasonal, and as a result, the number of employees fluctuates from a high in the spring and summer to a low in the fall and winter. These employee numbers exclude general corporate overhead employees of Valero who are not fully dedicated to our operations.

Legal Proceedings

We incorporate by reference into this section our disclosures included in Note 9 under the caption “Litigation Matters” of Notes to Combined Financial Statements that accompany our audited combined financial statements included elsewhere in this information statement.

Retail–Canada

Overview of Operations

We are one of the largest independent retailers of motor fuel and convenience merchandise items in eastern Canada. We sell Ultramar-branded motor fuel, convenience merchandise items and other services through convenience stores operated predominantly under the Corner Store/Dépanneur du Coin names in six provinces in eastern Canada, with a significant concentration in Québec. We also sell Ultramar-branded motor fuel at filling stations and cardlocks in eastern Canada. Most of our retail sites are located in metropolitan areas where there are high concentrations of consumers and daily commuters. Of these retail sites, 319 are owned and 529 are leased under lease agreements that generally contain renewal options for periods ranging from five to ten years.

Our convenience stores carry a broad selection of immediately consumable and take-home items, including beverages, tobacco products, snacks, freshly prepared and pre-packaged foods (including sandwiches, salads, pastries and coffee), health and beauty products, motor oils and automotive products and general convenience merchandise items. At some of our retail sites, we offer a variety of additional products and services, such as car wash, lottery, air/water/vacuum services for motor vehicles and access to ATMs. We offer automated car wash services at 65 of our retail sites. We are a Subway® and Country Style® franchisee and currently provide these food offerings at 36 of our retail sites. Country Style is a registered trademark of MTY Tiki Ming Enterprises Inc.

Our Retail–Canada segment consists of the following operations:

•

261 convenience stores, of which 187 are owned and 74 are leased. We retain the gross margins on motor fuel sales, merchandise sales and services, and the retail sites are operated by company employees.

•

507 retail sites that are dealer/agent operated. At each of these retail sites, we retain title to the motor fuel inventory and sell it directly to our customers; therefore, we manage motor fuel pricing and retain the gross margin on motor fuel sales. We provide a commission to the dealer or agent to operate the retail site. These retail sites consist of the following:

•	403 filling stations, where each retail site is typically owned and operated by an independent dealer, and

•	104 filling stations, where each retail site is owned by us but operated by an independent agent.

•	80 cardlocks, where the site is owned or leased by us. We retain the gross margin on motor fuel sales at these retail sites.

•

We also supply Ultramar-branded heating oil to residential customers and Ultramar-branded heating oil and motor fuel to small commercial customers. Operating revenues from these sales were less than 9 percent of Retail–Canada’s operating revenues for the year ended December 31, 2012.

During the three years ended December 31, 2012, our Retail–Canada segment sold 1.0 billion gallons, 1.1 billion gallons and 1.1 billion gallons, respectively, of branded motor fuel purchased primarily from Valero.

Industry Trends

We operate within the Canadian gas and convenience store industry. The industry in which our Retail–Canada segment operates is highly fragmented. We believe we will continue to benefit from several key industry trends and characteristics, including:

•

increasing size of supermarkets and large format hypermarkets, driving consumers to small box retailers, such as convenience stores, to meet their demand for speed and convenience in daily shopping needs;

•	continuing shift of consumer food and general merchandise purchases away from traditional supermarkets to convenience stores, hypermarkets and drug stores;

•	changing consumer demographics and eating patterns resulting in more food consumed away from home;

•	highly fragmented nature of the industry providing larger chain operators with significant scale advantage; and

•	continued opportunities to compete more effectively and grow through acquisitions as a result of continued industry consolidation.

Properties

As of December 31, 2012, we owned 319 of our retail sites and leased the real property of the remaining 529 retail sites. We believe that we will be able to negotiate acceptable extensions of the lease agreements for those retail sites that we intend to continue operating. Our operations consisted of 848 retail sites, which includes 261 convenience stores. Our convenience store buildings average 1,700 square feet.

The following table provides the number and type of our retail sites by region as of December 31, 2012:

Province	Convenience Stores	Filling Stations	Cardlock	Total
Québec	171	326	45	542
Ontario	16	88	18	122
Maritimes (a)	51	53	12	116
Newfoundland and Labrador	23	40	5	68

Total	261	507	80	848

(a)	Includes the provinces of Nova Scotia, New Brunswick and Prince Edward Island.

The following table provides a history of retail sites opened (reflected as NTIs below) and closed, divested or de-branded for the last three years:

	Year Ended December 31,
	2012	2011	2010
Number at beginning of period	873	895	907
NTIs and new dealers	16	19	24
Closed, divested or de-branded (a)	(41)	(41)	(36)

Number at end of period	848	873	895

(a)	“De-branded” is a term we use to refer to filling stations where we choose not to renew our relationship with the dealers/agents who operate those retail sites.

We intend to sublease approximately 49,000 square feet of office space in Montreal, Québec from Valero to support our Retail–Canada operations.

IT Systems and Store Automation

All of our company operated convenience stores use IT systems, including POS scanning, that are designed to improve operating efficiencies, streamline back office functions, provide corporate management with timely access to financial, human resource and marketing data, reduce convenience store level and corporate administrative expense and provide better control over cash, motor fuel and merchandise inventories. Our IT platform is highly scalable, which allows new retail sites to be quickly integrated into our processes and system-wide reporting.

Our information systems obtain detailed retail site-level sales and volume data on a daily basis and generate gross margin, payroll and convenience store contribution data on a weekly basis. At our company operated convenience stores, we utilize price scanning and POS technology that is consolidated on a single platform, the Bt9000 System from Bulloch technologies, supported by on-site computers that are networked to our central server and back office. We support two POS options for filling stations and certain retail sites, the Bt9000 and the SIR system. In addition, a small number of non-consignee dealer sites utilize a VX570 terminal for credit acceptance. We analyze and manage our motor fuel pricing through an in-house application named Price Information Center. Motor fuel mass price changes are pushed to retail sites by Somum Solutions, an automated call system. Our systems also facilitate workforce management including employee on-boarding, status changes, employee scheduling, time reporting and associated approval workflows, all of which is handled electronically through proprietary software that is integrated with SAP.

All convenience store level, back office, accounting functions, including our merchandise price book, scanning, motor fuel management, merchandise ordering and trend reports, are supported by PDI Enterprise software. This system provides us with significant flexibility to continuously review and adjust our pricing, merchandising strategies and price book, automates the traditional convenience store paperwork process and improves the speed and accuracy of category management and inventory control. We hold the software license for PDI Enterprise software. Data collected by the PDI Enterprise system are consolidated for financial reporting, data analysis and category management purposes through SAP, which is the enterprise system that we use for fixed asset accounting and reporting. We will have Transition Services Agreements with Valero that will allow us to continue using Valero’s SAP and several other sub-systems for up to 18 months after the separation.

Our network is kept up to date by investing capital each year, replacing end-of-life hardware and updating to the latest software versions. We also invest capital in critical system backup and redundancy, firewall, remote access security and virus and spam protection to ensure a high level of network security. We have business policies and processes around access controls, password expirations and file retention to ensure a high level of control within our network.

Supplier Arrangements

Merchandise Supply

We have strong relationships with merchandise suppliers resulting from our high purchase volumes allowing us to negotiate preferable prices. We have an agreement with Sobeys, which is a leading grocery wholesale distributor in eastern Canada, to provide us with merchandising expertise, purchasing power and efficient distribution services.

Motor Fuel Supply

We purchase branded motor fuel from Valero primarily under the Ultramar brand at market-based transfer prices. The transfer price formulas vary from terminal to terminal. The actual prices we pay typically change daily, based on market fluctuations. We take legal title to the motor fuel when we receive it at the rack, and payment is due upon delivery. We arrange for a third-party transportation provider to take delivery of the motor fuel at the rack and deliver it to the appropriate retail sites in our network.

Under the Petroleum Product Supply Agreement, we will continue to purchase motor fuel from Valero at per-terminal market-based prices, but those price formulas will differ from those currently employed. Had those price formulas been effective as of January 1, 2012, our cost of sales would have increased by approximately $11 million for the year ended December 31, 2012. The Petroleum Product Supply Agreement also will differ from our current arrangement by providing for payment terms of “net 10” days instead of requiring same day payment. After one year, Valero can, at its sole discretion, reduce or eliminate these payment terms. The unaudited pro forma combined financial statements included elsewhere in this information statement reflect the new motor fuel pricing arrangements that will exist after the separation, but they do not give effect to the change in the payment terms because the impact of that change cannot be determined and would represent a financial projection.

Competition

The convenience store industry is highly competitive and marked by ease of entry and constant change in the number and type of retailers offering products and services of the type we sell in our convenience stores and other retail sites. We compete with other convenience store chains, independently owned convenience stores, motor fuel stations, supermarkets, drugstores, discount stores, dollar stores, club stores and hypermarkets. Over the past ten years, several non-traditional retailers, such as supermarkets, club stores and hypermarkets, have impacted the convenience store industry, particularly in the geographic areas in which we operate, by entering the motor fuel retail business. These non-traditional motor fuel retailers have captured a significant share of the retail motor fuel market, and we expect their market share will continue to grow. In addition, some large retailers and supermarkets are adjusting their store layouts and product prices in an attempt to appeal to convenience store customers. Major competitive factors include, among others, location, ease of access, product and service selection, motor fuel brands, pricing, customer service, store appearance, cleanliness and safety.

Trade Names, Service Marks and Trademarks

We sell motor fuel under the Ultramar brand, which is a trademark of Valero. The Corner Store and Dépanneur du Coin trademarks and trade names are used exclusively in the retail business and not in connection with any other business conducted by Valero. These trademarks and trade names will be licensed or transferred to us as a part of the separation. We are not aware of any facts that would negatively affect our continuing use of any of the above trademarks, trade names or service marks.

Environmental Laws and Regulations

We are subject to extensive federal, provincial and local environmental laws and regulations, including those relating to USTs, the release or discharge of materials into the air, water and soil, waste management, pollution prevention measures, the generation, storage, handling, use, transportation and disposal of hazardous materials, the exposure of persons to hazardous materials, greenhouse gas emissions and characteristics, composition, storage and sale of motor fuel and the health and safety of our employees. We incorporate by reference into this section our disclosures included in Note 9 under the caption “Environmental Matters” of Notes to Combined Financial Statements that accompany our audited combined financial statements included elsewhere in this information statement.

Sale of Regulated Products

Our activities require certain government permits and licenses, in particular pertaining to the sale of alcoholic beverages, tobacco and lottery tickets and as a distributor of heating oil. Our retail sites are concentrated in Québec and the eastern Canadian provinces, which have certain governmental regulations on motor fuel pricing. Moreover, we sell certain products subject to price regulation in certain provinces, such as milk, beer and wine. In addition, in some instances, provincial or local laws limit the hours of operation for the sale of alcoholic beverages and restrict the sale of alcoholic beverages, cigarettes and lottery tickets to persons younger than a certain age. Provincial and local regulatory agencies have the authority to approve, revoke, suspend or deny applications for and renewals of permits and licenses relating to the sale of alcoholic beverages, as well as to issue fines to convenience stores for the improper sale of alcoholic beverages, cigarettes and lottery tickets. Failure to comply with these laws may result in the loss of necessary licenses and the imposition of fines and penalties on us. Such a loss or imposition could have a material adverse effect on our business, liquidity and results of operations.

Safety

We are subject to provincial and local safety laws and regulations. These regulations address issues such as facility design, equipment specific requirements, training, hazardous materials, record retention, self-inspection, equipment maintenance, inspection of heating oil installations and other health and safety issues. These regulatory requirements are fulfilled through health, environmental and safety programs.

Other Regulatory Matters

Our retail sites are subject to regulation by provincial and/or local agencies related to health, sanitation, safety and fire. Our retail sites are further regulated by other departments relating to the development and operation of retail sites, including regulations relating to zoning and building requirements and the preparation and sale of food. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new retail site in a particular area.

Our operations are also subject to provincial laws governing such matters as wage rates, overtime and working conditions. In each province where we operate, there are proposals under consideration from time to time to increase minimum wage rates which could have an impact on our results of operations.

Employees

As of December 31, 2012, we employed 2,851 persons in Canada, of which approximately 43 percent were full-time employees. Approximately 87 percent of our employees work in our convenience stores and 13 percent work in our field or administrative offices. Our convenience stores typically employ an average of eight to fifteen individuals, who are supervised by a single convenience store manager, and one to three assistant convenience store managers. Our field management staff consists of 23 area managers, each of whom is responsible for eight to 12 convenience stores, and three zone managers, each of whom is responsible for approximately 80 to 90 convenience stores. These employee numbers exclude overhead employees of Valero who are not fully dedicated to our operations.

Legal Proceedings

We incorporate by reference into this section our disclosures included in Note 9 under the caption “Litigation Matters” of Notes to Combined Financial Statements that accompany our audited combined financial statements included elsewhere in this information statement.

DIVIDEND POLICY

After the distribution, we expect to pay regular cash dividends, though the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, cash flows, capital requirements of our business, covenants associated with certain debt obligations, legal requirements, regulatory constraints, industry practice and other factors the Board of Directors deems relevant. We are a holding company and have no direct operations. As a result, we will be able to pay dividends on our common stock only from available cash on hand and distributions received from our subsidiaries. Our indebtedness could also restrict our ability to pay dividends. There can be no assurance we will pay any dividend or that we will continue to pay any dividend even if we commence the payment of dividends. See “Risk Factors—Risks Relating to Our Common Stock—We cannot assure you that we will pay dividends on our common stock” included elsewhere in this information statement.

CAPITALIZATION

The following table sets forth (i) our historical capitalization as of December 31, 2012 and (ii) our adjusted capitalization assuming the separation and the distribution and the related transactions described in this information statement, including the incurrence of approximately $1.05 billion of debt, were effective December 31, 2012. The table should be read in conjunction with the audited combined financial statements and accompanying notes, the unaudited pro forma combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement.

We are providing the capitalization table below for information purposes only. The capitalization table below may not reflect the capitalization or financial condition that would have resulted had we been operating as a separate, independent entity on December 31, 2012 and is not necessarily indicative of our future capitalization or financial condition.

The amounts in the following table are presented in millions.

	December 31, 2012
	Actual	As Adjusted
Debt outstanding:
Current portion of long-term debt and capital lease obligations	$1	$26
Debt and capital lease obligations, less current portion	4	1,029

Total debt and capital lease obligations	5	1,055

Net investment / stockholders’ equity:
Common stock, at par value	—	1
Additional paid-in capital	—	304
Accumulated other comprehensive income	165	165
Net parent investment	1,082	—

Total net investment / stockholders’ equity	1,247	470

Total capitalization	$1,252	$1,525

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Overview

The following unaudited pro forma combined financial statements of CST (the “pro forma financial statements”) have been derived from our historical combined financial statements included elsewhere in this information statement. While the historical combined financial statements reflect the past financial results of Valero’s retail business, these pro forma financial statements give effect to:

•

the separation of the assets (including the equity interests of certain subsidiaries) and liabilities related to Valero’s retail business from Valero and the transfer of those assets (including the equity interests of certain subsidiaries) and liabilities to CST;

•	the issuance of 100 percent of our common stock to Valero upon the separation of Valero’s retail business;

•	the issuance of $1.05 billion of new debt, which includes the issuance of debt to Valero, which is $550 million for purposes of these pro forma financial statements;

•	a cash distribution to Valero, which is $500 million for purposes of these pro forma financial statements; and

•	the recording of the income tax effects of the separation and the distribution.

Agreements Between Us and Valero Giving Rise to Pro Forma Adjustments

The agreements identified in the table below between us and Valero give rise to pro forma adjustments. These agreements are complete and the forms of these agreements have been filed as exhibits to the registration statement of which this information statement is a part. These agreements will be executed after effectiveness of the registration statement, but in all events prior to, and likely immediately prior to, the completion of the separation and the distribution. We will file the executed versions of these agreements as exhibits to a Current Report on Form 8-K.

Footnote Reference	Description of Pro Forma Adjustment	Related Agreement	Status

(b) (e)	Indemnification receivable from Valero for self-insurance obligations and certain legal matters	Separation and Distribution Agreement	Complete – Awaiting execution

(i)	Increase in cost of motor fuel purchased from Valero in the United States	U.S. Fuel Supply Agreements	Complete – Awaiting execution

(i)	Increase in cost of motor fuel purchased from Valero in Canada	Petroleum Product Supply Agreement	Complete – Awaiting execution

Debt Agreements Giving Rise to Pro Forma Adjustments

The debt agreements described under “Description of Financing Transactions and Certain Indebtedness” included elsewhere in this information statement also give rise to pro forma adjustments, which are shown in the table below.

Footnote Reference	Description of Pro Forma Adjustment
(a) (f)	Incurrence of $1.05 billion of new long-term debt

(a) (e)	Debt issuance costs

(j)	Interest expense resulting from new debt

The debt agreements giving rise to the above pro forma adjustments include a credit agreement relating to our $800 million senior secured credit facilities (consisting of a $500 million term loan and a revolving credit facility with a borrowing capacity of up to $300 million) and an indenture relating to our expected $550 million of senior unsecured bonds. We have entered into the credit agreement relating to our senior secured credit facilities, and it has been filed as an exhibit to the registration statement of which this information statement is a part. We do not expect to execute the senior unsecured bond indenture prior to effectiveness of the registration statement of which this information statement is a part and instead expect to execute it sometime after effectiveness. The estimated interest rate of the bonds that formed the basis of the relevant pro forma adjustments has been determined in consultation with our external financial advisers and is based upon market rates for similar bonds with ratings from recognized rating agencies similar to those we expect to receive for our bonds. The other expected terms of the bonds that formed the basis of the relevant pro forma adjustments have also been substantially determined, and we do not expect that the terms of the final executed indenture will differ from the expected terms and conditions that formed the basis of the applicable pro forma adjustments in a manner that would materially affect the pro forma financial statements presented in this information statement. The final indenture will be included as an exhibit to a Current Report on Form 8-K that we will file promptly following its execution.

Other Matters

The pro forma financial statements do not reflect all of the costs of operating as a stand-alone company, including possible higher IT, tax, accounting, treasury, legal, investor relations, insurance and other similar expenses associated with operating as a stand-alone company. Only costs that management has determined to be factually supportable and recurring are included as pro forma adjustments. Incremental costs and expenses associated with operating as a stand-alone company, which are not reflected in the accompanying pro forma financial statements, are estimated to be in the range of approximately $15 million to $20 million before-tax annually.

Our historical combined financial statements included elsewhere in this information statement include intercompany charges for administrative office rent, claims management services and corporate shared services. After the separation and the distribution, we will have office lease agreements and a claims service agreement with Valero, and certain administrative corporate services will be provided by Valero under transition services agreements. These agreements are more fully described under “Certain Relationships and Related Party Transactions—Agreements Between Us and Valero” included elsewhere in this information statement. The annual charges under these agreements will be comparable to the intercompany amounts currently charged by Valero. Therefore, no pro forma adjustments have been made related to these agreements.

Subject to the terms of the Separation and Distribution Agreement, Valero will generally pay all nonrecurring third-party costs and expenses related to the separation. Such nonrecurring amounts will include costs to separate and/or duplicate IT systems in connection with services to be provided by Valero under the Transition Services Agreements, investment banker fees, outside legal and accounting fees and similar costs. After the separation, subject to the terms of the Separation and Distribution Agreement, all costs and expenses related to ongoing support of a stand-alone company (including those related to IT infrastructure capital costs necessary to operate as a stand-alone company subsequent to the termination of the Transition Services Agreements) will be our responsibility. Nonrecurring capital costs associated with the IT infrastructure, which we expect to be reflected in our financial statements within one year after the separation, are estimated to be approximately $30 million.

For additional information regarding the matters discussed above, see “Risk Factors—Risks Relating to the Separation and the Distribution” included elsewhere in this information statement.

In connection with the separation and the distribution, Valero will accelerate the vesting of all of its restricted stock awards held by our employees on or prior to the record date. As a result, we will be charged for the remaining unrecognized stock-based compensation related to those awards at that time, which we believe will be approximately $2 million. This amount has not been reflected as an adjustment to the unaudited pro forma combined statements of income for the year ended December 31, 2012 because it is a nonrecurring item that results directly from the separation and the distribution. This amount has no net impact to the unaudited pro forma combined balance sheet as of December 31, 2012 because it represents an allocated charge from Valero and the resulting liability to Valero is considered a component of net parent investment.

Our cash balance is subject to working capital adjustments immediately preceding the separation and the distribution. The pro forma financial statements do not reflect any impact of those adjustments because such amounts at the separation date are not currently determinable and would represent a financial projection. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Other Matters Impacting Liquidity and Capital Resources—Working Capital Adjustments to Be Made in Connection With the Separation and the Distribution” included elsewhere in this information statement.

The unaudited pro forma combined balance sheet as of December 31, 2012 has been prepared as though the separation occurred on December 31, 2012. The unaudited pro forma combined statement of income for the year ended December 31, 2012 has been prepared as though the separation occurred on January 1, 2012. The pro forma financial statements are provided for illustrative purposes only and do not reflect what our financial position and results of operations would have been had the separation occurred on the dates indicated. In addition, they are not necessarily indicative of our future financial position and future results of operations.

The pro forma financial statements should be read in conjunction with our historical combined financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement. The pro forma financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this information statement.

CST BRANDS, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

DECEMBER 31, 2012

(Millions of Dollars)

	As Reported	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash	$61	$(16	)(a)	$45
Receivables, net	134	4	(b)	138
Inventories	168	—		168
Deferred income taxes	13	(9	)(c)	4
Prepaid expenses and other	8	—		8

Total current assets	384	(21)		363

Property and equipment, at cost	1,863	—		1,863
Accumulated depreciation	(587)	—		(587)

Property and equipment, net	1,276	—		1,276

Intangible assets, net	41	—		41
Deferred income taxes	—	192	(d)	192
Deferred charges and other assets, net	8	29	(e)	37

Total assets	$1,709	$200		$1,909

LIABILITIES AND NET INVESTMENT / STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt and capital lease obligations	$1	$25	(f)	$26
Accounts payable	95	—		95
Accrued expenses	40	—		40
Taxes other than income taxes	92	—		92

Total current liabilities	228	25		253

Debt and capital lease obligations, less current portion	4	1,025	(f)	1,029

Deferred income taxes	123	(73	)(c)	50

Other long-term liabilities	107	—		107

Commitments and contingencies
Net investment / stockholders’ equity:
Common stock	—	1	(g)	1
Additional paid-in capital	—	304	(h)	304
Accumulated other comprehensive income	165	—		165
Net parent investment	1,082	(1,082	)(h)	—

Total net investment / stockholders’ equity	1,247	(777)		470

Total liabilities and net investment / stockholders’ equity	$1,709	$200		$1,909

See Notes to Unaudited Pro Forma Combined Financial Statements.

CST BRANDS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2012

(Millions of Dollars, Except per Share Amounts)

	As Reported	Pro Forma Adjustments		Pro Forma
Operating revenues	$13,135	$—		$13,135

Costs and expenses:
Cost of sales	12,000	32	(i)	12,032
Operating expenses	644	—		644
General and administrative expenses	61	—		61
Depreciation, amortization and accretion expense	115	—		115
Asset impairment loss	—	—		—

Total costs and expenses	12,820	32		12,852

Operating income	315	(32)		283
Other income, net	1	—		1
Interest and debt expense	(1)	(42	)(j)	(43)

Income before income tax expense	315	(74)		241
Income tax expense	105	(25	)(k)	80

Net income	$210	$(49)		$161

Pro forma earnings per common share				$2.12	(l)
Pro forma weighted-average common shares outstanding (in millions)				76	(l)

See Notes to Unaudited Pro Forma Combined Financial Statements.

CST BRANDS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a)	This adjustment represents the net impact to cash, resulting from the following (in millions):

Cash received from the issuance of debt (see Note (f))	$500
Cash paid to Valero (see Note (f))	(500)
Cash paid for debt issuance costs (see Note (e))	(16)

Cash pro forma adjustment	$(16)

(b)	This adjustment reflects the recognition by us of the current portion of a receivable from Valero in connection with Valero’s agreement to indemnify us for self-insurance obligations and certain legal matters that we incurred up to and including the distribution date. See Note (e) for the long-term portion of this receivable.

(c)	The adjustments to deferred income tax assets and liabilities represent the realization of our net deferred tax liability resulting from the separation and the distribution of the assets (including the equity interests of certain Valero subsidiaries) and liabilities associated with Valero’s retail business from Valero and the transfer of those assets (including the equity interests of certain Valero subsidiaries) and liabilities to us as follows (in millions):

Deferred income tax liabilities:
U.S.	$(60)
Canada	(13)

Deferred income taxes pro forma adjustment	(73)
Deferred income tax asset (Canada) pro forma adjustment	9

Net deferred income tax liability paid by Valero (see Note (h))	$(64)

Upon the distribution, the tax basis of certain of our U.S. assets related to certain historical intercompany transactions between Valero and us will be stepped up, but the historical book basis of these assets will not be stepped up because the distribution represents a transaction with Valero’s stockholders. Therefore, the U.S. adjustment represents the realization by us and the payment by Valero of a portion of our U.S. deferred income tax liabilities. In Canada, the separation of the assets (including the equity interests of a certain Valero subsidiary) and liabilities of Valero’s Canadian retail business and transfer of those assets (including the equity interests of a certain Valero subsidiary) and liabilities to our Canadian subsidiary is a taxable event. Therefore, the Canadian adjustments reflect the realization by us and the payment by Valero of our Canadian net deferred tax liability. These tax amounts are based on the estimated fair value of Valero’s retail business as determined by an independent appraiser.

(d)

As described in Note (c), the separation of the assets (including the equity interests of a certain Valero subsidiary) and liabilities of Valero’s Canadian retail business and transfer of those assets (including the equity interests of a certain Valero subsidiary) and liabilities to our Canadian subsidiary is a taxable event in Canada, and as a result, the tax basis of those assets (including the equity interests of a certain Valero subsidiary) and liabilities will be stepped up to their fair values upon the separation. The historical book basis of those assets (including the equity interests of a certain Valero subsidiary) and liabilities, however, will not be stepped up because they are wholly owned by Valero and will be transferred within the Valero consolidated group. This adjustment, therefore, represents the deferred tax asset of $192 million that we will recognize as a result of the step-up in the tax basis of those assets and liabilities. In addition, upon the separation, we will incur income taxes of $114 million, which will be paid by Valero (see Note (h)), and we will recognize a deferred income tax benefit of $78 million. Because the deferred tax benefit is a nonrecurring item that results directly from the separation, it has been excluded from pro forma income. However, the deferred tax benefit is a component of the deferred tax asset of $192 million and is therefore reflected as an adjustment to additional paid-in capital in Note (h). These tax amounts are based on the estimated fair value of Valero’s Canadian retail business as determined by an independent appraiser.

(e)	This adjustment represents estimated costs and expenses that we will incur related to obtaining new debt, which is described in Note (f), and the recognition of the long-term portion of the indemnification receivable from Valero, which is described in Note (b), as follows (in millions):

$550 million senior unsecured bonds	$11
$800 million senior secured credit facilities	5
Long-term receivable from Valero	13

Deferred charges and other assets pro forma adjustment	$29

The debt issuance costs will be amortized over the term of the related debt, which is a weighted-average of 7.6 years.

(f)	We will incur an aggregate of $1.05 billion of new long-term debt that will consist of the following (in millions):

5.5% senior unsecured bonds	$550
Term loan facility, with an interest rate of 1.96% (LIBOR plus 1.75% as of December 31, 2012)	500

Total debt	1,050
Less current portion pro forma adjustment	(25)

Debt, less current portion pro forma adjustment	$1,025

We will transfer the cash proceeds of the term loan facility to Valero and issue the senior unsecured bonds to Valero in connection with the separation of the assets (including the equity interests of certain Valero subsidiaries) and liabilities of Valero’s retail business from Valero and the transfer of those assets (including the equity interests of certain Valero subsidiaries) and liabilities to us. Valero will transfer our senior unsecured bonds to exchange counterparties to satisfy certain of Valero’s then-outstanding debt obligations. As a result of these financing transactions, we will incur total indebtedness of $1.05 billion for which we will not retain any cash following the separation.

We will be required to make quarterly principal payments on the term loan in accordance with an amortization schedule, and this adjustment includes the principal we will be required to repay within the first year following the distribution date. For more information on the indebtedness, see “Description of Financing Transactions and Certain Indebtedness” included elsewhere in this information statement.

(g)	This adjustment reflects the issuance by us of our common stock, par value of $0.01 per share, upon the separation of Valero’s retail business. At the distribution date, Valero will distribute 80 percent of our shares of common stock to its stockholders and retain 20 percent of our shares of common stock.

(h)	This adjustment represents the elimination of the net parent investment of Valero and adjustments to additional paid-in capital resulting from the following (in millions):

Reclassification of Valero’s net parent investment	$1,082
Cash distribution to Valero (see Notes (a) and (f))	(500)
Issuance of debt obligation to Valero (see Note (f))	(550)
Recognition of receivable from Valero (see Notes (b) and (e))	17
Tax liabilities paid by Valero (see Notes (c) and (d))	178
Recognition of deferred tax benefit (see Note (d))	78

Total net investment / stockholders’ equity	305
Common stock, $0.01 par value (see Note (g))	(1)

Total additional paid-in capital	$304

(i)	This adjustment represents the increase to our cost of sales related to the increase in the cost of motor fuel purchased from Valero. Provisions included in the U.S. Fuel Supply Agreements and the Petroleum Product Supply Agreement that we will enter into with Valero in connection with the separation will increase the price per gallon of motor fuel we purchase from Valero. This pro forma adjustment is calculated by applying the price increase to the actual volumes purchased from Valero during the year ended December 31, 2012.

(j)	This adjustment represents interest expense resulting from the incurrence of $1.05 billion of new debt in connection with the separation, as follows (in millions):

Interest expense on $1.05 billion of new debt (see Note (f))	$40
Loan fees and amortization of debt issuance costs	2

Total pro forma adjustment to interest expense	$42

Interest expense includes amortization of debt issuance costs and credit facility fees, which are amortized over the term of the associated bonds and credit facilities. Actual interest expense may be higher or lower depending on fluctuations in interest rates. A one-eighth percentage change in interest rates would result in a $1 million change in annual interest expense.

(k)	This adjustment represents the net impact to income tax expense of the pro forma adjustments using our effective tax rate of 33.3 percent for the year ended December 31, 2012. Our effective tax rate could be different (either higher or lower) depending on activities subsequent to the separation.

(l)	Earnings per share was calculated based on Valero’s weighted average shares outstanding for the year ended December 31, 2012 (excluding non-vested restricted stock awards that will not participate in the distribution), adjusted for the distribution ratio of one share of our common stock for every nine shares of Valero common stock outstanding. Immediately after the distribution, Valero will own 20 percent of our common stock. Pro forma earnings per share–assuming dilution is not presented because dilutive securities of Valero held by our employees on the distribution date will not convert into our securities.

SELECTED COMBINED FINANCIAL DATA

The following selected financial data reflect the combined operations of CST. We derived the selected combined income statement data for the years ended December 31, 2012, 2011 and 2010 and the selected combined balance sheet data as of December 31, 2012 and 2011, from the audited combined financial statements of CST, which are included elsewhere in this information statement. We derived the combined balance sheet data as of December 31, 2010 and 2009, from the audited combined financial statements of CST, which are not included in this information statement.We derived the selected combined income statement data for the years ended December 31, 2009 and 2008, and the selected balance sheet data as of December 31, 2008, from the unaudited combined financial statements of CST, which are not included in this information statement.

To ensure a full understanding, you should read the selected combined financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited combined financial statements and accompanying notes included elsewhere in this information statement.

The financial data below are presented in millions.

	Year Ended December 31,
	2012	2011	2010	2009	2008
Operating revenues	$13,135	$12,863	$10,371	$8,780	$11,531
Operating income	315	317	289	222	344
Net income	210	214	193	146	225
Total assets	1,709	1,691	1,621	1,581	1,569
Capital lease obligations, less current portion	4	5	5	6	2
Net investment	1,247	1,249	1,193	1,197	1,207

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Management’s discussion and analysis is the analysis of our financial performance and it includes a discussion of significant trends that may affect our future performance. It should be read in conjunction with the audited combined financial statements and accompanying notes included elsewhere in this information statement. It contains forward-looking statements, including, without limitation, statements relating to our plans, strategies, objectives, expectations and intentions. The words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions identify forward-looking statements. We do not undertake to update, revise or correct any of the forward-looking information unless required to do so under the federal securities laws. Readers are cautioned that such forward-looking statements should be read in conjunction with our disclosures under “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this information statement.

Management’s discussion and analysis is organized as follows:

•

Executive Overview—This section provides an overview of the separation of CST from Valero, the basis of presentation with respect to the amounts presented in the discussion of our results of operations, a description of our business segments, an overview of our results of operations and the outlook for our business. This section also provides an overview of our historical liquidity and our expectations about our future liquidity.

•

Results of Operations—This section provides an analysis of our results of operations, including the results of operations of our two business segments, for the years ended December 31, 2012, 2011 and 2010.

•

Liquidity and Capital Resources—This section provides a discussion of our financial condition and cash flows for the years ended December 31, 2012, 2011 and 2010. It also includes a discussion of how the separation is expected to affect our capital resources.

•	New Accounting Policies—This section describes new accounting pronouncements that we have already adopted and those that we are required to adopt in the future.

•

Critical Accounting Policies Involving Critical Accounting Estimates—This section describes the accounting policies and estimates that we consider most important for our business and that require significant judgment.

Executive Overview

Overview of the Separation from Valero

On July 31, 2012, Valero announced its intention to pursue the separation of its retail business from its other businesses and create a stand-alone, publicly traded corporation. This separation will be completed in accordance with a Separation and Distribution Agreement between Valero and CST. On the basis that the distribution, together with certain related transactions, qualifies as a reorganization for U.S. federal income tax purposes, in general, we expect, for U.S. federal income tax purposes, that no gain or loss will be recognized by U.S. holders of Valero common stock, and no amount will be included in their income, upon their receipt of shares of CST common stock in the distribution, except with respect to any cash received in lieu of fractional shares. However, the transfer of assets (including the equity interests of certain Valero subsidiaries) and liabilities associated with Valero’s retail business in the U.S. will result in the recognition of certain historical intercompany transactions for which Valero will pay taxes, and the distribution of assets (including the equity interests of a certain Valero subsidiary) and liabilities associated with Valero’s retail business in Canada will be taxable for Canadian income tax purposes. Valero will distribute, on a pro rata basis, 80 percent of the shares of CST common stock to Valero stockholders as of the record date for the distribution. Upon completion of the separation, Valero and CST will each be separate, publicly traded companies and have separate management. For additional information, see “The Separation and the Distribution” included elsewhere in this information statement.

The Significance of Crude Oil Prices on Our Revenues and Cost of Sales

Wholesale motor fuel prices are highly correlated to the price of crude oil. The crude oil commodity markets are highly volatile, and the market prices of crude oil, and correspondingly the market prices of wholesale motor fuel, experience significant and rapid fluctuations. We attempt to pass along wholesale motor fuel price changes to our customers through retail price changes; however, we are not always able to do so immediately. The timing of any related increase or decrease in retail prices is affected by geographic competitive conditions. As such, the prices we charge our customers for motor fuel and the margin we receive on our motor fuel sales can increase or decrease significantly and rapidly over short periods of time. It has been our experience, however, that, over time, motor fuel margins are less affected by crude oil and wholesale motor fuel prices as we and our competitors successfully pass along wholesale motor fuel price changes to consumers.

Both crude oil and wholesale motor fuel prices increased significantly during 2011 compared to 2010. As an example, benchmark West Texas Intermediate (“WTI”) crude oil averaged $94.87 per barrel during 2011, an increase of 19 percent over the $79.40 average price per barrel during 2010. Correspondingly, benchmark U.S. Gulf Coast wholesale motor fuel prices averaged $2.75 per gallon during 2011, an increase of 34 percent over the $2.05 average price per gallon during 2010. However, average WTI crude oil prices in 2012 were slightly lower than 2011, averaging $94.11 per barrel, or a decrease of 1 percent. As a result, 2012 did not experience the significant increase in wholesale motor fuel prices as experienced in 2011, with the average benchmark U.S. Gulf Coast wholesale motor fuel price in 2012 increasing 2 percent over the average price in 2011. Changes in our average motor fuel selling price per gallon over the three year period ended December 31, 2012 are comparable to the changes in wholesale motor fuel prices over the same period. Variations in our reported revenues and cost of sales are, therefore, substantially related to the price of crude oil and wholesale motor fuel prices and generally not as a result of changes in motor fuel sales volumes, unless otherwise indicated and discussed.

See “Risk Factors—Risks Relating to Our Industry and Our Business—Volatility in crude oil and wholesale motor fuel costs, and seasonality in those costs and seasonality in motor fuel sales affect our operating results and cash flows.”

Basis of Presentation

The audited combined financial statements of CST included elsewhere in this information statement were prepared in connection with the separation and reflect the combined historical results of operations, financial position and cash flows of Valero’s retail business, including an allocable portion of corporate costs. Although the legal transfer of the retail business of Valero into CST has yet to take place, for ease of reference, these combined financial statements are collectively referred to as those of CST.

The combined financial statements are presented as if Valero’s retail business in the U.S. and Canada had been combined for all periods presented. The assets and liabilities in the combined financial statements have been reflected on a historical cost basis, as immediately prior to the separation all of the assets and liabilities presented are wholly owned by Valero and are being transferred within the Valero consolidated group. The combined statements of income also include expense allocations for certain corporate functions historically performed by Valero and not allocated to its retail business, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal and IT. These allocations are based primarily on specific identification of time and/or activities associated with CST, employee headcount or capital expenditures. We believe the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses from Valero, are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred had we operated as a stand-alone company during the periods presented and may not reflect our combined results of operations, financial position and cash flows had we operated as a stand-alone company during the periods presented. Actual costs that would have been incurred if we had operated as a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including IT and related infrastructure.

Business Segments

Our business is organized into two operating segments: Retail–U.S. and Retail–Canada. Operating segments were determined based on geographic criteria, with each geographic area having separate gross margins, country specific regulatory environments and location-specific supply and demand characteristics. The following provides an overview of our segments; however, for more information about our business segments, see “Business and Properties” included elsewhere in this information statement.

Retail–U.S.

We operate convenience stores and are one of the largest independent retailers of motor fuel and convenience merchandise items in the U.S. As of December 31, 2012, we had 1,032 convenience stores located predominantly in the southwestern U.S. and Colorado. We operate as a retail distributor of motor fuel that we purchase from Valero, and we primarily market motor fuel under the Valero and Diamond Shamrock brands. Subsequent to the separation and the distribution, we will be Valero’s largest retail distributor of motor fuel in the U.S.

The prices we pay for the motor fuel we purchase from Valero are based on wholesale market prices in the locations of our retail sites. In addition, the sales prices of our motor fuel are based on local market factors such as supply and demand, competition and local economic factors, among others. Therefore, the gross margins we receive for our sales of motor fuel are commodity-based, change daily and are volatile.

Retail–Canada

We operate convenience stores, filling stations and cardlocks, and are one of the largest independent retailers of motor fuel and convenience merchandise items in eastern Canada. As of December 31, 2012, we had 848 retail sites in six eastern Canada provinces, including 261 convenience stores, 507 filling stations and 80 cardlocks.

The prices we pay for the motor fuel we purchase from Valero are based on wholesale market prices in the locations of our retail sites. In addition, the sales prices of our motor fuel are based on local market factors such as supply and demand, competition and local economic factors, among others. Therefore, the gross margins we receive for our sales of motor fuel are commodity-based, change daily and are volatile. However, the regulatory environment in Canada differs from the U.S. and certain provincial laws serve to regulate and preserve the gross margin for motor fuel and protect against below-cost selling. As such, the gross margin for motor fuel in Canada is typically less volatile than in the U.S.

Overview and Outlook

Overview

A summary of our earnings, along with the earnings of each of our business segments, is provided in the following table (in millions):

	Year Ended December 31,
	2012	2011	2010
Retail–U.S. operating income	$246	$202	$197
Retail–Canada operating income	130	174	149
General and administrative expenses	(61)	(59)	(57)

Operating income	315	317	289
Other expenses, net	(105)	(103)	(96)

Net income	$210	$214	$193

The decrease in net income of $4 million in 2012 compared to 2011 was primarily due to an increase in our Retail–U.S. segment offset by a decline in our Retail–Canada segment, more fully described below:

•

An increase of $44 million in the operating income of our Retail–U.S. segment, which was largely attributable to an increase in our motor fuel gross margin driven by volatility in wholesale motor fuel prices and our ability to sustain, for a period, the motor fuel selling price per gallon during periods of crude oil price decreases (and corresponding decreases in wholesale motor fuel prices) that occurred during 2012. In addition, our merchandise gross margin increased in 2012 due to product pricing changes, along with growth in our food service offerings which has a higher gross margin than other merchandise offerings inside our convenience stores.

•

A decrease of $44 million in the operating income of our Retail–Canada segment, which was attributable to a decrease in our motor fuel gross margin. Our motor fuel gross margin declined from $0.278 per gallon in 2011 to $0.243 per gallon in 2012 due to pricing pressure from our competitors.

The increase in net income of $21 million in 2011 compared to 2010 was primarily due to an increase of $25 million in the operating income of our Retail–Canada segment. This increase was significantly driven by the strengthening of the Canadian dollar relative to the U.S. dollar year over year. Excluding the impact of the movement in exchange rates, the increase in the operating income of our Retail–Canada segment was $16 million. This increase in Retail–Canada operating income was primarily attributable to a $25 million increase in gross margin resulting from an increase in motor fuel sales volume related to supply and demand conditions during the period, partially offset by an $8 million increase in operating expenses primarily attributable to an increase in salaries and incentive compensation.

Our cash flows have been strong over the three years ended December 31, 2012, and we have generated positive cash flows from operations during this period. We have used some of the cash generated from operations to invest in our business, incurring capital expenditures of $156 million, $130 million and $105 million in 2012, 2011 and 2010, respectively. In addition, we acquired 29 convenience stores in Little Rock and Hot Springs, Arkansas in 2012 for total consideration of $61 million.

We are wholly owned by Valero, and as a result, we participate in Valero’s centralized cash management system. We transfer cash to Valero daily and Valero funds our operating and investing activities as needed. However, during the three years ended December 31, 2012, we generated net cash and transferred that cash to Valero. We transferred $219 million, $150 million and $220 million of cash during 2012, 2011 and 2010, respectively, to Valero.

Outlook

The majority of our operations are conducted in areas of the U.S. and Canada that have fared better than many other parts of North America during the economic downturn of the last five years. Although our operations were impacted by the worldwide recession that began in late 2008, we continued to generate operating income and net income, and our operations have improved along with improvements in the North American economy. The economy in Texas has fared better than many other parts of the U.S., partly supported by a solid economy, a relatively stable housing market and strong population growth and job creation. We have also benefited from the significant increase in economic activity in Texas that has resulted from the increased oil and gas drilling activity in Texas. We have a large number of convenience stores in Texas, and these operations have benefited from the increase in population resulting from employees of the oil and gas industry who have moved to Texas to support that industry. In addition, the economy in Canada has been strong, reflecting sustained growth in the domestic economy. This economic growth has been supported by, among other things, strong global demand for Canadian commodities.

Our operations are significantly impacted by the gross margins we receive on our motor fuel sales. These gross margins are commodity-based, change daily and are volatile. While we expect our motor fuel sales volumes to grow as we expand our business and the gross margins we realize on those sales to remain consistent with recent historical results, these gross margins can change rapidly due to many factors. These factors include the price of crude oil (which impacts the wholesale price we pay for the motor fuel we purchase), interruptions in supply caused by severe weather, severe refinery mechanical failures for an extended period of time, and competition in the local markets in which we operate. We continue to expand the variety of products we sell in our convenience stores, such as our food services and, in the Retail–U.S. segment, private label branded products and services that provide commissions such as video and game rentals. We also continue to enlarge our convenience stores so that we are able to handle more customers during peak times. We believe that these business strategies help minimize the negative impacts of periods with lower motor fuel gross margins.

We will incur an aggregate of $1.05 billion in new debt in connection with our separation from Valero. See “Description of Financing Transactions and Certain Indebtedness” included elsewhere in this information statement. We also anticipate incurring approximately $30 million in capital costs primarily for IT infrastructure within the first year following the separation in order to operate as a stand-alone company. We believe that we will generate sufficient cash from operations to fund our ongoing operating requirements after the separation. In addition, we will have a revolving credit facility available to us upon separation from Valero and, to the extent necessary, we will borrow under that facility to fund our ongoing operating requirements. There can be no assurances, however, that we will generate sufficient cash from operations or have adequate borrowing capacity available to us from time to time under the revolving credit facility.

Results of Operations

Income Statement Analysis

Provided below is an analysis of our income statements, which provides the primary reasons for significant increases and decreases in the various income statement line items from period to period. Our combined statements of income are as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Operating revenues	$13,135	$12,863	$10,371

Costs and expenses:
Cost of sales	12,000	11,735	9,310
Operating expenses	644	636	605
General and administrative expenses	61	59	57
Depreciation, amortization and accretion expense	115	113	105
Asset impairment loss	—	3	5

Total costs and expenses	12,820	12,546	10,082

Operating income	315	317	289
Other income, net	1	1	2
Interest expense	(1)	(1)	(1)

Income before income tax expense	315	317	290
Income tax expense	105	103	97

Net income	$210	$214	$193

2012 vs. 2011

Operating revenues

Operating revenues increased by $272 million, or 2 percent. The improved results were driven by:

•

A $166 million increase to operating revenues resulting from higher motor fuel sales volume in our Retail–U.S. segment. This increase in sales volume was attributable to NTI convenience stores and increased demand from our markets in Texas, which experienced positive economic impacts from oil and gas production activities.

•

A $165 million increase to operating revenues from our Retail–U.S. segment attributable to higher prices for the motor fuel that we sold. Our sales prices increased as a result of higher wholesale motor fuel prices, which are typically passed on to the consumer. The U.S. Gulf Coast wholesale gasoline price per gallon averaged $2.81 per gallon during 2012 compared to $2.75 per gallon during 2011. The U.S. West Coast wholesale gasoline price per gallon averaged $3.03 per gallon during 2012 compared to $2.89 per gallon during 2011.

•

A $123 million increase to operating revenues from our Retail–Canada segment attributable to higher prices for the motor fuel that we sold. The New York Harbor wholesale gasoline prices per gallon averaged $2.94 per gallon during 2012 compared to $2.80 per gallon in 2011.

•	Partially offsetting these increases to operating revenues were:

•	A $71 million decline to operating revenues resulting from the weakening of the Canadian dollar relative to the U.S. dollar.

•	A $105 million decline to operating revenues in our Retail–Canada segment attributable to a decrease in the volume of motor fuel that we sold as a result of a fewer retail sites in 2012.

Cost of sales

We experienced a $330 million increase in our cost of sales, primarily as a result of higher prices for motor fuel purchased by us for resale that resulted from an increase in wholesale motor fuel prices discussed above. Offsetting this cost of sales increase was a cost of sales decline of $65 million resulting from the weakening of the Canadian dollar relative to the U.S. dollar. A a result, our cost of sales increased by $265 million, or 2 percent.

Operating expenses

Operating expenses increased by $8 million, or 1 percent, primarily related to an increase of $14 million in our Retail–U.S. segment. This $14 million increase was primarily attributable to an increase in payroll expenses from additional employees from our NTI convenience stores and acquired convenience stores, as well as an increase in the costs of medical insurance claims. These increases were partially offset by a $6 million decline in our Retail–Canada segment primarily from the weakening of the Canadian dollar relative to the U.S. dollar.

2011 vs. 2010

Operating revenues

Operating revenues increased by $2.5 billion, or 24 percent, primarily due to higher prices for the motor fuel that we sold resulting from an increase in wholesale motor fuel prices, as well as a $222 million increase resulting from the strengthening of the Canadian dollar relative to the U.S. dollar. U.S. Gulf Coast and New York Harbor wholesale gasoline prices averaged $2.75 per gallon and $2.80 per gallon, respectively, during 2011 compared to $2.05 per gallon and $2.09 per gallon, respectively, during 2010.

Cost of sales

Cost of sales increased by $2.4 billion, or 26 percent, primarily due to higher prices for motor fuel purchased by us for resale resulting from an increase in wholesale motor fuel prices discussed above. The strengthening of the Canadian dollar relative to the U.S. dollar contributed $200 million to the increase in cost of sales.

Operating expenses

Operating expenses increased by $31 million primarily due to increases of $12 million related to the strengthening of the Canadian dollar relative to the U.S. dollar, $6 million for wages and incentive compensation expenses, $2 million resulting from the impact of a favorable legal settlement in 2010, $1 million from higher electricity usage, $2 million from ad valorem taxes and various other items, none of which were individually significant.

Depreciation, amortization and accretion

Depreciation, amortization and accretion expense increased by $8 million due primarily to an increase in retail sites placed in service during 2012.

Income tax expense

Income tax expense increased by $6 million mainly due to higher operating income.

Segment Results

Retail–U.S.

The following tables highlight the results of operations of our Retail–U.S. segment and its operating performance. The narrative following these tables provides an analysis of the results of operations of that segment (millions of dollars, except merchandise sales per convenience store per day, per barrel and per gallon amounts):

	Year Ended December 31,
	2012	2011	2010
Operating revenues:
Motor fuel	$6,612	$6,281	$4,926
Merchandise	1,239	1,223	1,205
Other	56	53	52

Total operating revenues	$7,907	$7,557	$6,183

Gross margin:
Motor fuel	$298	$258	$251
Merchandise	368	353	340
Other	56	53	52

Total gross margin	722	664	643
Operating expenses	398	384	373
Depreciation, amortization and accretion expense	78	76	71
Asset impairment loss	—	2	2

Operating income	$246	$202	$197

Benchmark price for WTI crude oil (a):	$94.11	$94.87	$79.40
Benchmark wholesale gasoline prices (b):
U.S. Gulf Coast	$2.81	$2.75	$2.05
U.S. West Coast	$3.03	$2.89	$2.21
Retail sites (end of period)	1,032	998	994
Motor fuel sales (gallons per store per day)	5,083	5,059	5,086
Merchandise sales (per store per day)	$3,341	$3,370	$3,333
Average motor fuel selling price per gallon	$3.51	$3.42	$2.68
Motor fuel gross margin (cents per gallon):
Motor fuel margin, before credit card fees	$0.202	$0.186	$0.174
Credit card fees	(0.044)	(0.046)	(0.037)

Motor fuel gross margin	$0.158	$0.140	$0.137

Merchandise gross margin (percentage of merchandise revenues)	29.7%	28.9%	28.3%

(a)	Represents the average monthly spot price per barrel during the periods presented for WTI crude oil. One barrel represents 42 gallons.
(b)	Represents the average monthly spot price per gallon during the periods presented for U.S. Gulf Coast conventional gasoline and Los Angeles reformulated gasoline blendstock for oxygenate blending, respectively.

2012 vs. 2011

Operating revenues increased $350 million, or 5 percent, and gross margin increased $58 million, or 9 percent, which was the primary reason for the operating income increase of $44 million, or 22 percent.

The results were driven by:

Operating revenues

•

An increase in motor fuel sales volumes of 48 million gallons, which increased motor fuel operating revenues by $166 million, or 3 percent, attributable to stronger motor fuel demand in Texas as a result of NTI convenience stores and the overall strength of the economy in Texas, which has benefited from oil and gas production activities.

•

An increase in the price per gallon of motor fuel that we sold contributed $165 million, or 3 percent, of the increase to our motor fuel operating revenues. Our average selling price was $0.09 per gallon higher in 2012 compared with 2011 due to an increase in wholesale motor fuel prices. U.S. Gulf Coast and U.S. West Coast wholesale gasoline prices averaged $2.81 per gallon and $3.03 per gallon, respectively, during 2012 compared to $2.75 per gallon and $2.89 per gallon, respectively, during 2011. Wholesale motor fuel prices per gallon did not experience the significant increase as in prior years over this period due to the relative stability of crude oil prices over the same period.

Gross margin

•

An increase in motor fuel gross margin of $40 million, or $0.02 per gallon, driven by volatility in wholesale motor fuel prices and our ability to sustain, for a period, the motor fuel selling price per gallon during periods of decreases in wholesale motor fuel prices that occurred during 2012.

•

An increase of $15 million, or 4 percent, to our merchandise gross margin from the increased contribution of higher-margin items driven by NTI convenience stores and additional proprietary brand offerings. The merchandise categories that contributed the most to the growth included snacks/gum/candy, food service, alcohol and packaged beverages.

Operating expenses

•

An increase in operating expenses of $14 million, or 4 percent, primarily as a result of an increase in payroll expenses due to additional employees resulting from our NTI convenience stores and acquired convenience stores, as well as an increase in the costs of medical insurance claims.

2011 vs. 2010

Operating revenues increased $1.4 billion, or 22 percent, and gross margin increased $21 million, or 3 percent, which was the primary reason for the operating income increase of $5 million, or 3 percent.

The results were driven by:

Operating revenues

•

An increase in the price per gallon of motor fuel that we sold resulted in a $1.4 billion, or 27 percent, increase in motor fuel operating revenues while the volume of motor fuel sold was relatively flat. The average selling price of motor fuel was $3.42 per gallon in 2011 compared to $2.68 per gallon in 2010, or an increase of 28 percent, due to an increase in wholesale motor fuel prices. U.S. Gulf Coast and U.S. West Coast wholesale gasoline prices averaged $2.75 per gallon and $2.89 per gallon, respectively, during 2011 compared to $2.05 per gallon and $2.21 per gallon, respectively, during 2010. Changes in wholesale motor fuel prices over the periods were directly attributable to the change in crude oil prices.

Gross margin

•

An increase of $13 million in our motor fuel gross margin attributable to growth in Texas as a result of remodeled convenience stores, NTI convenience stores and the overall strength of the economy in Texas, which has benefited from oil and gas production activities. This growth was partially offset by a $6 million decline in our motor fuel gross margin in Arizona as a result of an increase in competition along with a decline in demand resulting from poor economic conditions in the state.

•

An increase in our merchandise gross margin of $13 million mostly attributable to NTI convenience stores and remodeled convenience stores. Our NTI convenience stores are typically larger than the average size of our convenience stores and generate more in merchandise sales while our remodeled stores realize an increase in merchandise sales from an expanded product offering and increased customer traffic.

•	An increase in our gross margin of $1 million mostly attributable to the remodeling of car washes, a higher interchange fee on ATM transactions and an increase in video and game rentals.

Operating expenses

•

An $11 million increase in operating expenses, or 3 percent, attributable to increases of $3 million related to an increase in payroll expenses due to additional employees resulting from our NTI convenience stores and remodeled convenience stores, $2 million of various other expense increases from NTI convenience stores, $1 million from higher consumption of electricity due to record warmth in much of Texas, $1 million from ad valorem taxes, the impact from a favorable legal settlement of $2 million received in 2010 and various other items, none of which were individually significant.

Retail–Canada

The following tables highlight the results of operations of our Retail–Canada segment and its operating performance. The narrative following these tables provides an analysis of the results of operations of that segment (millions of dollars, except merchandise sales per convenience store per day, per barrel and per gallon amounts):

	Year Ended December 31,
	2012	2011	2010
Operating revenues:
Motor fuel	$4,435	$4,477	$3,517
Merchandise	257	261	240
Other	536	568	431

Total operating revenues	$5,228	$5,306	$4,188

Gross margin:
Motor fuel	$255	$298	$261
Merchandise	75	77	72
Other	83	89	85

Total gross margin	413	464	418
Operating expenses	246	252	232
Depreciation, amortization and accretion expense	37	37	34
Asset impairment loss	—	1	3

Operating income	$130	$174	$149

Benchmark price for Brent crude oil (a):	$111.65	$111.26	$79.51
Benchmark wholesale price for New York Harbor gasoline (b):	$2.94	$2.80	$2.09
Retail sites (end of period)	848	873	895
Motor fuel sales (gallons per store per day)	3,340	3,320	3,223
Merchandise sales (per store per day)	$2,743	$2,786	$2,661
Average motor fuel selling price per gallon	$4.95	$4.90	$3.84
Motor fuel gross margin (cents per gallon):
Motor fuel margin, before credit card fees	$0.265	$0.299	$0.263
Credit card fees	(0.022)	(0.021)	(0.016)

Motor fuel gross margin	$0.243	$0.278	$0.247

Merchandise gross margin (percentage of merchandise revenues)	29.2%	29.5%	30.0%

(a)	Represents the average monthly spot price per barrel during the periods presented for ICE Brent crude oil. One barrel represents 42 gallons.
(b)	Represents the average monthly spot price per gallon during the periods presented for New York Harbor conventional gasoline.

2012 vs. 2011

Operating revenues decreased $78 million, or 1 percent, and gross margin declined $51 million, or 11 percent, which was the primary reason for the operating income decline of $44 million, or 25 percent.

Significant items impacting these results included:

Operating revenues

•

A decline of $71 million in operating revenues due to the weakness of the Canadian dollar relative to the U.S. dollar. On average, Canadian $1 was equal to U.S. $1 during 2012 compared to U.S. $1.01 during 2011, representing a decrease in value of 1 percent.

•	Excluding the effects of foreign exchange movements, our operating revenues declined $7 million. This decline was attributable to:

•	A decline of $105 million attributable to a 2 percent decrease in the volume of motor fuel we sold as a result of a fewer retail sites.

•	A $25 million decline in our operating revenues primarily attributable to a decline in volume in our home heat business resulting from a decline in our customer base.

•

A $123 million increase in operating revenues partially offset the declines discussed above and was attributable to an increase in the average price per gallon of motor fuel that we sold. Our average motor fuel selling price per gallon in 2012 was $4.95 compared with an average motor fuel selling price per gallon in 2011 of $4.90, or an increase of 1 percent, due to an increase in wholesale motor fuel prices. New York Harbor wholesale gasoline prices averaged $2.94 per gallon during 2012 compared to $2.80 per gallon during 2011. Wholesale motor fuel prices per gallon were less volatile over this period due to the relative stability of Brent crude oil prices over the same period.

Gross margin

•	The decrease in the Canadian dollar resulted in an $6 million gross margin decline.

•	A $6 million motor fuel gross margin decline attributable to a decline in the volume of motor fuel sold as a result of a fewer retail sites.

•

A $34 million motor fuel gross margin decline, representing $0.04 per gallon, related to pricing pressure from our competitors and changes in wholesale motor fuel prices during 2012. We price to the competition, so the timing of changes to our price of the motor fuel we sell is driven by local competitive conditions.

Operating expenses

•	Operating expenses declined $6 million resulting from the weakening of the Canadian dollar relative to the U.S. dollar. There were no other items of significance.

2011 vs. 2010

Operating revenues increased $1.1 billion, or 27 percent, and gross margin increased $46 million, or 11 percent, which was the primary reason for the operating income increase of $25 million, or 17 percent.

The results were primarily driven by:

Operating revenues

•

Excluding the effects of foreign exchange movements, our operating revenues increased $896 million primarily as a result of an increase in the price per gallon of motor fuel that we sold. Our average motor fuel selling price per gallon in 2011 was $4.90 compared with an average motor fuel selling price per gallon in 2010 of $3.84, or an increase of 28 percent, due to an increase in wholesale motor fuel prices. New York Harbor wholesale gasoline prices averaged $2.80 per gallon during 2011 compared to $2.09 per gallon during 2010. Changes in wholesale motor fuel prices over the periods were directly attributable to the change in crude oil prices.

•	An increase of $222 million driven by the strengthening of the Canadian dollar relative to the U.S. dollar year over year.

Gross margin

•

An increase of $22 million due to the stronger Canadian dollar and a $22 million increase related to supply and demand conditions, which allowed us to increase the price of motor fuel that we sold in response to the increase in wholesale motor fuel prices.

Operating expenses

•

Operating expenses increased by $20 million, or 9 percent, of which $12 million was due to the stronger Canadian dollar. The remainder of the increase was primarily attributable to higher wages from merit increases and incentive compensation expenses attributable to improved operating performance.

Liquidity and Capital Resources

General

We participate in Valero’s centralized approach to the cash management and financing of our operations. Therefore, our cash is transferred to Valero daily and Valero funds our operating and investing activities, as needed. Accordingly, the cash and cash equivalents held by Valero at the corporate level were not allocated to us for any of the periods presented in our historical combined financial statements. The cash reflected in our historical combined financial statements represents cash on hand at our convenience stores, cash that had not yet been transferred to Valero and cash held by us in ATMs. See “Working Capital Adjustments to Be Made in Connection With the Separation and the Distribution” below for a discussion of changes that we expect to occur prior to the separation and the distribution with respect to the payment for motor fuel purchased from Valero and the transfer of cash to Valero.

During the three years ended December 31, 2012, we generated net cash and transferred that cash to Valero. These transfers are shown as a component of financing activities on our combined statements of cash flows. We transferred $219 million, $150 million and $220 million of cash during 2012, 2011 and 2010, respectively, to Valero.

Cash Flows

Year Ended December 31, 2012

Cash provided by operating activities for the year ended December 31, 2012 was $364 million compared to $308 million for the year ended December 31, 2011. The increase was due primarily to a decrease in receivables related to the timing of credit card receipts compared to the prior year. These receipts are impacted by the day of the week that corresponds to the last day of our fiscal year. Also contributing to the decline was the timing for payment of taxes other than income taxes. Changes in cash provided by or used for working capital during the years ended December 31, 2012 and 2011 are shown in Note 15 of Notes to Combined Financial Statements that accompany our audited combined financial statements included elsewhere in this information statement.

The net cash provided by operating activities during the year ended December 31, 2012 combined with $71 million of available cash on hand was used to fund $156 million of capital expenditures, fund the acquisition of 29 convenience stores in Little Rock and Hot Springs, Arkansas for $61 million and transfer $219 million to Valero.

Year Ended December 31, 2011

Cash provided by operating activities for the year ended December 31, 2011 was $308 million compared to $323 million for the year ended December 31, 2010. The decrease was due primarily to an increase in receivables related to the timing of credit card receipts compared to the prior year. These receipts are impacted by the day of the week that corresponds to the last day of our fiscal year. Changes in cash provided by or used for working capital during the years ended December 31, 2011 and 2010 are shown in Note 15 of Notes to Combined Financial Statements that accompany our audited combined financial statements included elsewhere in this information statement.

The net cash provided by operating activities during the year ended December 31, 2011 was used primarily to fund capital expenditures of $130 million, transfer $150 million to Valero and increase available cash on hand by $30 million.

Year Ended December 31, 2010

Cash provided by operating activities for the year ended December 31, 2010 was $323 million compared to $262 million for the year ended December 31, 2009. The increase was due primarily to an increase in operating income as discussed above in “Results of Operations.”

The net cash generated from operating activities during the year ended December 31, 2010 was used to fund capital expenditures of $105 million and transfer $220 million to Valero.

Capital Requirements

Our capital expenditures and investments relate primarily to the acquisition of land and the construction of new convenience stores, which we refer to as NTIs below. We also spend capital to improve our existing retail sites, which we refer to as sustaining capital and, from time to time, we enter into strategic acquisitions. The following table outlines our capital expenditures and investments by segment for the years ended December 31, 2012, 2011 and 2010 (in millions):

	Year Ended December 31,
	2012	2011	2010
Retail–U.S.:
NTI	$66	$38	$32
Acquisitions	61	—	—
Sustaining capital	48	53	35

	$175	$91	$67

Retail–Canada:
NTI	$18	$9	$8
Sustaining capital	24	30	30

	$42	$39	$38

In July 2012, we completed the acquisition of 29 convenience stores located in the Little Rock and Hot Springs, Arkansas areas from The Crackerbox, LLC for $61 million. The acquisition of these stores enhanced our existing retail network and supply chain.

We expect total capital expenditures for 2013 to be approximately $220 million, which includes nonrecurring capital costs associated with IT infrastructure of approximately $30 million. These estimates exclude expenditures related to strategic business acquisitions.

Contractual Obligations

Our contractual obligations as of December 31, 2012 are summarized below (in millions). The amounts in the table below do not reflect contractual obligations that will result from agreements that we will enter into in connection with the separation and the distribution; however, those agreements and the related obligations are described below.

	Payments Due by Period
	2013	2014	2015	2016	2017	Thereafter	Total
Capital lease obligations	$2	$1	$1	$1	$—	$3	$8
Operating lease obligations	23	18	15	12	9	26	103
Purchase obligations	1	1	1	—	—	—	3
Other long-term liabilities	18	22	14	3	3	65	125

Total	$44	$42	$31	$16	$12	$94	$239

During the year ended December 31, 2012, we had no material changes outside the ordinary course of our business with respect to our debt, capital lease obligations, operating leases, purchase obligations or other long-term liabilities.

Debt and Capital Lease Obligations

We have land and certain convenience store properties under capital leases. Capital lease obligations in the table above include both principal and interest.

We will incur an aggregate $1.05 billion in new debt in connection with the separation and the distribution. In addition, we will have a five-year revolving credit facility that will be available for working capital and for general corporate purposes, which will be undrawn at the time the distribution is completed. See “Description of Financing Transactions and Certain Indebtedness” included elsewhere in this information statement.

Based on our expected capital structure and a comparison with peers in our industry, we expect to receive a non-investment grade credit rating from the rating agencies. We anticipate ensuring adequate liquidity for day-to-day operations and contingencies with initial cash on hand and expected increases in cash resulting from the increase in payment terms to “net 10” days for motor fuel purchases from Valero and other adjustments as more fully described under “Working Capital Adjustments to Be Made in Connection With the Separation and the Distribution” below.

Operating Lease Obligations

Our operating lease obligations include leases for land, office facilities and retail sites. Operating lease obligations reflected in the table above include all operating leases that have initial or remaining noncancelable terms in excess of one year, and are not reduced by minimum rentals to be received by us under subleases. In addition, such amounts do not reflect contingent rentals that may be incurred in addition to minimum rentals. See Note 9 in Notes to Combined Financial Statements that accompany our audited combined financial statements included elsewhere in this information statement for our disclosures of contingent rentals paid related to our operating leases.

In connection with the separation and the distribution from Valero, we will enter into an Office Lease Agreement with Valero, pursuant to which we will lease approximately 83,000 square feet of office space at the Valero corporate campus in San Antonio, Texas. The term of the lease will be five years, but we will have the right to terminate the lease at any time without penalty upon 180 days’ prior notice to Valero. Rent and other charges to be paid by us under the lease will be consistent with the rates charged for comparable office space in the San Antonio area.

We also will enter into an Office Sublease Agreement with Valero to sublease approximately 49,000 square feet of office space from Valero in the building located at 2200 McGill College in Montreal, Québec. The sublease will expire on March 31, 2014, but we will have the right to terminate the sublease at any time without penalty upon 180 days’ prior notice to Valero. Rent and other charges under the sublease will be straight pass-throughs (prorated based on square footage) of the rents and other charges and expenses incurred by Valero under the lease, without markup. The sublease will be subject to the consent of the landlord under the lease.

The lease and sublease agreements with Valero will have non-cancelable terms that are less than one year. Therefore, the amounts to be paid in future periods will not be disclosed in the table of contractual obligations and the above-described office lease and sublease will not change our annual operating lease expense materially.

Purchase Obligations

A purchase obligation is an enforceable and legally binding agreement to purchase goods or services that specifies significant terms, including (i) fixed or minimum quantities to be purchased, (ii) fixed, minimum or variable price provisions and (iii) the approximate timing of the transaction. We currently have insignificant purchase obligations.

In connection with the separation and the distribution, we will enter into the U.S. Fuel Supply Agreements and Petroleum Product Supply Agreement to ensure an adequate supply of motor fuel to operate our retail sites, and these agreements contain minimum annual purchase obligations. The minimum purchase obligation provisions of these agreements will require us to purchase minimum annual volumes of motor fuel at market-based prices, but the agreements do not contain take-or-pay provisions. The agreements, however, include a charge for the difference between the total minimum volume commitment to be purchased over the terms of the agreements and the volumes actually purchased by us. Applying that charge to the minimum volume commitment results in approximately $250 million that we would be obligated to pay. This amount will decline over time as we purchase motor fuel from Valero.

Other Long-Term Liabilities

Other long-term liabilities are described in Note 8 of Notes to Combined Financial Statements that accompany our audited combined financial statements included elsewhere in this information statement. For purposes of reflecting amounts for other long-term liabilities in the table above, we have made our best estimate of expected payments for each type of liability based on information available as of December 31, 2012.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Other Matters Impacting Liquidity and Capital Resources

Cash Held by Our Canadian Subsidiary

As of December 31, 2012, $17 million of cash was held in Canada. A significant portion of our operating income is from our Retail–Canada segment, and we have agreed with Valero not to dividend or repatriate any cash from Canada through the end of 2013. We intend to reinvest earnings indefinitely in our Canadian operations even though we are not restricted from repatriating such earnings to the U.S. in the form of cash dividends subsequent to 2013.

Should we decide to repatriate such earnings, we would incur and pay taxes on the amounts repatriated. In addition, such repatriation could cause us to record deferred tax expense that could significantly impact our results of operations.

Concentration of Customers

We have no significant concentration of customers.

Dividends

After the distribution, we expect to pay regular cash dividends, though the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of our Board of Directors. There can be no assurance we will pay any dividend or that we will continue to pay any dividend even if we commence the payment of dividends. See “Dividend Policy” included elsewhere in this information statement.

Working Capital Adjustments to Be Made in Connection With the Separation and the Distribution

We participate in Valero’s centralized cash management program and the cash generated by us is transferred to Valero daily and Valero funds our operating and investing activities, as needed. The cash collected on our credit card receivables is immediately transferred to Valero. As a result, the cash reflected on our historical combined balance sheets represents cash on hand at our convenience stores, cash that had not yet been transferred to Valero and cash held by us in ATMs.

We anticipate that prior to the separation and the distribution, certain changes will occur regarding the manner in which we participate in Valero’s centralized cash management program, and these changes are expected to result in an increase to our cash of approximately $200 million. First, our payment terms on motor fuel purchased from Valero will be increased to “net 10” days after taking title to the motor fuel, which is consistent with terms currently offered by Valero to its other creditworthy retail distributors. In addition, the cash we collect on our credit card receivables will be retained by us rather than transferred to Valero. We expect that the result of these changes will increase our cash on hand because we currently pay Valero for our motor fuel purchases when we take title to the motor fuel and we immediately transfer all cash received from daily credit card settlements.

It has not yet been determined how many days prior to the separation and the distribution that the changes discussed above will occur, and we cannot accurately determine the daily impact to our cash on hand from these changes because such amounts relate to future transactions that we cannot predict. In addition, after one year, Valero can, at its sole discretion, reduce or eliminate the payment terms on motor fuel purchases. We believe, however, that the increase to our cash on hand will result in a cash balance that is more typical for a company of our size and in our industry.

Health Care Reform

In March 2010, a comprehensive health care reform package composed of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (“Health Care Reform”) was enacted into law in the U.S. Provisions of the Health Care Reform are expected to affect the future costs of U.S. health care plans. Valero sponsors U.S. health care plans that are grandfathered under Health Care Reform and has made only those changes to the plans required by Health Care Reform. We expect to receive more guidance on the Health Care Reform provisions, which are required in 2014 and will then be able to better evaluate the potential impact of the Health Care Reform on our financial position and results of operations; however, we currently estimate that our health care costs will increase by approximately $5 million per year beginning in 2014.

Contingencies

Legal Matters

See Note 9 under the caption “Litigation Matters” of Notes to Combined Financial Statements that accompany our audited combined financial statements included elsewhere in this information statement for a discussion of our legal matters.

Environmental Matters

Our operations are subject to extensive environmental regulations by governmental authorities relating to the discharge of materials into the environment, waste management, pollution prevention measures, greenhouse gas emissions and characteristics and composition of gasoline and diesel. Because environmental laws and regulations are becoming more complex and stringent and new environmental laws and regulations are continuously being enacted or proposed, the level of future expenditures required for environmental matters could increase in the future. In addition, any major upgrades in any of our operating facilities could require material additional expenditures to comply with environmental laws and regulations. See Note 9 under the caption “Environmental Matters” of Notes to Combined Financial Statements that accompany our audited combined financial statements included elsewhere in this information statement for a discussion of our environmental matters.

Quarterly Results of Operations and Seasonality

Our business exhibits substantial seasonality due to the geographic areas our stores are concentrated in, as well as customer activity behaviors during different seasons. In general, sales and operating income are highest in the second and third quarters during the summer activity months and lowest during the winter months.

See Note 17 of Notes to Combined Financial Statements that accompany our audited combined financial statements included elsewhere in this information statement for financial and operating quarterly data for each quarter of 2012 and 2011.

New Accounting Policies

The adoption of certain new financial accounting pronouncements has not had, and is not expected to have, a material effect on our financial statements.

Critical Accounting Policies Involving Critical Accounting Estimates

We prepare our financial statements in conformity with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note 1 under the caption “Significant Accounting Policies” of Notes to Combined Financial Statements that accompany our audited combined financial statements included elsewhere in this information statement for a summary of our significant accounting policies.

Critical accounting policies are those we believe are both most important to the portrayal of our financial condition and results, and require our most difficult, subjective or complex judgments, often because we must make estimates about the effect of matters that are inherently uncertain. Judgments and uncertainties affecting the application of those policies may result in materially different amounts being reported under different conditions or using different assumptions. We believe the following policies to be the most critical in understanding the judgments that are involved in preparing our financial statements.

Impairment of Assets

Long-lived assets at the individual retail site level are reviewed for impairment periodically or whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Our primary indicator that operating store assets may not be recoverable is consistent negative cash flow for a twelve-month period for those retail sites that have been open in the same location for a sufficient period of time to allow for meaningful analysis of ongoing results. Management also monitors other factors when evaluating retail sites for impairment, including individual sites’ execution of their operating plans and local market conditions.

When an evaluation is required, the projected future undiscounted cash flows to be generated from each retail site over its remaining economic life are compared to the carrying value of the long-lived assets of that site to determine if a write-down to fair value is required. When determining future cash flows associated with an individual retail site, management makes assumptions about key variables such as sales volume, gross margins and expenses. Cash flows vary for each retail site year to year and, as a result, we identified and recorded impairment charges for operating and closed retail sites in 2011 and 2010 as changes in market demographics, traffic patterns, competition and other factors have impacted the overall operations of certain of our individual retail site locations. Similar changes may occur in the future that will require us to record impairment charges. We have not made any material changes in the methodology used to estimate future cash flows of operating retail sites during the past three years.

Our impairment evaluations are based on assumptions we deem to be reasonable. If the actual results of our operating retail sites are not consistent with the estimates and judgments we have made in estimating future cash flows and determining fair values, our actual impairment losses could vary positively or negatively from our estimated impairment losses. Providing sensitivity analysis if other assumptions were used in performing the impairment evaluations is not practical due to the significant number of assumptions involved in the estimates. As discussed further in Note 3 of Notes to Combined Financial Statements that accompany our audited combined financial statements included elsewhere in this information statement, we recorded asset impairment losses of $3 million and $5 million for 2011 and 2010, respectively. Asset impairment losses are reported separately in the statements of income.

Self-Insurance Liabilities

We currently self-insure for expected losses under our workers’ compensation, non-subscriber work injury program and general liability. We have recorded accrued liabilities based on our estimates of the ultimate costs to settle claims, including incurred but not reported claims.

We have not made any material changes in the methodology used to establish our self-insurance liability during the past three years. Our accounting policies regarding self-insurance programs include judgments and actuarial assumptions regarding economic conditions, the frequency and severity of claims, claim development patterns and claim management and settlement practices. Although we have not experienced significant changes in actual expenditures compared to actuarial assumptions as a result of increased medical costs or incidence rates, such changes could occur in the future and could significantly impact our results of operations and financial position. A 10 percent change in our estimate for our self-insurance liability would have affected our results of operations for 2012 by approximately $2 million.

Asset Retirement Obligations

As of December 31, 2012, we had approximately 4,700 USTs at our retail sites. We recognize the estimated future cost to remove these USTs over their estimated useful lives. We record a discounted liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset at the time a UST is installed. We depreciate the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the UST.

We have not made any material changes in the methodology used to estimate future costs for removal of a UST during the past three fiscal years. We base our estimates of such future costs on our prior experience with removal and include normal and customary costs we expect to incur associated with UST removal. We compare our cost estimates with our actual removal cost experience on an annual basis, and when the actual costs we experience exceed our original estimates, we will recognize an additional liability for estimated future costs to remove the USTs. Because these estimates are subjective and are currently based on historical costs with adjustments for estimated future changes in the associated costs, the dollar amount of these obligations could change as more information is obtained. A 10 percent change in our estimate of anticipated future costs for removal of a UST would increase our asset retirement obligation by approximately $8 million as of December 31, 2012. There were no material changes in our asset retirement obligation estimates during 2012. See also Note 8 under the caption “Asset Retirement Obligation” of Notes to Combined Financial Statements that accompany our audited combined financial statements included elsewhere in this information statement.

Environmental Liabilities

As of December 31, 2012 and 2011, our environmental reserves recorded in the Combined Financial Statements were $5 million and $4 million, respectively. These environmental reserves represent our estimates for future expenditures for remediation and related litigation associated with contaminated sites as of December 31, 2012 as a result of releases (e.g., overfills, spills and releases) and are based on current regulations, historical results and certain other factors.

Environmental reserves are based on internal and external estimates of costs to remediate sites. Factors considered in the estimates of the reserve are the expected cost and the estimated length of time to remediate each contaminated site. Estimated remediation costs are not discounted because the timing of payments cannot be reasonably estimated. Reimbursements under state trust fund programs are recognized when received because such amounts are insignificant. The adequacy of the liability is evaluated quarterly and adjustments are made based on updated experience at existing sites, newly identified sites and changes in governmental policy. See also Note 9 under the caption “Environmental Matters” of Notes to Combined Financial Statements that accompany our audited combined financial statements included elsewhere in this information statement.

Tax Matters

We are subject to extensive tax liabilities imposed by multiple jurisdictions, including income taxes, indirect taxes (excise/duty, sales/use and gross receipts taxes), payroll taxes, franchise taxes, withholding taxes and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities that cannot be predicted at this time. In addition, we have received claims from various jurisdictions related to certain tax matters. Tax liabilities include potential assessments of penalty and interest amounts.

We record tax liabilities based on our assessment of existing tax laws and regulations. A contingent loss related to a transactional tax claim is recorded if the loss is both probable and estimable. The recording of our tax liabilities requires significant judgments and estimates. Actual tax liabilities can vary from our estimates for a variety of reasons, including different interpretations of tax laws and regulations and different assessments of the amount of tax due. In addition, in determining our income tax provision, we must assess the likelihood that our deferred tax assets, primarily consisting of net operating loss and tax credit carryforwards, will be recovered through future taxable income. Significant judgment is required in estimating the amount of valuation allowance, if any, that should be recorded against those deferred income tax assets. If our actual results of operations differ from such estimates or our estimates of future taxable income change, the valuation allowance may need to be revised. However, an estimate of the sensitivity to earnings that would result from changes in the assumptions and estimates used in determining our tax liabilities is not practicable due to the number of assumptions and tax laws involved, the various potential interpretations of the tax laws, and the wide range of possible outcomes. See Note 9 under the caption “Tax Matters” and Note 12 of Notes to Combined Financial Statements that accompany our audited combined financial statements included elsewhere in this information statement for a further discussion of our tax liabilities.

Legal Matters

See Note 9 under the caption “Litigation Matters” of Notes to Combined Financial Statements that accompany our audited combined financial statements included elsewhere in this information statement for a discussion of our legal matters.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

Prior to the separation and the distribution, we have participated in Valero’s centralized cash management program to support and finance our operations as needed. We have transferred cash to Valero daily and Valero has funded our operations and investing activities, as needed. Therefore, we have no debt or other financial instruments where we are exposed to interest rate risk, except for our capital lease obligations, which are insignificant.

In connection with the separation and the distribution, we will incur an aggregate of $1.05 billion in new debt. This debt will consist of $550 million of ten-year bonds that will bear interest at a fixed rate, and the remaining $500 million will consist of a five-year term loan bearing interest at a variable rate. In addition, we will have a revolving credit facility with a borrowing capacity of up to $300 million. Although the revolving credit facility will be undrawn at the time the distribution is completed, possible future borrowings under that facility will also bear interest at a variable rate. See “Description of Financing Transactions and Certain Indebtedness” included elsewhere in this information statement.

Commodity Price Risk

We have not historically hedged or managed our price risk with respect to our commodity inventories (gasoline and diesel fuel), as the time period between the purchases of our motor fuel inventory and the sales to our customers is very short.

Foreign Currency Risk

Our financial statements are reported in U.S. dollars. However, a substantial portion of our operations are in Canada. As such, our reported results of operations, cash flows and financial position as they relate to our Canadian operations are impacted by fluctuations in the Canadian exchange rate into U.S. dollars. We have not historically hedged or managed our risk associated with our exposure to the Canadian dollar/U.S. dollar exchange rate.

CORPORATE GOVERNANCE AND MANAGEMENT

Executive Officers Following the Distribution

The following individuals are expected to serve as our executive officers following the distribution. After the distribution, none of these individuals will continue to be executive officers or employees of Valero.

Name	Position with CST	Age as of December 31, 2012
Kimberly S. Bowers	Chief Executive Officer and President	48
Clayton E. Killinger	Senior Vice President and Chief Financial Officer	52
Charles (Hal) Adams	Senior Vice President–Marketing	52
Anthony P. Bartys	Senior Vice President and Chief Operating Officer	56
Stephan F. Motz	Senior Vice President and Chief Development Officer	54

There are no family relationships among any of the officers named above. Each officer of CST will hold office from the date of election until a successor is elected.

Ms. Bowers was elected Chief Executive Officer and President of CST effective January 1, 2013. Ms. Bowers served as Executive Vice President and General Counsel of Valero from October 2008, and previously served as Senior Vice President and General Counsel of Valero since April 2006. Before that, she was Valero’s Vice President–Legal Services from 2003 to 2006. Ms. Bowers joined Valero’s legal department in 1997. Ms. Bowers was elected to the board of directors of WPX Energy, Inc. on December 30, 2011.

Mr. Killinger was elected Senior Vice President and Chief Financial Officer of CST effective January1, 2013. He currently serves as Senior Vice President and Controller of Valero since July 1, 2007, and previously served as Vice President and Controller of Valero since 2003. Mr. Killinger joined Valero in December 2001. Prior to joining Valero, Mr. Killinger, a certified public accountant, was a partner with Arthur Andersen LLP, having joined that firm in 1983.

Mr. Adams was elected Senior Vice President-Marketing of CST effective January 1, 2013. Previously, he served as Vice President of U.S. Retail Merchandising from January 1, 2001 until January 1, 2013. Mr. Adams has served in various capacities with Valero and certain of its predecessor companies for over 25 years.

Mr. Bartys was elected Senior Vice President and Chief Operating Officer of CST effective January 1, 2013. Previously, he served as Vice President of U.S. Retail Operations and Marketing from July 2007 until January 1, 2013. Mr. Bartys has over 27 years of experience in the retail and fuels management field, 21 of those years with Valero and certain of its predecessor companies.

Mr. Motz was first elected as a Senior Vice President of CST effective January 1, 2013, and became Senior Vice President and Chief Development Officer on March 11, 2013. He previously served as Vice President of U.S. Retail Asset Development and Administration since October 2003. Mr. Motz has served in various capacities with Valero and certain of its predecessor companies for 30 years.

Board of Directors Following the Distribution

The following individuals are expected to serve as members of our Board of Directors following the distribution. After the distribution, Mr. Ciskowski and Mr. Edwards will continue to be executive officers or employees of Valero.

Directors	Age as of December 31, 2012
Donna M. Boles	59
Kimberly S. Bowers	48
Roger G. Burton	66
Michael S. Ciskowski	55
S. Eugene Edwards	56
Ruben M. Escobedo	75
William G. Moll	75
Alan Schoenbaum	55
Michael Wargotz	54

Upon completion of the distribution, our Board of Directors will be divided into three classes, each of roughly equal size. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the distribution; the directors designated as Class II directors will have terms expiring at the following year’s annual meeting of stockholders; the directors designated as Class III directors will have terms expiring at the following year’s annual meeting of stockholders after that. Commencing with the first annual meeting of stockholders held following the distribution, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. We have not yet set the date of the first annual meeting of stockholders to be held following the distribution.

Set forth below is additional information regarding the directors identified above, as well as a description of the specific skills and qualifications such candidates are expected to provide the Board of Directors of CST.

Ms. Boles is Senior Vice President, Human Resources of Becton, Dickinson and Company, a global medical technology company, a position she has held since 2005. Prior to that, Ms. Boles served as Vice President, Human Resources for the BD Medical division since 2001. She joined Becton, Dickinson and Company in 1973 and served in progressively responsible roles across multiple business segments since. Ms. Boles’s pertinent experience, qualifications, attributes and skills include the knowledge and management experience (including extensive experience in executive compensation and leadership succession planning) she has attained through her years of service as an officer of a global, publicly traded corporation.

Ms. Bowers. (Biographical information for Ms. Bowers is provided above under the caption “Executive Officers Following the Distribution.”) Ms. Bowers was elected to CST’s Board of Directors in November 2012 and will continue to serve on CST’s Board of Directors following the distribution. Ms. Bowers’s pertinent experience, qualifications, attributes and skills include the knowledge and experience she has attained through her service, with extensive and varied responsibilities, as an executive officer of Valero for more than four years and the knowledge and experience she has attained from her service on another public company board.

Mr. Burton is a Certified Public Accountant. He served as a partner of Arthur Andersen LLP from 1981 to 2002. After retiring from Arthur Andersen LLP, Mr. Burton founded his own financial consulting, auditing and litigation support services firm, Roger G. Burton, CPA. Mr. Burton was elected to CST’s Board of Directors in March 2013 and will continue to serve on CST’s Board of Directors following the distribution. His pertinent experience, qualifications, attributes, and skills include public accounting and financial reporting expertise (including extensive experience as a CPA) and managerial experience attained from serving as chief executive of his own financial services firm.

Mr. Ciskowski has served as Executive Vice President and Chief Financial Officer of Valero since August 2003. He previously served as Executive Vice President–Corporate Development since April 2003, and Senior Vice President in charge of business and corporate development since 2001. Mr. Ciskowski was elected to CST’s Board of Directors in November 2012 and will continue to serve on CST’s Board of Directors following the distribution. Mr. Ciskowski’s pertinent experience, qualifications, attributes and skills include his experience and knowledge (particularly his expertise in finance) attained through his service as an executive officer and the chief financial officer of Valero for ten years.

Mr. Edwards has served as Executive Vice President and Chief Development Officer of Valero since January 2011. He previously served as Executive Vice President–Corporate Development and Strategic Planning of Valero beginning in December 2005. Starting in 2001, Mr. Edwards served as Senior Vice President of Valero with responsibilities for product supply, trading, and wholesale marketing. Mr. Edwards was elected to CST’s Board of Directors in November 2012 and will continue to serve on CST’s Board of Directors following the distribution. Mr. Edwards’s pertinent experience, qualifications, attributes and skills include the knowledge and experience he has attained from his service as an executive officer of Valero with numerous, disparate responsibilities for more than seven years.

Mr. Escobedo is a Certified Public Accountant. He owned and operated his public accounting firm, Ruben Escobedo & Company, CPAs, in San Antonio, Texas since its formation in 1977 through 2007. Mr. Escobedo also serves as a director of Cullen/Frost Bankers, Inc., and he has served as a director of Valero or its former parent company since 1994. Mr. Escobedo’s pertinent experience, qualifications, attributes, and skills include public accounting and financial reporting expertise (including extensive experience as a CPA), managerial experience attained from serving as chief executive of his own accounting firm, the knowledge and experience he has attained from service on the boards of Cullen/Frost Bankers, Inc. and Valero.

Mr. Moll, prior to his retirement, was President and Chief Executive Officer of Alamo Public Telecommunications Council (KLRN-TV, San Antonio, Texas) from 2009 to 2012. From 2000 to 2009, Mr. Moll served in various roles at Clear Channel Communications, Inc., including as President and Chief Executive Officer of Clear Channel Television from 2000 to 2006 and as Chairman of Clear Channel Television from 2006 to 2009. Mr. Moll’s pertinent experience, qualifications, attributes, and skills include the knowledge and experience (particularly his expertise in communications and advertising) he has attained through his years of service as an officer of publicly traded corporations and telecom-munications organizations.

Mr. Schoenbaum is Senior Vice President and General Counsel of Rackspace Hosting, Inc., a publicly traded information service company based in San Antonio, Texas. Mr. Schoenbaum also leads Rackspace’s governmental relations efforts. Prior to joining Rackspace, he was a partner at Akin Gump Strauss Hauer & Feld LLP in San Antonio. He has more than 25 years of experience in corporate and securities law and mergers and acquisitions. Mr. Schoenbaum’s pertinent experience, qualifications, attributes, and skills include the knowledge and experience (particularly his expertise in mergers and acquisitions, corporate compliance and strategic planning) he has attained through his years of service as an officer of a publicly traded corporation and as partner of a major law firm.

Mr. Wargotz has served since July 2011 as the Chairman of Axcess Ventures, an affiliate of Axcess Luxury and Lifestyle, a business development agency for prestige and ultra-luxury brands. From August 2010 to June 2011, Mr. Wargotz served as the Chief Financial Officer of The Milestone Aviation Group, LLC, a global aviation leasing company. From August 2009 to July 2010, Mr. Wargotz served as the Co-Chairman of Axcess Luxury and Lifestyle. From December 2006 to August 2009, Mr. Wargotz served as the Chief Financial Advisor of NetJets, Inc., an aviation services provider, and from June 2004 to November 2006, he was a Vice President of NetJets. Mr. Wargotz is a founding partner of Axcess Solutions, LLC, a strategic alliance, brand development and partnership marketing consulting firm, which originated in 2001. Mr. Wargotz also serves as a director of the publicly traded companies, Wyndham Worldwide Corporation and Resources Connection Inc. Mr. Wargotz’s pertinent experience, qualifications, attributes and skills include management experience, financial expertise, branding knowledge and compliance expertise and perspective gained through his responsibilities with the companies described above.

Qualification of Directors

We expect our Board of Directors to consist of individuals with appropriate skills and experiences to meet board governance responsibilities and contribute effectively to our company. Under its charter, the Nominating and Governance Committee will seek to ensure the Board of Directors reflects a range of talents, ages, skills, diversity and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, governmental/regulatory, leadership and retail-related industries, sufficient to provide sound and prudent guidance with respect to our operations and interests. Our Board of Directors will seek to maintain a diverse membership, but will not have a separate policy on diversity at the time of our separation from Valero.

Composition of the Board of Directors

We currently expect that, following the separation, our Board of Directors will consist of nine members, a majority of whom we expect to satisfy the independence standards established by the Sarbanes-Oxley Act of 2002 and the applicable rules of the SEC and the NYSE.

Committees of the Board of Directors Following the Distribution

Our Board of Directors will establish several standing committees in connection with the discharge of its responsibilities. Effective upon the distribution, our Board of Directors will have the following committees:

Audit Committee

The principal functions of the Audit Committee will include:

•

discussing with management, our independent registered public accounting firm and the internal auditors the integrity of our accounting policies, internal controls, financial statements, financial reporting practices and select financial matters, covering our capital structure, complex financial transactions, financial risk management, retirement plans and tax planning;

•	reviewing significant corporate risk exposures and steps management has taken to monitor, control and report such exposures;

•	monitoring the qualifications, independence and performance of our independent registered public accounting firm and internal auditors;

•	monitoring our compliance with legal and regulatory requirements and corporate governance; and

•	maintaining open and direct lines of communication with the Board of Directors and CST’s management, internal auditors and independent registered public accounting firm.

The size and composition of the Audit Committee will meet the independence requirements set forth in the applicable listing standards of the SEC and the NYSE and the requirements set forth in the Audit Committee charter. At least one member of the Audit Committee will qualify as a financial expert within the meaning of applicable SEC rules. Mr. Burton and Mr. Ciskowski currently serve as members of the Audit Committee, and our Board of Directors has determined that Mr. Burton meets the independence requirements set forth in the applicable listing standards of the SEC and the NYSE. An additional member of the Audit Committee will be determined prior to the distribution.

A more detailed discussion of the committee’s mission, composition and responsibilities is contained in the Audit Committee charter, which will be available on our website: www.CSTBrands.com.

Compensation Committee

The principal functions of the Compensation Committee will include:

•	overseeing our executive compensation policies, plans, programs and practices;

•	assisting the Board of Directors in discharging its responsibilities relating to the fair and competitive compensation of our executives and other key employees;

•	conducting periodic reviews of director compensation and making recommendations to the Board of Directors regarding director compensation; and

•	annually reviewing the performance and setting the compensation of the Chief Executive Officer.

The Compensation Committee will meet the independence requirements set forth in the applicable listing standards of the SEC and the NYSE and the requirements set forth in the Compensation Committee charter. The initial members of the Compensation Committee will be determined prior to the distribution.

In carrying out its duties, the Compensation Committee will have direct access to outside advisers, independent compensation consultants and others for assistance.

A more detailed discussion of the committee’s mission, composition and responsibilities is contained in the Compensation Committee charter, which will be available on our website: www.CSTBrands.com.

Nominating and Governance Committee

The principal functions of the Nominating and Governance Committee will include:

•	selecting and recommending director candidates to the Board of Directors to be submitted for election at the annual meeting of stockholders and to fill any vacancies on the Board of Directors;

•	recommending committee assignments to the Board of Directors;

•	reviewing and recommending to the Board of Directors appropriate corporate governance policies and procedures for the company; and

•	conducting an annual assessment of the qualifications and performance of the Board of Directors.

The Nominating and Governance Committee will meet the independence requirements set forth in the applicable listing standards of the SEC and the NYSE and requirements set forth in the Nominating and Governance Committee charter. The initial members of the Nominating and Governance Committee will be determined prior to the distribution.

A more detailed discussion of the committee’s mission, composition and responsibilities is contained in the Nominating and Governance Committee charter, which will be available on our website: www.CSTBrands.com.

Selection of Nominees for Directors

One of the principal functions of the Nominating and Governance Committee will be selecting and recommending director candidates to the Board of Directors to be submitted for election at the annual meeting of stockholders and to fill any vacancies on the Board of Directors. We expect that the Nominating and Governance Committee will identify, investigate and recommend director candidates to the Board of Directors with the goal of creating balance of knowledge, experience and diversity. Generally, the Nominating and Governance Committee is expected to identify candidates through business and organizational contacts of the directors and management. CST’s bylaws to be in effect at the time of the distribution will address the process by which stockholders may nominate candidates for director election at a meeting of stockholders whether or not such nominee is submitted to and evaluated by the Nominating and Governance Committee. The Nominating and Governance Committee will consider and evaluate director candidates recommended by stockholders on the same basis as candidates recommended by our directors, Chief Executive Officer, other executive officers, third-party search firms or other sources.

Decision-Making Process to Determine Director Compensation

Director compensation will be reviewed annually by the Compensation Committee with the assistance of such third-party consultants as the committee deems advisable, and set by action of the CST Board of Directors.

Board Risk Oversight

While CST’s management team will be responsible for the day-to-day management of risks to the company, CST’s Board of Directors will have broad oversight responsibility for our risk management programs following the separation from Valero. In this oversight role, our Board of Directors will be responsible for satisfying itself that the risk management processes designed and implemented by management are functioning as intended, and necessary steps are taken to foster a culture of risk-adjusted decision-making throughout the organization. In carrying out its oversight responsibility, the CST Board of Directors is expected to delegate to individual Board committees certain elements of its oversight function. In this context, the Board of Directors is expected to delegate authority to the Audit Committee to facilitate coordination among the Board’s committees with respect to oversight of our risk management programs. As part of this authority, the Audit Committee regularly will discuss CST’s risk assessment and risk management policies to ensure that our risk management programs are functioning properly. Our Board of Directors will receive regular updates from its committees on individual areas of risk, such as updates on financial risks from the Audit Committee and compensation program risks from the Compensation Committee.

Communications with the Board of Directors

Upon our separation from Valero, our Board of Directors will maintain a process for stockholders and interested parties to communicate with the CST Board of Directors. Stockholders and interested parties may write or call our Board of Directors by contacting our Corporate Secretary as provided below:

•	Mailing Address: Corporate Secretary, CST Brands, Inc., One Valero Way, Building D, Suite 200, San Antonio, Texas 78249

•	Phone Number: (210) 692-5000

Relevant communications will be distributed to the Board of Directors or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, certain items unrelated to the duties and responsibilities of the Board of Directors will be excluded, such as: business solicitations or advertisements; junk mail and mass mailings; new product suggestions; product complaints; product inquiries; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any communication that is filtered out will be made available to any outside director upon request.

Director Compensation

The compensation program for our non-employee directors is described in “Non-Employee Director Compensation” included elsewhere in this information statement.

Executive Compensation

Our executive compensation programs are described in “Executive Compensation” and “Compensation Discussion and Analysis” included elsewhere in this information statement.

Stock Ownership and Retention Guidelines for Directors and Officers

We expect to adopt guidelines imposing certain obligations on our directors and officers with respect to the ownership and retention of our common stock. Any guidelines adopted will be available on our website: www.CSTBrands.com.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2012, Valero’s retail business was operated by subsidiaries of Valero and not through an independent company and therefore did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who will serve as CST’s executive officers were made by Valero. See “Compensation Discussion and Analysis” included elsewhere in this information statement.

EXECUTIVE COMPENSATION

The five persons who we expect will be our named executive officers on the distribution date are Kimberly S. Bowers, Clayton E. Killinger, Stephan F. Motz, Anthony P. Bartys and Charles (Hal) Adams. These individuals are our Chief Executive Officer and President, Chief Financial Officer and our three most highly compensated executive officers (other than our Chief Executive Officer and Chief Financial Officer). For the disclosures below and in our Compensation Discussion and Analysis, we refer to these five individuals as our “named executive officers.” References in this information statement to Valero’s named executive officers refer to the five executive officers to be listed in the summary compensation table of Valero’s proxy statement for its 2013 annual meeting of stockholders. We expect that, prior to the separation, each of our named executive officers will have been employed by Valero or its subsidiaries; therefore, the information provided for the years 2012, 2011 and 2010 reflects compensation earned at Valero or its subsidiaries and the design and objectives of the executive compensation programs in place at Valero prior to the separation.

Compensation decisions for our named executive officers prior to the separation will be made by Valero. To the extent such persons are senior officers of Valero, the decisions will be made by the Compensation Committee of Valero, which is composed entirely of independent directors. Executive compensation decisions following the separation will be made by our Compensation Committee.

The tables in the following sections of this information statement provide information required by the SEC regarding compensation paid to or earned by our named executive officers for the year ended December 31, 2012. We use captions and headings in these tables that correspond to the SEC regulations requiring these disclosures. The footnotes to these tables provide important information to explain the values presented in the tables and are an important part of our disclosures.

Summary Compensation Table

The following table summarizes the compensation paid to our named executive officers for the fiscal years ended December 31, 2012, 2011 and 2010. The elements of compensation listed in the table are described in the “Compensation Discussion and Analysis” section of this information statement under the caption “Valero 2012 Executive Compensation” and in the table’s footnotes.

Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compensa- tion ($)(4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(5)	All Other Compensa- tion ($)(6)	Total ($)
Kimberly S. Bowers,	2012	550,000	926,686	154,095	660,000	821,674	42,527	3,154,982
Chief Executive Officer and President	2011	535,000	526,050	201,932	710,000	492,536	40,063	2,505,581
	2010	515,000	588,439	163,300	456,000	226,607	41,721	1,991,067
Clayton E. Killinger,	2012	430,000	512,953	86,000	419,300	482,838	39,479	1,970,570
Senior Vice President and Chief Financial Officer	2011	415,000	289,328	111,063	450,000	277,748	38,026	1,581,165
	2010	375,000	323,649	89,815	270,000	115,966	35,139	1,209,569
Stephan F. Motz,	2012	299,000	159,304	—	166,244	201,852	24,264	850,664
Senior Vice President	2011	290,800	170,966	—	192,942	133,932	22,803	811,443
	2010	281,736	125,888	—	109,198	101,905	22,601	641,328
Anthony P. Bartys,	2012	294,000	159,304	—	163,464	312,654	31,394	960,816
Senior Vice President	2011	284,800	170,966	—	193,158	173,512	25,657	848,093
	2010	275,126	123,090	—	106,636	133,182	25,221	663,255
Charles (Hal) Adams,	2012	226,000	73,952	—	125,656	191,984	29,623	647,215
Senior Vice President	2011	218,500	80,223	—	147,923	97,703	28,517	572,866
	2010	211,423	58,095	—	81,946	77,162	21,112	449,738

Footnotes to Summary Compensation Table:

(1)	The amounts shown represent the grant date fair value of awards for each of the fiscal years shown computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”).
(2)	See the Grants of Plan-Based Awards table for more information regarding shares of restricted stock and performance shares awarded in 2012. Only Ms. Bowers and Mr. Killinger received awards of performance shares in the years shown.
(3)	See the Grants of Plan-Based Awards table for more information on stock options granted in 2012. For information about valuation assumptions for the 2012 stock option grants, refer to the footnotes in the Grants of Plan-Based Awards table. Only Ms. Bowers and Mr. Killinger received awards of stock options in the years shown.
(4)	Represents amounts earned under Valero’s annual incentive bonus plan, as described in “Compensation Discussion and Analysis—Valero 2012 Executive Compensation—Elements of Executive Compensation—Annual Incentive Bonus.”

(5)	This column represents the sum of the change in pension value and non-qualified deferred compensation earnings for each of our named executive officers. See the Pension Benefits table for the present value assumptions used for these calculations. The amount of above-market or preferential earnings on non-tax-qualified deferred compensation included in the amounts presented above is zero.
(6)	The amounts listed as “All Other Compensation” for 2012 are composed of these items:

Item of income (in dollars)	Bowers	Killinger	Motz	Bartys	Adams
Valero contribution to Thrift Plan account	15,000	15,000	15,000	15,000	13,335
Valero contribution to Excess Thrift Plan account	18,000	10,800	2,940	2,640	—
Reimbursement of club membership dues	—	5,820	—	—	—
Imputed income—personal liability insurance	3,250	2,058	650	650	650
Imputed income—individual disability insurance	2,975	3,381	1,772	1,795	472
Imputed income—long-term disability	2,420	2,420	2,420	2,420	2,420
Imputed income—insurance (life & survivor) over $50,000	882	—	1,482	8,889	2,636
Reimbursement of higher education expenses	—	—	—	—	10,110

Total	42,527	39,479	24,264	31,394	29,623

GRANTS OF PLAN-BASED AWARDS

The following table describes plan-based awards (under Valero’s plans) for our named executive officers in 2012.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/sh)(1)	Closing Market Price on Grant Date ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)
Kimberly S. Bowers	n/a	(3)	—	440,000	4,568,000
	11/09/2012	(4)				n/a	27,593	n/a			806,546
	11/09/2012	(5)				—	16,840	33,680			120,140
	11/09/2012	(6)				n/a	14,030	n/a	29.2301	29.59	154,095
Clayton E. Killinger	n/a	(3)	—	279,500	559,000
	11/09/2012	(4)				n/a	15,257	n/a			445,964
	11/09/2012	(5)				—	9,390	18,780			66,989
	11/09/2012	(6)				n/a	7,830	n/a	29.2301	29.59	86,000
Stephan F. Motz	n/a	(3)	—	119,600	239,200
	11/09/2012	(4)				n/a	5,450	n/a			159,304
Anthony P. Bartys	n/a	(3)	—	117,600	235,200
	11/09/2012	(4)				n/a	5,450	n/a			159,304
Charles (Hal) Adams	n/a	(3)	—	90,400	180,800
	11/09/2012	(4)				n/a	2,530	n/a			73,952

Footnotes:

(1)	The exercise price is the mean of the high and low reported sales price per share on the NYSE of Valero’s common stock on the date of grant. Under the Valero 2011 Omnibus Incentive Plan, the exercise price for all options granted under the plan cannot be less than the mean of the high and low reported sales price per share on the NYSE of Valero’s common stock on the date of grant.
(2)	The reported grant date fair value of stock and option awards was determined in compliance with FASB ASC Topic 718.

Footnotes to Grants of Plan-Based Awards table (cont.):

(3)	Represents potential awards under Valero’s annual incentive bonus program. Actual amounts earned by our named executive officers for 2012 are reported in the Summary Compensation table under the column “Non-Equity Incentive Plan Compensation.” Under the incentive bonus program, our named executive officers (other than Ms. Bowers) could earn from zero to 200 percent of their bonus target amounts. The “target” amounts listed in the Grants of Plan-Based Awards table are computed by multiplying base salary by 80 percent, 65 percent, 40 percent, 40 percent and 40 percent for Ms. Bowers, Mr. Killinger, Mr. Motz, Mr. Bartys and Mr. Adams, respectively. The amounts listed as “maximum” are determined (except for Ms. Bowers) by multiplying the target amount by two. Because Ms. Bowers was a named executive officer for Valero in 2012, she participated in the Valero Annual Incentive Plan for Named Executive Officers. Accordingly, per the terms of that plan, the amount listed as “maximum” in the foregoing Grants of Plan-Based Awards table for Ms. Bowers is determined by multiplying (a) the maximum funded bonus pool amount under the program (as a result of Valero’s ANC or EBITDA performance for the year, i.e., $45.68 million for 2012) by (b) 10 percent. Valero’s annual incentive bonus program is described in “Compensation Discussion and Analysis—Valero 2012 Executive Compensation—Elements of Executive Compensation—Annual Incentive Bonus.”
(4)	Represents an award of shares of Valero’s restricted stock. The shares vest (become nonforfeitable) annually in equal one-third increments beginning in 2013. Dividends on restricted stock are paid as and when dividends are declared and paid on Valero’s outstanding common stock. Restricted stock awards are more fully described in “Compensation Discussion and Analysis—Valero 2012 Executive Compensation—Elements of Executive Compensation—Long-Term Incentive Awards.” Valero intends to accelerate the vesting of all of its non-vested restricted stock awards held by CST employees, including its named executive officers, on or prior to the record date. See “Compensation Discussion and Analysis—Effects of the Distribution on Outstanding Stock-Based Awards” included elsewhere in this information statement.
(5)	Represents an award of performance shares. Per the awards’ terms, on a normal vesting date, officers can earn, in shares of Valero common stock, from 0 percent to 200 percent of the number of performance shares that are vesting, based upon Valero’s achievement of objective performance measures during the performance periods prescribed by Valero’s Compensation Committee. See “Compensation Discussion and Analysis—Valero 2012 Executive Compensation—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Shares.” The amounts listed above represent an award of performance shares in three tranches. The performance shares are scheduled to vest annually in one-third increments in January 2014, January 2015 and January 2016. The first tranche is scheduled to vest in January 2014, with any resulting payout at that time conditioned upon Valero’s performance during the performance period ending in December 2013. Under FASB ASC Topic 718, each tranche is deemed to be a separate grant for fair value purposes. The first tranche was deemed to be granted (under FASB ASC Topic 718) in 2012 and is deemed to have an expected conversion rate (probable outcome) of 75 percent with a fair value per share of $28.53 (as reported in Note 15 “Stock-Based Compensation” of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2012). When assuming achievement of the highest level of performance conditions (per SEC Regulation S-K, Instruction 3 to Item 402(c)(2)(v)), the calculation produces assumed values for this tranche’s shares of $320,335 and $178,598, for Ms. Bowers and Mr. Killinger, respectively. The grant date (per FASB ASC Topic 718) for the second tranche of these performance shares is scheduled to occur in either the fourth quarter of 2013 or in January 2014, depending on actions to be taken by our Compensation Committee. Similarly, the grant date for the third tranche is scheduled to occur in either the fourth quarter of 2014 or in January 2015, depending on actions to be taken by our Compensation Committee. Ms. Bowers and Mr. Killinger will forfeit these performance shares following their termination of employment with Valero in connection with the separation and the distribution.

For performance shares awarded in 2011, the grant date (per FASB ASC Topic 718) for the second tranche occurred in the fourth quarter of 2012. The performance shares in the second tranche were deemed to have an expected conversion rate (probable outcome) of 50 percent and fair value per share of $28.53, resulting in grant date fair values of $190,210 and $104,620, for Ms. Bowers and Mr. Killinger, respectively. The grant date (per FASB ASC Topic 718) for the third tranche is expected to occur in either the fourth quarter of 2013 or in January 2014, depending on actions to be taken by our Compensation Committee. For performance shares awarded in 2010, the grant date (per FASB ASC Topic 718) for the third tranche occurred in the fourth quarter of 2012. The performance shares in the third tranche were deemed to have an expected conversion rate (probable outcome) of 100 percent and fair value per share of $28.53, resulting in grant date fair values of $380,391 and $209,211, for Ms. Bowers and Mr. Killinger, respectively. Ms. Bowers and Mr. Killinger will forfeit the unvested portion of these performance shares following their termination of employment with Valero in connection with the separation and the distribution.

Mr. Motz, Mr. Bartys and Mr. Adams did not receive awards of performance shares in 2012, 2011 or 2010.

(6)	Represents a grant of options to purchase Valero common stock. The options vest (become nonforfeitable) in equal annual installments over a period of three years beginning in 2013. The options are known as “performance stock options” because the options become exercisable after their vesting dates, if at all, only if the reported market price per share of Valero’s common stock on the NYSE has, since the date of grant, reached a price that equals or exceeds a price that is 25 percent greater than the options’ exercise price. (This performance milestone was reached in early 2013.) The options will expire 10 years from their date of grant.

For financial reporting purposes, the fair value of stock options must be determined using a model taking into consideration the following:

•	the exercise price of the option;

•	the expected life of the option;

•	the current price of the underlying stock;

•	the expected volatility of the underlying stock;

•	the expected dividends on the underlying stock; and

•	the risk-free interest rate for the expected life of the option.

The fair value of Valero’s stock options granted during 2012 were estimated using the Monte Carlo simulation model, as these options contain both a service condition and a market condition in order to be exercised. The expected life of options granted is the period of time from the grant date to the date of expected exercise or other expected settlement. The options have an expected life of six years, as calculated using the safe harbor provisions of SEC Staff Accounting Bulletin No. 107 and No. 110 related to share-based payments. The expected volatility of 49.11 percent is based on closing prices of Valero’s common stock for periods corre-sponding to the expected life of the options granted. The expected dividend yield of 2.39 percent is based on annualized dividends at the date of grant. The risk-free interest rate used (0.85 percent) is the implied yield currently available from the U.S. Treasury zero-coupon issues with a remaining term equal to the expected life of the options at the grant date.

OUTSTANDING EQUITY AWARDS

AT DECEMBER 31, 2012

The following table describes unexercised Valero stock options, unvested restricted shares of Valero common stock and unvested Valero performance shares held by our named executive officers as of December 31, 2012.

	Option Awards					Stock Awards
						Restricted Stock			Performance Shares
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)		Equity Incentive Plan Awards: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Kimberly S. Bowers	9,400	—		21.355	10/21/2014	3,256	(6)	111,095	40,000	(11)	1,364,800
	—	6,666	(3)	18.985	11/17/2020	14,176	(7)	483,685	40,000	(12)	1,137,322
	6,667	13,333	(4)	26.3025	10/28/2021	6,666	(8)	227,444	16,840	(13)	574,581
	—	14,030	(5)	29.2301	11/9/2022	13,333	(9)	454,922
						27,593	(10)	941,473
Clayton E. Killinger	—	3,666	(3)	18.985	11/17/2020	1,500	(6)	51,180	22,000	(11)	750,640
	—	7,333	(4)	26.3025	10/28/2021	6,424	(7)	219,187	22,000	(12)	625,522
	—	7,830	(5)	29.2301	11/9/2022	3,666	(8)	125,084	9,390	(13)	320,387
						7,333	(9)	250,202
						15,257	(10)	520,569
Stephan F. Motz	13,500	—		9.825	10/29/2013	520	(6)	17,742
	9,500	—		21.355	10/21/2014	1,040	(7)	35,485
	3,525	—		52.545	10/19/2013	3,250	(8)	110,890
	2,800	—		71.45	10/25/2014	4,333	(9)	147,842
	6,400	—		17.11	10/16/2015	5,450	(10)	185,954
	6,000	—		18.915	10/29/2019

(table and footnotes continue on the following page)

	Option Awards				Stock Awards
					Restricted Stock			Performance Shares
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Anthony P. Bartys	2,820	—	52.545	10/19/2013	356	(6)	12,147
	2,800	—	71.45	10/25/2014	745	(7)	25,419
					1,416	(8)	48,314
					2,970	(9)	101,336
					4,008	(10)	136,753
Charles (Hal) Adams	2,480	—	9.825	10/29/2013	250	(6)	8,530
	3,120	—	21.355	10/21/2014	440	(7)	15,013
	1,625	—	52.545	10/19/2013	1,038	(8)	35,417
	1,275	—	71.45	10/25/2014	2,033	(9)	69,366
	3,100	—	17.11	10/16/2015	2,530	(10)	86,324
	2,000	—	18.915	10/29/2019

Footnotes to Outstanding Equity Awards table:

(1)	Valero’s equity plans provide that the exercise price for all stock options must not be less than the mean of the high and low NYSE-reported sales prices per share of Valero’s common stock on the date of grant.
(2)	The assumed market values were determined using the closing market price of Valero’s common stock on December 31, 2012 ($34.12 per share). For a further discussion of the vesting of performance share awards (as noted in the following footnotes), see “Compensation Discussion and Analysis—Valero 2012 Executive Compensation—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Shares.” For performance shares that vested in January 2013, the payout value used for this column was their actual vesting percentages on January 22, 2013 (i.e., 100 percent for performance shares granted in 2010 and 50 percent for performance shares granted in 2011). Only Ms. Bowers and Mr. Killinger have outstanding performance shares.
(3)	The unvested portion of this award is scheduled to vest on November 17, 2013.
(4)	The unvested portion of this award is scheduled to vest in equal installments on October 28, 2013 and October 28, 2014.
(5)	The unvested portion of this award is scheduled to vest in equal installments on November 9, 2013, November 9, 2014 and November 9, 2015.

Footnotes to Outstanding Equity Awards table (cont.):

(6)	The unvested portion of this award was scheduled to vest in October 2013, but the vesting of these shares is expected to be accelerated on or prior to the record date of the distribution. See “Compensation Discussion and Analysis—Effects of the Distribution on Outstanding Stock-Based Awards” included elsewhere in this information statement.
(7)	The unvested portion of this award was scheduled to vest in equal installments in October 2013 and October 2014, but the vesting of these shares is expected to be accelerated on or prior to the record date of the distribution. See “Compensation Discussion and Analysis—Effects of the Distribution on Outstanding Stock-Based Awards” included elsewhere in this information statement.
(8)	The unvested portion of this award was scheduled to vest in November 2013, but the vesting of these shares is expected to be accelerated on or prior to the record date of the distribution. See “Compensation Discussion and Analysis—Effects of the Distribution on Outstanding Stock-Based Awards” included elsewhere in this information statement.
(9)	The unvested portion of this award was scheduled to vest in equal installments in October 2013 and October 2014, but the vesting of these shares is expected to be accelerated on or prior to the record date of the distribution. See “Compensation Discussion and Analysis—Effects of the Distribution on Outstanding Stock-Based Awards” included elsewhere in this information statement.
(10)	The unvested portion of this award was scheduled to vest in equal installments in November 2013, November 2014 and November 2015, but the vesting of these shares is expected to be accelerated on or prior to the record date of the distribution. See “Compensation Discussion and Analysis—Effects of the Distribution on Outstanding Stock-Based Awards” included elsewhere in this information statement.
(11)	Two-thirds of these performance shares vested on January 22, 2013 at 100 percent, the final one-third is scheduled to vest in January 2014. The value shown in the column “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” represents the market value of 100 percent of the performance shares at the closing price of Valero’s common stock on December 31, 2012. The named executive officers will forfeit the unvested performance shares after terminating employment with Valero in connection with the separation and the distribution.
(12)	One-third of these performance shares vested on January 22, 2013 at 50 percent of target; one-third is scheduled to vest in January 2014, and the final one-third is scheduled to vest in January 2015. The value shown in the column “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” represents, for the performance shares that vested in January 2013, the market value of 50 percent (the actual payout amount) of the closing price of Valero’s common stock on December 31, 2012, and for the remaining two-thirds, the market value of 100 percent (assumed) of the closing price of Valero’s common stock on December 31, 2012. The named executive officers will forfeit the unvested performance shares after terminating employment with Valero in connection with the separation and the distribution.
(13)	These performance shares are scheduled to vest in one-third increments in each of January 2014, January 2015, and January 2016. The value shown in the column “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” represents the market value of 100 percent of the performance shares at the closing price of Valero’s Common Stock on December 31, 2012. The named executive officers will forfeit the unvested performance shares after terminating employment with Valero in connection with the separation and the distribution.

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding (i) Valero stock option exercises by our named executive officers and (ii) the vesting of Valero restricted stock held by our named executive officers during 2012 on an aggregated basis.

	Option Awards		Stock Awards (1)
Name	No. of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)(3)	No. of Shares Acquired on Vesting (#)(4)	Value Realized on Vesting ($)(5)
Kimberly S. Bowers	169,134	2,611,602	24,398	713,348
Clayton E. Killinger	82,141	1,239,718	12,652	370,129
Stephan F. Motz	40,000	813,374	5,697	164,244
Anthony P. Bartys	14,900	189,319	3,792	79,973
Charles (Hal) Adams	—	—	2,645	76,257

Footnotes to Option Exercises and Stock Vested table:

(1)	Represents shares of Valero common stock from the vesting of restricted shares. No shares of Valero’s common stock were issued to the named executive officers with respect to performance shares vesting in 2012 because Valero’s performance score on January 23, 2012 was 0 percent.
(2)	Represents the gross number of shares received by the named executive officer before deducting any shares withheld from an option’s exercise to pay the exercise price and/or tax obligation.
(3)	The reported value is determined by multiplying (i) the number of shares subject to the option, times (ii) the difference between the market price of Valero’s common stock on the date of exercise and the exercise price of the stock option. The value is stated before payment of applicable taxes.
(4)	The number of shares listed represents the gross number of shares received before deducting shares withheld from the vesting of restricted stock to pay the resulting tax obligation.
(5)	The reported value is determined by multiplying number of vested shares by the market value of the shares on the vesting date.

Post-employment Compensation

Pension Benefits

The following table provides information regarding the accumulated benefits of our named executive officers under Valero’s tax-qualified defined benefit plan and supplemental retirement plans as of December 31, 2012.

Name	Plan Name	No. of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Kimberly S. Bowers	Pension Plan	15.25	424,808	—
	Excess Pension Plan	15.25	1,151,081	—
	SERP	15.25	588,046	—
Clayton E. Killinger	Pension Plan	11.08	359,894	—
	Excess Pension Plan	11.08	580,471	—
	SERP	11.08	323,372	—
Stephan F. Motz	Pension Plan	15.00	519,604	—
	Excess Pension Plan	15.00	333,818	—
Anthony P. Bartys	Pension Plan	21.58	816,973	—
	Excess Pension Plan	21.58	464,452	—
Charles (Hal) Adams	Pension Plan	17.00	563,679	—
	Excess Pension Plan	17.00	130,835	—

Present values in the table were calculated using the same interest rate and mortality table used for Valero’s financial reporting. Present values at December 31, 2012 were determined using a 4.27 percent discount rate and the plans’ earliest unreduced retirement age (i.e., age 62). The present values reflect postretirement mortality rates based on the 2013 Pension Protection Act Static Annuitant Mortality Table. No decrements were included for pre-retirement termination, mortality or disability. When applicable, lump sums were determined based on a 4.27 percent interest rate and the mortality table prescribed by the IRS in Rev. Ruling 2007-67 and updated by IRS Notice 2008-85 for distributions in the years 2009 to 2013. Compensation for purposes of the Valero Pension Plan, Valero Excess Pension Plan and Valero SERP includes salary and bonus.

Under the Valero Pension Plan, an eligible employee may elect to retire prior to the normal retirement age of 65 if he or she is between the ages of 55 and 65 and has completed as least five years of vesting service. Under the plan’s early retirement provisions, an employee may elect to commence a benefit upon retirement or delay payments to a later date. Pension payments that begin after age 55 and before age 62 are reduced by four percent for each full year between the benefit start date and the individual’s 62nd birthday. The four-percent reduction is prorated for a partial year. The formula used to calculate the benefit and the optional forms of payment are otherwise the same as for normal retirement. Mr. Bartys is eligible for early retirement benefits.

For employees hired by Valero prior to January 1, 2010, the Valero Pension Plan (supplemented, as necessary, by the Valero Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6 percent of the participant’s average monthly compensation (based upon the participant’s earnings during the three consecutive calendar years during the last 10 years of the participant’s credited service affording the highest such average) times the participant’s years of credited service. Each of our named executive officers was hired by Valero prior to January 1, 2010.

The Valero Excess Pension Plan provides benefits to those employees whose pension benefits under the Valero Pension Plan are subject to limitations under the Code, or are otherwise indirectly constrained by the Code from realizing the maximum benefit available to them under the terms of Pension Plan. The Valero Excess Pension Plan is designed as an “excess benefit plan” as defined under Section 3(36) of the Employee Retirement Income Security

Act of 1974 (“ERISA”), for those benefits provided in excess of section 415 of the Code. The Valero Excess Pension Plan is not intended to be either a qualified plan under the provisions of Section 401(a) of the Code, or a funded plan subject to the funding requirements of ERISA. Subject to other terms of the plan, the benefit payable under the Valero Excess Pension Plan is generally an amount equal to “x” minus “y”, where “x” is equal to 1.6 percent of a participant’s final average monthly earnings (as determined under the plan) multiplied by the participant’s number of years of credited service, and “y” is equal to the participant’s benefit that is payable under the Valero Pension Plan. A participant’s benefits under the Valero Excess Pension Plan will vest concurrently with the vesting of the participant’s benefits under the Valero Pension Plan.

The Valero SERP provides an additional benefit equal to 0.35 percent times the product of the participant’s years of credited service (maximum 35 years) multiplied by the excess of the participant’s average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. The participant’s most highly compensated consecutive 36 months of service are considered. The Valero SERP benefit payment is made in a lump sum. A participant in the Valero SERP will vest in the Valero SERP benefit when he or she reaches age 55 (and has completed at least five years of credited service). Neither Ms. Bowers nor Mr. Killinger is vested in the Valero SERP.

Following the distribution, none of our named executive officers will participate in the Valero Pension Plan, Valero Excess Pension Plan or Valero SERP.

Nonqualified Deferred Compensation

The following table describes contributions by Valero and each of our named executive officers under Valero’s non-qualified defined contribution and other deferred compensation plans during 2012. The table also presents each named executive officer’s earnings, withdrawals (if any) and year-end balances in these Valero plans.

		Executive Contribu- tions in Last FY ($)	Registrant Contribu- tions in FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdraw- als/Distri- butions ($)	Aggregate Balance at Last FYE ($)
Kimberly S. Bowers	Deferred Compensation Plan	—	—	37,068	—	309,849
	Excess Thrift Plan	—	18,000	—	—	150,847
Clayton E. Killinger	Deferred Compensation Plan	—	—	70,564	—	415,596
	Excess Thrift Plan	—	10,800	—	—	84,705
Stephan F. Motz	Deferred Compensation Plan	107,216	—	116,641	—	1,000,928
	Excess Thrift Plan	—	2,940	—	—	56,258
	UDS Non-qualified 401(k) Plan (2)	—	—	62,718	—	470,295
Anthony P. Bartys	Excess Thrift Plan	—	2,640	—	—	26,355
	UDS Non-qualified 401(k) Plan (2)	—	—	12,960	—	156,082
Charles (Hal) Adams	UDS Non-qualified 401(k) Plan (2)	—	—	10,574	—	268,465
	Diamond Shamrock Excess ESOP (2)	—	—	—	—	1,745

Footnotes to Nonqualified Deferred Compensation table:

(1)	All of the amounts included in this column are included within the amounts reported as “All Other Compensation” for 2012 in the Summary Compensation table.
(2)	Valero assumed the Diamond Shamrock Excess ESOP and Ultramar Diamond Shamrock Corporation Non-qualified 401(k) Plan when Valero acquired UDS in 2001. These plans are frozen.

The Valero Deferred Compensation Plan and the Valero Excess Thrift Plan are described in “Compensation Discussion and Analysis—Valero 2012 Executive Compensation—Elements of Executive Compensation—Post-Employment Benefits.” The following terms also apply to these plans.

Under the Valero Deferred Compensation Plan (the “Valero DC Plan”), participants may elect when and over what period of time their deferrals will be distributed based on plan provisions. Participants may elect to have their accounts distributed in a lump sum on a specified date, at least five years after the year of the deferral election. Effective January 1, 2010, the five-year period changed to a three-year period after the year of the deferral election for 2010 deferrals and after. Even if a participant has elected a specified distribution date, the participant’s Valero DC Plan account will be distributed upon the participant’s death, retirement or other termination of employment. Participants may, at the time of their deferral elections, choose to have their accounts distributed as soon as reasonably practical following retirement or other termination, or on the first day of January following the date of retirement or termination.

Participants may also elect to have their accounts distributed in one lump sum payment or in five-, 10- or 15-year installments upon retirement, and in a lump sum or five annual installments upon other termination. Participants may also elect to have their accounts distributed in one lump-sum payment or in two- to 15-year installments upon retirement. Upon a participant’s death, the participant’s beneficiary will receive the participant’s Valero DC Plan account in one lump-sum payment within 90 days following the participant’s death. Upon a change in control of Valero, all Valero DC Plan accounts are immediately vested in full. However, distributions are not accelerated and, instead, are made in accordance with the Valero DC Plan’s normal distribution provisions.

The Valero Excess Thrift Plan provides benefits to participants of Valero’s qualified thrift plan whose accounts would not otherwise be credited with company matching contributions due to certain IRS limits on contributions and/or compensation. The Valero Excess Thrift Plan is neither a qualified plan for federal tax purposes nor a funded plan subject to ERISA. Two separate components comprise the Valero Excess Thrift Plan: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Our named executive officers will cease accruing benefits under Valero’s non-qualified deferred compensation plans as of the distribution date.

Potential Payments Upon Termination or Change of Control

Ms. Bowers and Mr. Killinger have change-of-control severance agreements with Valero. The agreements were designed to assure the continued availability of the officers in the event of a change of control of Valero. When determining the amounts and benefits payable under the agreements, Valero and its Compensation Committee sought to secure compensation that is competitive in Valero’s market to recruit and retain executive talent. Consideration was given to the principal terms found in employment and change of control agreements of other publicly traded companies. When a change of control of Valero occurs, the agreements become operative for a fixed three-year period.

The agreements provide generally that the officer’s terms of employment will not be changed adversely during the three-year period after a change of control. In addition, outstanding stock options held by the officer will vest, restrictions on outstanding restricted stock will lapse, and unvested performance shares will vest and become payable at 200 percent of target. The agreements were recently amended to eliminate the gross-up benefit that formerly entitled the officers to receive a payment to make them whole for any excise tax on excess parachute payments imposed under Section 4999 of the Code. Each agreement subjects the officer to obligations of confidentiality, both during the term and after termination, for information relating to Valero that the officer acquired during his or her employment.

The separation and the distribution described in this information statement are not “change of control” events that trigger the application of the change-of-control severance agreements described in this section. For purposes of the agreements, “change of control” means any of the following (subject to additional particulars as stated in the agreements):

•	the acquisition by an individual, entity or group of beneficial ownership of 20 percent or more of Valero’s common stock;

•	the ouster from Valero’s board of a majority of the incumbent directors;

•	consummation of a business combination; or

•	approval by stockholders of the liquidation or dissolution of Valero.

In the agreements, “cause” is defined to mean, generally, the willful and continued failure of the officer to perform substantially the officer’s duties, or illegal or gross misconduct by the officer that is materially and demonstrably injurious to Valero. “Good reason” is defined to mean, generally:

•	a diminution in the executive officer’s position, authority, duties and responsibilities;

•	relocation of the executive;

•	increased travel requirements; or

•	failure of Valero’s successor to assume and perform under the agreement.

The following tables disclose potential payments to Ms. Bowers and Mr. Killinger in connection with a change of control of Valero. The potential payments were calculated in accordance with SEC regulations. Values in the tables assume that a change of control occurred on December 31, 2012 and that the officer’s employment was terminated on that date. Mr. Motz, Mr. Bartys and Mr. Adams are not listed in the following tables because they do not have change-of-control severance agreements with Valero, and they are not otherwise entitled to compensation in connection with a change in control or termination event.

Under the change of control agreements, if an officer’s employment is terminated for “cause,” the officer will not receive any benefits or compensation other than any accrued salary or vacation pay that remained unpaid through the date of termination, and, therefore, there is no presentation of termination for “cause” in the following tables.

POTENTIAL PAYMENTS UNDER CHANGE OF CONTROL SEVERANCE AGREEMENTS

Termination of Employment by the Company Other Than for

“Cause” or Disability, or by the Executive for “Good Reason” (1) ($)

	Bowers	Killinger
Salary (2)	1,100,000	860,000
Bonus (2)	1,420,000	900,000
Pension, Excess Pension, and SERP	1,270,098	820,578
Contributions under Defined Contribution Plans	66,000	51,600
Health & Welfare Plan Benefits (3)	37,662	33,738
Outplacement Services	25,000	25,000
Accelerated Vesting of Stock Options (4)	273,726	151,099
Accelerated Vesting of Restricted Stock (5)	2,218,619	1,166,222
Accelerated Vesting of Performance Shares (6)	6,608,362	3,643,334

Termination of Employment by the Company because of Death or

Disability (7) and Termination by the Executive Other Than for “Good Reason” (8) ($)

	Bowers	Killinger
Accelerated Vesting of Stock Options (4)	273,726	151,099
Accelerated Vesting of Restricted Stock (5)	2,218,619	1,166,222
Accelerated Vesting of Performance Shares (6)	6,608,362	3,643,334

Continued Employment Following Change of Control (9) ($)

	Bowers	Killinger
Salary	(9)	(9)
Bonus	(9)	(9)
Pension, Excess Pension, and SERP	(9)	(9)
Contributions under Defined Contribution Plans	(9)	(9)
Health & Welfare Plan Benefits	(9)	(9)
Accelerated Vesting of Stock Options (4)	273,726	151,099
Accelerated Vesting of Restricted Stock (5)	2,218,619	1,166,222
Accelerated Vesting of Performance Shares (6)	6,608,362	3,643,334

Footnotes appear on the following page.

Footnotes for Payments Under Change of Control Severance Agreements tables:

(1)	If an acquiror terminates the officer’s employment (other than for “cause,” death or “disability,” as defined in the agreement) or if the officer terminates his or her employment for “good reason,” the officer is generally entitled to receive the following: (a) a lump sum cash payment equal to the sum of (i) accrued and unpaid compensation through the date of termination, including a pro-rata annual bonus (for this table, we assumed that the officers’ bonuses for the year of termination were paid at year end), (ii) two times the sum of the officer’s annual base salary plus the officer’s highest annual bonus from the past three years, (iii) the actuarial present value of the pension benefits (qualified and nonqualified) the officer would have received for an additional two years of service and (iv) the equivalent of two years of employer contributions under Valero’s tax-qualified and supplemental defined contribution plans; (b) continued welfare benefits for two years; and (c) up to $25,000 of outplacement services.
(2)	Per SEC regulation, we assumed each officer’s compensation at the time of each triggering event to be as stated below. The listed salary is the executive officer’s actual rate of pay as of December 31, 2012. The listed bonus amount represents the highest bonus earned by the executive in any of fiscal years 2010, 2011 or 2012 (the three years prior to the assumed change of control):

Name	Salary	Bonus
Kimberly S. Bowers	$550,000	$710,000
Clayton E. Killinger	$430,000	$450,000

(3)	The officer is entitled to coverage under welfare benefit plans (e.g., health, dental, etc.) for two years following the date of termination.
(4)	The amounts stated in the table represent the assumed cash value of the accelerated options derived by multiplying (a) the difference between $34.12 (the closing price of Valero’s common stock on the NYSE on December 31, 2012), and the options’ exercise prices, times (b) the number of option shares.
(5)	The amounts stated in the table represent the product of (a) the number of shares whose restrictions lapsed because of the change of control, and (b) $34.12 (the closing price of Valero’s common stock on the NYSE on December 31, 2012).
(6)	The amounts stated in the table represent the product of (a) the number of performance shares whose vesting was accelerated because of the change of control, times 200 percent, times (b) $34.12 (the closing price of Valero’s common stock on the NYSE on December 31, 2012).
(7)	If employment is terminated by reason of death or disability, then the officer’s estate will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the officer in the prior three years (prorated to the date of termination; in this example, we assumed that the officers’ bonuses for the year of termination were paid at year end). In the case of disability, the officer would be entitled to disability and related benefits at least as favorable as those provided by Valero under its programs during the 120 days prior to the officer’s termination of employment.
(8)	If the officer voluntarily terminates employment other than for “good reason,” he or she will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the officer in the prior three years (prorated to the date of termination; in this example, we assumed that the officers’ bonuses for the year of termination were paid at year end).
(9)	The agreements provide for a three-year term of employment following a change of control, and generally provide that the officer will continue to enjoy compensation and benefits on terms at least as favorable as in effect prior to the change of control. In addition, all outstanding equity incentive awards will vest on the date of the change of control.

NON-EMPLOYEE DIRECTOR COMPENSATION

CST Non-Employee Director Compensation

Our non-employee directors will receive compensation for their services on our Board of Directors. In anticipation of the distribution, Valero engaged in a benchmarking process to establish compensation programs and targets for our non-employee directors. As a result, the following non-employee director compensation components were considered and approved by the Valero Board of Directors and the CST Board of Directors, subject to and effective upon completion of the separation and the distribution.

Component	Amount
annual cash retainer	$70,000
annual restricted stock grant (value) (1)	$125,000
committee chair fee (cash)	$15,000
lead director fee (cash)	$20,000

(1)	Shares of restricted stock will vest on the one-year anniversary of the date of grant.

Following the distribution, we expect the CST Compensation Committee to consider and make decisions regarding our director compensation program with assistance from independent compensation consultants retained by the committee.

Valero Non-Employee Director Compensation

Information about Valero’s 2012 non-employee director compensation is included in this section. In 2012, Valero’s non-employee directors received a cash retainer of $115,000. The annual retainer is paid in lieu of payments for separate meeting or committee fees. In addition to the retainer, directors who serve as chairpersons of the board’s Audit, Compensation and Nominating/Governance and Public Policy Committees, and the director serving as the designated lead director, receive an additional $20,000 annually. Directors are reimbursed for expenses of meeting attendance. Directors who are employees of Valero do not receive compensation (other than reimbursement of expenses) for serving as directors.

Grants of equity awards supplement the cash compensation paid to Valero’s non-employee directors, thereby increasing the directors’ identification with the interests of stockholders through common stock ownership. On the date of each annual meeting of Valero’s stockholders, each non-employee director receives a grant of restricted shares of Valero common stock valued at $160,000, with vesting to occur in equal increments over three years. Upon a non-employee director’s initial election to the Valero Board of Directors, the director receives a grant of 4,000 restricted shares of Valero’s common stock that will vest in three equal installments.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis discusses the anticipated compensation structure for CST’s named executive officers following the distribution, as well as Valero’s 2012 historical compensation practices for its named executive officers. CST’s anticipated compensation programs and policies remain subject to review and approval by the CST Compensation Committee, which has not yet been constituted.

Initially, we expect our compensation policies and practices to be largely the same as those employed at Valero. Once the CST Compensation Committee is constituted, we expect that committee to review these policies and practices and make adjustments as appropriate for our business strategies and competitiveness.

This Compensation Discussion and Analysis has three main parts:

•	CST Compensation Programs—This section discusses (i) certain compensation actions taken prior to the distribution and (ii) our anticipated executive compensation programs after the distribution.

•	Effects of the Distribution on Outstanding Stock-Based Awards—This section discusses the effects of the distribution on outstanding compensation awards for our named executive officers.

•	Valero 2012 Executive Compensation—This section describes and analyzes Valero’s executive compensation programs in 2012.

CST Compensation Programs

Compensation Actions Taken Prior to the Distribution

Initial Target Compensation

In anticipation of the distribution, Valero, as sole stockholder of CST, engaged in a benchmarking process to establish initial base salaries, initial long-term incentive grants, annual incentive bonus targets and annual long-term incentive targets for our named executive officers. Cash and equity as well as short-term and long-term allocations of compensation were considered in this benchmarking process. The benchmarked compensation components take into account (i) new positions with increased responsibilities for our named executive officers within the CST organization and (ii) market compensation levels of our peer companies. Exequity, Valero’s independent executive compensation consultant, advised Valero in connection with this review. Valero and the CST Board of Directors used the following companies, recom-mended by Exequity, as a peer group for purposes of targeting compensation for our named executive officers. The companies in the peer group are companies in the retail industry with whom we would compete for executive talent.

Alimentation Couche-Tard Inc.	Kohl’s Corp.
AutoZone, Inc.	Office Depot, Inc.
Bed Bath & Beyond Inc.	The Pantry, Inc.
Casey’s General Stores, Inc.	Staples, Inc.
Dollar General Corporation	Susser Holdings Corporation
Family Dollar Stores Inc.	The TJX Companies, Inc.
Gap, Inc.	TravelCenters of America LLC
Genuine Parts Company	YUM! Brands, Inc.
J.C. Penny Company

Valero and the CST Board of Directors benchmarked initial base salaries, annual incentive bonus targets and annual long-term incentive targets for our named executive officers at or near the 50th percentile (median) of compensation for the peer group, taking into consideration each named executive officer’s post-distribution level of responsibility as well as the median market pay data for similar positions at peer companies. Valero and the CST Board of Directors approved the following salaries and compensation targets, effective as of the date of the distribution.

	Bowers	Killinger	Bartys	Motz	Adams
base salary	$900,000	$575,000	$425,000	$330,000	$330,000
annual bonus target percentage (1)	136%	90%	75%	70%	70%
annual bonus target amount (2)	$1,224,000	$517,500	$318,750	$231,000	$231,000
annual long-term incentive target percentage (3)	263%	175%	125%	90%	90%
annual long-term incentive amount (4)	$2,367,000	$1,006,250	$531,250	$297,000	$297,000
total target compensation (5)	$4,491,000	$2,098,750	$1,275,000	$858,000	$858,000

Footnotes:

(1)	Bonus target as a percentage of base salary.
(2)	Determined by multiplying “bonus target percentage” times “base salary.”
(3)	Annual long-term incentive target as a percentage of base salary.
(4)	Determined by multiplying “annual long-term incentive” times “base salary.”
(5)	Sum of “base salary,” “annual bonus target amount,” and “annual long-term incentive amount.”

Prior to the above decisions on pay alignment, the total compensation levels of each CST named executive officer were substantially below the median pay of similarly situated executives among the peer companies. In anticipation of the distribution, Valero and the CST Board of Directors increased each named executive officer’s total targeted pay. Notwithstanding these increases, the total targeted pay still falls below the median total targeted pay levels among the peers. CST’s Compensation Committee will determine whether to adjust the base salaries, annual bonus targets and annual long-term incentive targets for our named executive officers after the distribution. See “Anticipated Compensation Program Design Following the Distribution” below.

Historical compensation information for our named executive officers (under Valero’s compensation programs) for the fiscal years ended December 31, 2012, 2011 and 2010 is detailed in the Summary Compensation table of the “Executive Compensation” section of this information statement. Valero’s compensation programs and policies are described below under the caption “Valero 2012 Executive Compensation.”

CST Brands, Inc. 2013 Omnibus Stock Incentive Plan

Summary

In anticipation of the distribution, Valero, as sole stockholder of CST, and the CST Board of Directors have approved the 2013 CST Brands, Inc. Omnibus Stock Incentive Plan (the “Plan”). The Plan will permit us to grant stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and cash awards to CST officers, directors and certain other employees. The Plan provides a pool of shares representing 10 percent of CST common stock issued as of immediately following the distribution, of which not more than 70 percent of the available shares under the Plan may be in the form of time-based vesting full-value shares or equivalents (including time-lapse Restricted Stock, time-lapse Restricted Stock Units, Stock Units, Performance Shares, Performance Units, Performance Cash and Dividend Equivalents, as described in the Plan).

The following is a summary of the material terms of the Plan. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the Plan. To the extent that there is a conflict between this summary and the Plan, the terms of the Plan will govern. In the following summary, the term “shares” means CST’s $0.01 par value common stock, and such other securities or property as may become the subject of awards under the Plan, and the term “stock unit” means a unit or right whose value is based on the value of a share.

Administration. The Plan will be administered by CST’s Compensation Committee, composed of directors appointed by CST’s Board of Directors who are non-employee directors, as defined by Rule 16b-3 of the Exchange Act and outside directors, as defined in Section 162(m) of the Code. Per the Plan, CST’s Compensation Committee is authorized, subject to the terms of the Plan, to determine which participants will receive awards, the times when such awards will be made, the times when such awards will vest, the types of awards, the number of shares to be issued under the awards, the value or amount of the awards, and other terms and conditions of awards. All decisions with respect to the Plan are within the discretion of CST’s Compensation Committee, except for certain discretion granted to the CST Chief Executive Officer. Certain of CST’s Compensation Committee’s duties and authority may be delegated pursuant to the terms of the Plan.

Share Counting. Generally, if an award granted under the Plan is forfeited or cancelled without the payment of consideration, the shares allocable to the forfeited or cancelled portion of the award are added back to the aggregate available for grant under the Plan, and may again be subject to an award granted under the Plan. If, however, shares are delivered or tendered to CST for repurchase to satisfy the exercise price of any option award, those shares will not be added back to the aggregate number of shares available for grant under the Plan. In addition, if any shares are withheld from issuance to satisfy tax obligations associated with any award, those shares will count against the aggregate number of shares available for future grants under the Plan.

Limitations on Awards. The following limitations apply:

•

The maximum number of shares of CST common stock that may be delivered pursuant to (a) awards granted under the Plan is an amount equal to 10 percent of the total number of shares of common stock issued by CST as of immediately following the distribution (the “Share Limit”) and (b) stock options granted under the Plan intended to be Incentive Stock Options (“ISOs”) is an amount equal to 50 percent of the Share Limit.

•

Not greater than five percent of the Share Limit may be issued as restricted stock or restricted stock units with less than a three-year vesting period from the date of grant if not granted pursuant to a performance award, provided that CST’s Compensation Committee may provide for earlier vesting following a change in control or upon an employee’s termination of employment by reason of death, disability or retirement.

•

No participant may receive during any calendar year (a) stock options or stock appreciation rights (“SARs”) covering an aggregate of more than 1,000,000 shares or (b) awards that are intended to qualify for exemption from the limitation on deductibility imposed by Section 162(m) of the Code (other than stock options or SARs) covering an aggregate of more than 1,000,000 shares.

•	The exercise price of stock options cannot be less than 100 percent of the fair market value of a share at the time the option is granted.

•	The grant price of a SAR cannot be less than 100 percent of the fair market value of a share at the time the SAR is granted.

•	Repricing of stock options and SARs is not permitted.

•	Not more than 70 percent of shares pursuant to awards may be in the form of time-lapse restricted stock, stock units, performance shares, performance units, performance cash and dividend equivalents.

•	No participant may receive during any calendar year awards that are to be settled in cash covering an aggregate of more than $20,000,000.

•	The term of the Plan and awards granted under the Plan of awards may not exceed 10 years.

•	The Plan does not contain an evergreen provision.

Eligibility. The Plan provides for awards to the directors and employees of CST and its subsidiaries. Immediately following the distribution, six non-employee directors and approximately 11 thousand employees will be eligible to participate in the Plan.

Types of Awards. The Plan permits grants of: (i) restricted stock and restricted stock units; (ii) stock options (including incentive and non-qualified stock options); (iii) SARs; (iv) performance awards of cash, stock or property; and (v) other stock-based awards. Awards may be granted alone, in addition to, or in combination with, any other awards under the Plan or any other compensation plan. Awards can be granted for cash or other consideration as determined by CST’s Compensation Committee or as required by applicable law (or for no cash consideration). Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares or other securities, or property or any combination of these.

Restricted Stock and Restricted Stock Units. Restricted stock is an award of shares subject to a restriction period specified in the award. During the restriction period, the shares may not be transferred and are subject to forfeiture. Potential events of forfeiture include early termination of employment. The holder is otherwise usually treated as a registered stockholder with the right to receive dividends and vote the shares during the restriction period. Restricted stock units are similar to restricted stock except that the award takes the form of stock units instead of shares. During the restriction period, a holder of restricted stock units may be paid cash (dividend equivalents) that are equal in timing and amount to share dividends but does not have voting or other stockholder rights. The units may be settled in cash or shares.

Stock Options and Stock Appreciation Rights. Stock options give the holder the right to purchase shares at the exercise price specified in the award. SARs give the holder the right to receive an amount in cash or shares equal to the spread between the exercise price specified in the award and the market price of a share at the time of exercise. SARs may be granted alone or with stock options. Stock options and SARs granted under the Plan are subject to the terms and conditions determined by CST’s Compensation Committee, except that the exercise price cannot be less than 100 percent of the fair market value of a share at the time of the grant. CST’s Compensation Committee will determine the form in which payment of the exercise price may be made. Stock options may be granted in the form of nonqualified stock options or, provided they meet certain requirements of the Code, ISOs, which are subject to the treatment described below. Stock options and SARs are subject to forfeiture upon a participant’s termination of employment or service.

Performance Awards. Performance awards that may be granted under the Plan may consist of a right payable in cash, shares, other securities or other property upon the achievement of certain performance goals. Dividends or dividend equivalents may not be paid on unvested performance shares. CST’s Compensation Committee will determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount of any payment or transfer to be made pursuant to any performance award. Performance awards may be paid in a lump sum, installments, on a deferred basis or otherwise as prescribed by CST’s Compensation Committee. Performance awards are subject to forfeiture upon a participant’s termination of employment or service.

Performance goals may be particular to a plan participant, may relate to the performance of CST or one of its subsidiaries or divisions, or a combination thereof. Performance goals may be based on achievement of balance sheet or income statement objectives, or any other objectives established by CST’s Compensation Committee. The extent to which such performance goals are met will determine the number and/or value of the performance award to the participant. In the case of awards intended to comply with Code Section 162(m), performance goals may include the following: increased revenue; net income measures; stock price measures (including growth measures and total stockholder return); market share; earnings per share (actual or targeted growth); earnings before interest, taxes, depreciation and amortization; economic value added; cash flow measures; return measures (including return on equity, return on assets, return on capital, return on equity); operating measures (including operating income, funds from operations, cash from operations, after-tax operating income and sales volumes); expense measures; margins; total stockholder return; proceeds from dispositions; total market value; and corporate values measures (including ethics compliance, environmental and safety).

Unless otherwise directed by the CST Compensation Committee at the time of grant, performance awards granted under the Plan to “covered employees” will be intended to qualify as “performance-based compensation” (within the meanings given in Section 162(m) of the Code). For any performance award that is intended to comply with Section 162(m), specification of the performance goal(s) must be made prior to the beginning of the performance period or not later that the date permitted under Section 162(m) and must otherwise satisfy the parameters of Section 162(m). CST’s Compensation Committee must certify prior to payment that the previously established performance goal has been met. CST’s Compensation Committee has discretion to decrease but not increase the value of a performance award during the performance period and prior to certification that the established performance goal has been met.

Stock Compensation and Other Stock-Based Awards. CST’s Compensation Committee may grant other forms of awards based on, payable in, or otherwise related in whole or in part to shares under the Plan. Subject to the terms of the Plan, CST’s Compensation Committee may determine the terms and conditions of any such other stock-based awards. The number and type of shares to be distributed in lieu of the cash compensation applicable to any award as well as the terms and conditions of any bonus awards will be determined by CST’s Compensation Committee.

Termination of Service. The following terms may be modified by CST’s Compensation Committee in its discretion. In the event the participant terminates service other than due to retirement, death or disability, any unvested awards will be immediately forfeited and any vested stock options or SARs will expire either on the 30th day following the participant’s termination or, in the case of involuntary termination without cause, on the 12th anniversary of the participant’s termination. In the case of termination due to retirement, death or disability, any award other than a restricted stock award or restricted stock unit award will remain outstanding and continue to vest in accordance with its original terms. Restricted stock awards and restricted stock unit awards will be forfeited in the case of termination due to retirement, death or disability.

Adjustments. CST’s Compensation Committee may make appropriate adjustments in the number of shares available under the Plan to reflect any stock split, stock dividend, recapitalization, reorganization, consolidation, merger, combination or exchange of shares, distribution to stockholders, liquidation, dissolution or other similar event.

Change of Control. Upon a change of control as defined in the Plan, CST’s Compensation Committee is authorized to cause outstanding awards to be assumed, or new rights substituted therefor, by the surviving entity in the change of control. In addition, for participants whose employment has been terminated in connection with the change of control, CST’s Compensation Committee may accelerate vesting periods, provide for extended exercise periods (for options) or waive other conditions applicable to the outstanding awards so that the terminated participant’s outstanding awards may be vested, exercised, paid or distributed in full on or before a date fixed by CST’s Compensation Committee. Also in connection with a participant’s termination of employment as a result of the change of control, CST’s Compensation Committee may provide for the purchase of outstanding awards from the participant for cash.

Amendment/Limitations on Amendments. CST’s Compensation Committee, or as applicable, CST’s Board of Directors, may terminate or amend the Plan without participant or stockholder approval, except that stockholder approval is required for any amendment that would require stockholder approval under the rules of the NYSE or would be necessary in order for the Plan or an award to comply with Section 162(m) of the Code, or as otherwise may be required by applicable rule or regulation. No option or SAR may be canceled and replaced with an option or SAR having a lower exercise price, except in connection with a stock dividend, stock split or similar event as specified in the Plan in order to prevent dilution or enlargement of benefits intended under the Plan.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of Plan awards under the law as in effect on the date of this information statement. The rules governing the tax treatment of such awards are complex, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not purport to cover all federal employment tax or other federal tax consequences associated with the Plan, and it does not address state, local or non-U.S. taxes. The Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of ERISA.

Options, SARs, Performance Unit Awards, Restricted Stock Unit Awards and Other Stock-Based Awards. A participant generally is not required to recognize income on the grant of an option, SAR, restricted stock unit award, performance unit award or other stock-based award. Instead, ordinary income generally is required to be recognized on the date the option or SAR is exercised (but see ISO discussion below), or in the case of restricted stock unit awards, performance unit awards or other stock-based awards, upon the issuance of shares and/or the payment of cash pursuant to the terms of the award when the award vests. In general, the amount of ordinary income required to be recognized is: (a) in the case of an option, an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price; (b) in the case of a SAR, the fair market value of any shares or cash received upon exercise; and (c) in the case of restricted stock unit awards, performance unit awards or other stock-based awards, the amount of cash and/or the fair market value of any shares received in respect thereof.

ISOs. When a participant is granted an ISO, or when the participant exercises the ISO, the participant will generally not recognize taxable income (except for purposes of alternative minimum tax). If the participant holds the shares for at least two years from the date of grant, and one year from the date of exercise, then any gain or loss will be treated as long-term capital gain or loss. If, however, the shares are disposed of during this period, the option will be treated as a non-qualified stock option, and the participant will recognize ordinary income equal to the lesser of the fair market value of the shares on the exercise date minus the exercise price or the amount realized on disposition minus the exercise price. Any gain in excess of the ordinary income portion will be taxable as long-term or short-term capital gain.

Cash-Based Awards. Upon payment of a cash-based award, a participant is required to recognize ordinary income in the amount of the award.

Restricted Stock and Performance Share Awards. Unless a participant who receives an award of restricted stock or performance shares makes an election under Section 83(b) of the Code as described below, the participant generally is not required to recognize ordinary income on the award of restricted stock or performance shares. Instead, on the date the shares vest (i.e., become transferable and no longer subject to forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock or performance shares that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient. If a participant makes a Section 83(b) election within 30 days of the date of transfer of the restricted stock or performance shares, the participant will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest.

Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares granted or awarded under the Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange.

Deductibility by CST. To the extent that a participant recognizes ordinary income in the circumstances described above, CST will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code (see “Performance Based Compensation” and “Parachute Payments” below).

Performance Based Compensation. In general, under Section 162(m) of the Code, remuneration paid by a public corporation to certain “covered employees” is not deductible to the extent it exceeds $1 million for any year. Taxable payments or benefits under the Plan may be subject to this deduction limit. However, under Section 162(m), qualifying performance-based compensation, including income from share options, SARs and other performance-based awards that are made under stockholder-approved plans and that meet certain other requirements, are generally exempt from the deduction limitation. The Plan has been designed so that CST’s Compensation Committee in its discretion may grant qualifying exempt “performance-based” compensation under the Plan. CST believes that awards intended and structured as such by CST’s Compensation Committee will meet the requirements for “performance-based” compensation under Section 162(m), and that the amount of ordinary income to the participant with respect to such awards generally will be allowed as a deduction for federal income tax purposes to CST. Other awards that may be subject to the attainment of performance measures but that do not meet the requirements of Section 162(m) will not qualify as “performance-based” compensation and, in such event, would be subject to Section 162(m)’s deduction restrictions.

Withholding. Awards under the Plan may be subject to tax withholding. When an award results in income subject to withholding, we may require the participant to remit the withholding amount to CST or cause our shares to be withheld from issuance or sold in order to satisfy the tax withholding obligations.

Section 409A. Section 409A of the Code applies to compensation plans providing deferred compensation to employees, directors and consultants, and potentially could apply to the different awards available under the Plan. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Section 409A of the Code, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Section 409A of the Code are satisfied. It is the intent of CST that awards under the Plan will be structured and administered in a manner that either complies with or is exempt from the requirements of Section 409A of the Code. If any Plan provision or award under the Plan would result in the imposition of an applicable tax under Section 409A and related regulations and Treasury pronouncements, that Plan provision or award may be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an award.

Long-Term Incentive Awards

In anticipation of the distribution, Valero and the CST Board of Directors approved, subject to completion of the distribution, individual awards of stock options and shares of CST restricted common stock as long-term incentive awards to each of our named executive officers. In addition, Valero and the CST Board of Directors approved a one-time grant of restricted stock (a retention award) to Ms. Bowers and Mr. Killinger. The retention awards are designed to minimize the risk of loss of these executives. The following table details the awards that are to become effective upon completion of the distribution.

	Bowers	Killinger	Bartys	Motz	Adams
stock options (1)	50,000	25,000	20,000	15,000	15,000
restricted stock (2)	20,000	10,000	8,000	6,000	6,000
retention award (restricted stock) (3)	50,400	28,000	n/a	n/a	n/a

Footnotes:

(1)	Option shares will have a 10 year term life and will vest in one-third increments over three years.
(2)	Shares of CST restricted stock will vest in full after three years.
(3)	Shares of CST restricted stock will vest in one-third increments over three years.

Short-Term Incentive Plan for Named Executive Officers

In anticipation of the distribution, Valero, as sole stockholder of CST, and the CST Board of Directors approved the CST Brands, Inc. Short-Term Incentive Plan for Named Executive Officers as a sub-plan under the CST 2013 Omnibus Stock Incentive Plan. The plan is designed to meet the requirements of a performance plan under Section 162(m) under the Code. Participation in the plan is limited to the persons who are required to be listed as CST’s named executive officers in the summary compensation table of CST’s annual proxy statements.

The plan will be administered by the members of CST’s Compensation Committee who qualify as “outside directors” under Section 162(m)(4)(o)(i) of the Code. CST’s Compensation Committee will have full authority with respect to awards under the Plan, including but not limited to: (a) the establishment and approval of performance goals and criteria for applicable performance periods; (b) the determination of the maximum award opportunity for which a participant may be eligible based upon CST’s financial performance for the applicable performance period; and (c) the exercise of negative discretion to reduce the amount of any participant’s award based on supplemental performance criteria that the committee may consider with respect to CST’s or the individual executive’s performance during the performance period. CST’s Compensation Committee must establish with respect to each performance period, a maximum oppor-tunity for each participant, subject to the achievement of one or more performance goals, provided that notwithstanding any other provision in the plan, the incentive award amount ultimately to be paid to any participant with respect to any calendar year may not exceed $20 million.

Anticipated Compensation Program Design Following the Distribution

We expect CST’s Compensation Committee, once constituted, to retain an independent executive compensation consultant and establish executive compensation policies and practices that support a pay for performance philosophy and the attraction and retention of executive talent. We expect CST’s Compensation Committee to establish one or more peer groups, composed generally of companies from the retail industry, against which relative company performance can be measured and executive compensation can be benchmarked. We expect CST’s Compensation Committee to establish total compensation levels and a relative mix of compensation components that will align our executives’ interests with those of stockholders and that will recognize individual performance. We expect the CST Compensation Committee’s decisions on base pay, annual incentive bonus targets, and long-term incentive award targets to reflect factors such as each named executive officer’s post-distribution level of responsibility as well as market pay data for similar positions at comparable peer companies. We expect that long-term equity incentive awards will be a critical element in the mix of CST executive compensation, linking compensation of our executives to long-term increases in the market price of our common stock, thereby aligning the interests of our executives to those of our stockholders.

We believe that the total pay opportunities for our named executive officers should be linked to the creation of stockholder value by using variable pay elements tied to company and stock performance measures. We anticipate that CST’s Compensation Committee will establish an annual incentive bonus program, along with specific bonus targets for each executive, which will use company performance metrics relevant to our business as well as individual performance measures.

We also expect CST’s Compensation Committee to establish a long-term incentive award program under the Plan that will provide for the grant of long-term equity compensation including performance-based equity awards. We believe that granting performance-based equity awards better links an executive’s compensation to stockholder value by ensuring that the executive receives limited or no benefit from the award unless stockholders have benefited from the appreciation in the value of our common stock. The ultimate mix of equity awards, performance measures and related terms and conditions will be considered and determined after the distribution by our Compensation Committee once constituted.

Effects of the Distribution on Outstanding Stock-Based Awards

No stock-based awards of CST will be issued in exchange for either vested or non-vested Valero stock-based awards held by our employees prior to the distribution. Valero intends to accelerate the vesting of all of its non-vested restricted stock awards held by CST employees, including its named executive officers, on or prior to the record date. Performance shares held by CST employees will be forfeited pursuant to the provisions in the performance share agreements between Valero and the affected employees. With respect to stock options held by CST employees, Valero intends to adjust the exercise prices and the number of shares subject thereto to reflect the impact of the distribution, as more particularly set forth in the Employee Matters Agreement.

Valero 2012 Executive Compensation

Valero’s Named Executive Officers for 2012

Valero’s named executive officers for 2012 are the following:

•	William R. Klesse, Chief Executive Officer and Chairman of the Board;

•	Joseph W. Gorder, President and Chief Operating Officer;

•	Michael S. Ciskowski, Executive Vice President and Chief Financial Officer;

•	S. Eugene Edwards, Executive Vice President–Chief Development Officer and Optimization; and

•	Kimberly S. Bowers, Executive Vice President–Retail Marketing.

Administration of Executive Compensation Programs and Overview

Valero’s executive compensation programs are administered by the Compensation Committee of Valero’s Board of Directors. Valero’s Compensation Committee comprises six independent directors who are not participants in Valero’s executive compensation programs. Policies adopted by Valero’s Compensation Committee are implemented by Valero’s compensation and benefits staff. In 2012, Valero’s Compensation Committee retained Exequity LLP and Pay Governance LLC as independent compensation consultants for executive and director compensation matters.

Valero believes that a significant portion of the compensation paid to its named executive officers should be incentive-based and determined by both company and individual performance. Valero’s executive compensation program is designed to accomplish the following long-term objectives:

•	to provide compensation that mirrors the relative results of Valero as measured by both internal and external metrics; and

•	to attract and retain the best executive talent in Valero’s industry.

To motivate superior performance from executives, Valero targets pay opportunities that are tied to Valero’s performance. Valero believes that an executive’s earn-out of his or her full compensation opportunities should be contingent on achieving performance results that exceed pre-established goals and outperform Valero’s industry peers.

Benchmarking Data

Valero’s Compensation Committee uses peer group compensation data in assessing benchmark rates of base salary, annual incentive compensation, and long-term incentive compensation. The Compensation Comparator Group (further described below) is used to benchmark compensation for Valero’s named executive officers. This reference is sometimes referred to in this Compensation Discussion and Analysis as “compensation survey data” or “competitive survey data.”

Compensation Comparator Group

The Compensation Comparator Group comprises the following companies that engage in the U.S. domestic oil and gas industry:

BP p.l.c.	Marathon Oil Corporation
Chevron Corporation	Marathon Petroleum Corporation
Exxon Mobil Corporation	Murphy Oil Corporation
Hess Corporation	Royal Dutch Shell plc
HollyFrontier Corporation	Tesoro Corporation

Valero believes that the Compensation Comparator Group is relevant to its business because each member of the group had significant downstream refining and marketing operations within its overall business or was recently involved in the oil refining and marketing industry. Valero competes with these companies for talent at every level from entry-level employees to senior executives. Understanding this group’s compensation programs and levels is vitally important in order to remain competitive in this market for employees. Valero believes that given the size and complexity of its business, Valero employees at all levels would be qualified candidates for similar jobs at any one of the companies included in this group.

Recommendations for base salary, bonuses, and other compensation arrangements are developed under the supervision of Valero’s Compensation Committee by Valero’s compensation and benefits staff using the compensation survey data with assistance from Exequity. Use of the data is consistent with Valero’s philosophy of providing executive compensation and benefits that are competitive with companies competing with Valero for executive talent. In addition, the use of competitive compensation survey data and analyses assists Valero’s Compensation Committee in gauging pay levels and targets relative to companies in the Compensation Comparator Group. See “Elements of Executive Compensation” below.

Performance Peer Groups

Valero also uses peer groups to measure Valero’s (i) return-on-investment (ROI) metric, a component used in its annual incentive bonus program, and (ii) total stockholder return (TSR) metric, used in its performance shares incentive program. The companies were selected for these peer groups because they engage in U.S. domestic refining and marketing operations.

Valero’s use of different peer groups for compensation and performance is based on the following. While job candidacy can transcend company size, Valero believes that when measuring business performance, companies with a similar business model should be included. That being said, comparing the performance of Valero’s generally non-integrated operations with those of integrated oil companies results in anomalies due to the mismatch in how similar industry-specific events can impact companies with these varying business models. In addition, there are relatively few companies in Valero’s business against which clear comparisons can be drawn, rendering a peer group composition more challenging than in most industries.

In the first quarter of 2012, Valero’s Compensation Committee established the peer group for ROI evaluation in the annual incentive bonus (for the ROI measurement period ending in 2012) which comprised the following companies.

Alon USA Energy, Inc.	HollyFrontier Corporation
Chevron Corporation	Marathon Petroleum Corporation
CVR Energy, Inc.	Tesoro Corporation
Exxon Mobil Corporation	Western Refining, Inc.
Hess Corporation

In November of 2012, based on Valero’s updated evaluation of the refining industry, Valero’s Compensation Committee established a peer group for TSR measurement applicable to the 2012 awards of performance shares (with TSR measurement periods ending in 2013). The peer group is composed of the following entities.

Alon USA Energy, Inc.	Marathon Petroleum Corporation
BP p.l.c.	Phillips 66
CVR Energy, Inc.	Royal Dutch Shell plc
Hess Corporation	Tesoro Corporation
HollyFrontier Corporation	Western Refining, Inc.

Process and Timing of Compensation Decisions

Valero’s Compensation Committee reviews and approves all compensation targets and payments for the named executive officers. Valero’s Chief Executive Officer evaluates the performance of the other four Valero named executive officers and develops individual recommendations based upon the competitive survey data. Both Valero’s Chief Executive Officer and Valero’s Compensation Committee may make adjustments to the recommended compensation based upon an assessment of an individual’s performance and contributions to the Company. The compensation for Valero’s Chief Executive Officer is reviewed by Valero’s Compensation Committee and recommended to Valero’s full board for approval. This assessment is based on the competitive survey data and other factors described in this Compensation Discussion and Analysis; adjustments may be made based upon the non-employee directors’ independent evaluation of Valero’s Chief Executive Officer’s performance and contributions.

Valero’s Compensation Committee establishes the target levels of annual incentive and long-term incentive compensation for the current fiscal year based upon its review of competitive market data provided by Exequity. The Compensation Committee also reviews competitive market data for annual salary rates for named executive officer positions for the next fiscal year and recommends new salary rates to become effective the next fiscal year. Valero’s Compensation Committee may, however, review salaries or grant long-term incentive awards at other times during the year because of new appointments or promotions during the year.

Elements of Executive Compensation

Valero’s executive compensation programs include the following material elements:

•	base salary;

•	annual incentive bonus;

•	long-term equity-based incentives, including performance shares, performance stock options, and restricted stock;

•	medical and other insurance benefits; and

•	retirement benefits.

Valero chose these elements to foster the potential for both current and long-term payouts and to remain competitive in attracting and retaining executive talent. Valero believes that variable pay (i.e., annual incentive bonus and long-term equity-based incentives that do not become a permanent part of base salary), delivered through the appropriate incentives, is ultimately the best way to drive total compensation among its named executive officers. Valero evaluates the total compensation opportunity offered to each named executive officer at least once annually and conducted compensation assessments on several occasions during the course of 2012.

Valero’s annual incentive program rewards:

•	Valero’s attainment of key financial performance measures;

•	Valero’s success in key operational and strategic measures;

•	safe operations;

•	environmental responsibility;

•	reliable operations; and

•	cost management.

Valero’s long-term equity incentive awards are designed to tie the executive’s financial reward opportunities with rewards to stockholders as measured by:

•	long-term stock price performance;

•	payment of regular dividends; and

•	increased stockholders’ return-on-investment.

Base salary is designed to provide a fixed level of competitive pay that reflects the named executive officer’s primary duties and responsibilities, and to provide a base upon which incentive opportunities and benefit levels are established. In this Compensation Discussion and Analysis, the term “Total Direct Compensation” refers to the sum of a Valero executive’s base salary, targeted incentive bonus, and the long-term incentive target awards.

The long-term incentive awards in Valero’s compensation program include performance shares, performance stock options, and restricted stock. Valero believes that incentives that drive stockholder value should also drive named executive officer pay. Valero believes that performance shares and performance stock options when issued do not accrue value to the named executive officer unless and until stockholder value is created through both company performance and TSR. Valero also believes that named executive officers should hold an equity stake in the company to further motivate the creation of stockholder value, which is why Valero includes awards of restricted stock in its long-term incentive program coupled with stock retention guidelines.

Targets

Valero’s Compensation Committee benchmarks base salaries for its named executive officers at or near the 50th percentile (median) of competitive survey data and may make decisions to pay above or below this target based on individual circumstances (e.g., performance of the executive, internal parity, and management succession planning).

Valero benchmarks annual bonus and long-term incentive targets (expressed as a percentage of base salary) for each executive position based upon the 50th percentile (median) benchmark of the Compensation Comparator Group, and may make decisions to award above or below this target based on individual circumstances (e.g., performance of the executive, internal parity, and management succession planning). The performance peer groups to which Valero’s business results are compared contain companies that operate in segments of the energy business – primarily exploration and production – that have traditionally provided higher returns than those available to Valero’s downstream business segment. Valero faces unique challenges in its peer group because Valero is a downstream-only company. Accordingly, Valero believes that preserving flexibility to target incentive opportunities above or below the median peer levels helps tailor the incentives to the executive and the role, resulting in a more customized match of competitive pay opportunities and pay-for-performance design attributes.

In addition to benchmarking competitive pay levels to establish compensation levels and targets, Valero also considers the relative importance of a particular management position in comparison to other management positions in the organization. In this regard, when setting the level and targets for compensation for a particular position, Valero evaluates that position’s scope and nature of responsibilities, size of business unit, complexity of duties and responsibilities, as well as that position’s relationship to managerial authorities throughout the management ranks of Valero.

Relative Size of Major Compensation Elements

When setting executive compensation, Valero’s Compensation Committee considers the amount and form of compensation payable to a named executive officer. The committee seeks to achieve an appropriate balance between immediate cash rewards for the achievement of company and personal objectives and long-term incentives that align the interests of its named executive officers with those of its stockholders. The size of each element is based on the assessment of competitive market practices as well as company and individual performance. Valero’s Compensation Committee analyzes total compensation from a market competitive perspective, and then evaluates each component relative to its market reference. The committee believes that making a significant portion of a named executive officer’s incentive compensation contingent on long-term stock price performance more closely aligns the named executive officer’s interests with those of Valero’s stockholders.

Because Valero places a large amount of the total compensation opportunity at risk in the form of variable pay (annual bonus and long-term incentives), the committee generally does not adjust current compensation based upon realized gains or losses from prior incentive awards, prior compensation, or current stock holdings. For example, Valero normally will not change the size of a target long-term incentive grant in a particular year solely because of Valero’s stock price performance during the immediately preceding years, although this may be taken into account in other compensation decisions. Valero’s Compensation Committee recognizes that refining and marketing is a volatile industry and strives to maintain a measure of predictability consistent with a substantial reliance on variable compensation structures in furtherance of a fundamental pay-for-performance philosophy.

A named executive officer’s total direct compensation is structured so that realizing the targeted amount is highly contingent on performance of the company due to the executive’s level of at-risk pay. The following charts summarize the relative size of base salary and target incentive compensation for 2012 for Valero’s named executive officers.

Individual Performance and Personal Objectives

Valero’s Compensation Committee evaluates the individual performance of, and performance objectives for, Valero’s named executive officers. Performance and compensation for Valero’s Chief Executive Officer are reviewed and approved by Valero’s Compensation Committee and the independent directors of Valero’s Board. For Valero named executive officers other than the Chief Executive Officer, individual performance and compensation are evaluated by Valero’s Compensation Committee with recommendations from Valero’s Chief Executive Officer. Individual performance and objectives are specific to each named executive officer position.

The criteria used to measure an individual’s performance may include assessment of objective criteria (e.g., execution of projects within budget parameters, improving an operating unit’s profitability, or timely completing an acquisition or divestiture) as well as qualitative factors such as the executive’s ability to lead, ability to communicate, and successful adherence to Valero’s stated core values (i.e., commitment to environment and safety, acting with integrity, showing work commitment, communicating effectively, and respecting others). There are no specific weights assigned to these various elements of performance.

Base Salaries

Base salaries for Valero’s named executive officers are approved by Valero’s Compensation Committee after taking into consideration median practices for comparable roles among Valero’s peer companies. Valero’s Compensation Committee also considers the recommendations of Valero’s Chief Executive Officer with regard to named executive officers other than himself. The base salary and all other compensation of Valero’s Chief Executive Officer are reviewed and approved by the independent directors of Valero’s Board.

Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance, or the performance of Valero. Salaries are also periodically adjusted to remain competitive with companies within the compensation survey data. An executive’s compensation typically increases in relation to his or her responsibilities within Valero.

Annual Incentive Bonus

To fund Valero’s annual incentive bonus program for its named executive officers, Valero’s Compensation Committee sets quantitative company performance measures during the first quarter of the year. Valero’s performance vis-à-vis these measures will establish the maximum bonus amounts that can be paid under the program. In 2012, Valero’s Compensation Committee established measures that correspond to two of Valero’s business priorities: Adjusted Net Cash Provided by Operating Activities (“ANC”) and Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”). These measures establish the maximum level of funding for the Valero bonus program. The program is funded at an amount equal to the greater of Valero’s (i) ANC multiplied by 0.80 percent, or (ii) EBITDA multiplied by 0.65 percent.

The maximum bonus that can be paid to a Valero named executive officer is based on the funding results of ANC or EBITDA, subject to an absolute maximum of $20 million for any individual named executive officer. Once the maximum pool is calculated, the funded pool is allocated to each of Valero’s named executive officers using the following percentages: 50 percent for Valero’s Chief Executive Officer (the highest paid named executive officer), 20 percent for Valero’s second highest paid named executive officer, and 10 percent each for Valero’s third, fourth, and fifth highest paid named executive officers.

After these maximum funded amounts are calculated, Valero’s Compensation Committee considers the following performance goals for the completed fiscal year to determine the minimum earned bonuses of Valero’s named executive officers (at amounts that may not exceed the funded levels):

•

quantitative financial performance goals (Financial Performance Goals), operational performance goals (Operational Performance Goals) and qualitative goals and objectives (Strategic Company Performance Goals);

•	the position of the named executive officer, which is used to determine a targeted percentage of base salary that may be awarded as incentive bonus; and

•	a qualitative evaluation of the individual’s performance.

Thus, the amount of the bonus ultimately paid to a named executive officer takes into consideration (i) Valero’s achievement of the performance objectives established and approved by Valero’s Compensation Committee in the first quarter of the performance year (i.e., ANC and EBITDA) in order to fund the bonus program, and (ii) the Valero Compensation Committee’s assessment of Valero’s and each executive’s performance in relation to the pre-established performance goals more fully described below (which provides for potential application of downward discretion by Valero’s Compensation Committee to reduce payouts below the funded pool amounts).

Financial Performance Goals

The Financial Performance Goals considered for Valero’s annual incentive bonuses are EPS and ROI. Valero’s Compensation Committee establishes minimum, target, and maximum levels for these measures in the first quarter of the performance year. Valero believes that these measures appropriately reflect the business planning process and corporate philosophy regarding financial performance measurement. Valero believes that the bonus program should consider both the quantity of earnings and the quality of earnings. The quantity of earnings is typically measured by EPS and the quality of earnings is measured by ROI, providing an indication of management’s ability to generate a reasonable rate of return on the capital investment in the business. Valero’s performance score for 2012 for this category was 43.16 percent (versus a target score of 40.00 percent).

Operational Performance Goals

The Operational Performance Goals considered for Valero’s annual incentive bonuses, as established and approved by Valero’s Compensation Committee in the first quarter of the performance year, are measured against:

•	Valero’s achievements in health, safety, and environmental concerns;

•	Valero’s achievements in improving refining competitiveness through improved mechanical availability; and

•	Valero’s achievements in cost management and expense control.

Valero believes that these measures appropriately reflect the company’s key business objectives. After completion of the fiscal year, each of the Operational Performance Goals is measured against Valero’s actual performance in these areas and the minimum, target and maximum levels established by the Compensation Committee. Valero’s performance score for 2012 for this category was 76.69 percent (versus a target score of 40.00 percent).

Strategic Company Performance Goals

Valero’s Strategic Company Performance Goals are established in the first quarter of the performance year by Valero’s Chief Executive Officer. After completion of the fiscal year, the Strategic Company Performance Goals are evaluated as a whole. Significant achievements in this area for 2012 include, (i) the successful transitioning of the Aruba refinery into a crude oil and refined products terminal, (ii) the creation of long-term stockholder value through a quarterly cash dividend increase from $0.15 per share to $0.175 per share, and (iii) the successful completion and safe start-up of a new hydrocracker unit at the Port Arthur Refinery. Valero’s performance score for 2012 for this category was 20.00 percent (versus a target score of 20.00 percent).

Valero’s Achievement of Performance Goals for 2012

The following table details the performance targets and final results of Valero’s 2012 achievement for each of the sub-components of the bonus program’s Financial Performance Goals, Operational Performance Goals and Strategic Company Performance Goals.

Annual Incentive Bonus Performance Goals

Component (with target percent weighting)	Minimum	Target	Maximum	Achieved in 2012	Minimum Bonus Percent Earned (1)
Financial Performance Goals (40%)
I. EPS ($/share)	$0.53	$2.13	$5.90	$5.59	43.16%
II. ROI vs. peer group (percentile rank)	25th	50th	90th	22nd	0.00%
Operational Performance Goals (40%)
III. Health, Safety, and Environmental	see footnote (2) below				26.68%
IV. Mechanical Availability (3)	95.6	96.2	97.6	96.6	20.00%
V. Cost Management and Expense Control ($ in millions)	$25.0	$100.0	$200.0	$203.7	30.01%
Strategic Company Performance Goals (20%)
VI. Company Goals and Objectives	see footnote (4) below				20.00%

Total					139.85%

Footnotes:

(1)	Represents performance achieved in 2012 and component percent weighting.
(2)	Consists of 22 separately weighted health, safety, and environmental metrics across four business units.
(3)	Using the most recent Mechanical Availability scoring from the industry-standard Solomon Associates survey in which performance “achieved” represents the upper half of second quartile performance.
(4)	Performance achieved was at maximum.

Based on Valero’s superior ANC performance Valero’s 2012 maximum bonus pool was funded at $45.68 million. The final 2012 bonus amount paid to Valero’s named executive officers were determined as a function of: (i) Valero’s performance and maximum bonus pool funding based on ANC performance, (ii) Valero’s performance as measured against the financial, operational and strategic performance goals and, (iii) the Valero Compensation Committee’s assessment of Valero’s named executive officers’ individual performance in 2012. Based on the above considerations, Valero’s Compensation Committee determined that final 2012 bonus amounts for Valero’s named executive officers should fall between the maximum amounts established under the bonus pool and the minimum amounts derived by measuring performance against the financial, operational and strategic goals described above.

The following table summarizes the 2012 bonus amounts paid to Valero’s named executive officers:

	Klesse	Gorder	Ciskowski	Edwards	Bowers
Base salary	$1,500,000	$775,000	$775,000	$550,000	$550,000
Bonus target percentage (1)	150%	110%	110%	80%	80%
Bonus target amount (2)	$2,250,000	$852,500	$852,500	$440,000	$440,000
Minimum bonus percentage achieved (3)	139.85%	139.85%	139.85%	139.85%	139.85%
Minimum incentive bonus earned (4)	$3,146,625	$1,192,221	$1,192,221	$615,340	$615,340
Bonus amount paid (5)	$3,735,000	$1,278,800	$1,278,800	$660,000	$660,000

Footnotes:

(1)	Bonus target as a percentage of base salary.
(2)	Determined by multiplying “bonus target percentage” times “Base salary.”
(3)	Valero’s “Minimum bonus percentage earned” was 139.85 percent based on results of the Annual Incentive Bonus Performance Goals detailed in the previous table.
(4)	Determined by multiplying “Bonus target amount” times “Minimum bonus percentage earned.”
(5)	The amount was determined based on the Valero Compensation Committee’s evaluation of: (i) Valero’s performance and maximum bonus pool funding using ANC, (ii) Valero’s performance as measured against financial, operational, and strategic goals, and (iii) the Valero Compensation Committee’s assessment of the named executive officers’ individual performance in 2012. The Valero Compensation Committee determined that Valero’s exceptional ANC performance, together with the Valero named executive officers’ individual contributions to Valero’s overall performance merited earned bonus amounts for 2012 that exceeded the minimum bonus amounts (detailed in the above table) by just over 7 percent to approximately 19 percent. Based on superior ANC results, the maximum bonus funding is significantly greater than the final earned amounts, so the final bonus earnings represent the application of the Valero Compensation Committee’s downward discretion from the maximum bonus award funding.

Long-Term Incentive Awards

Valero provides stock-based, long-term compensation to its named executive officers through stockholder-approved equity plans. The plans provide for a variety of stock and stock-based awards, including stock options and restricted stock, each of which vests over a period determined by Valero’s Compensation Committee, as well as performance shares that vest (become non-forfeitable) upon Valero’s achievement of an objective performance goal. Valero believes that these awards create a powerful link between the creation of stockholder value and executive pay delivered. In addition, Valero believes that the balance between absolute performance alignment through performance stock options and restricted shares, and the relative performance objectives underscored by the relative TSR performance shares, is appropriate. In order for Valero’s executives to fully realize their targeted opportunities, Valero must both perform well and beat the stock price performance of its peers.

For each of Valero’s named executive officers, a target amount of long-term incentives is established and is expressed as a percentage of base salary. In establishing award sizes, Valero’s Compensation Committee makes primary reference to median peer company grant levels and makes individualized determinations of award sizes based on additional factors such as: each executive’s experience and contribution to company success, internal parity, and management succession. In addition, a Valero executive’s targeted award may be adjusted based upon the Valero Compensation Committee’s determination of the named executive officer’s individual performance, which (for named executive officers other than Valero’s Chief Executive Officer) takes into consideration the recommendation of Valero’s Chief Executive Officer.

The mix of target awards for Valero’s named executive officers’ long-term incentive compensation for fiscal year 2012 consists of 25 percent performance stock options, 30 percent performance shares and 45 percent restricted stock on a per share count basis.

Performance Shares

For 2012, performance share targets represent 30 percent of each Valero named executive officer’s long-term incentive target on a share-count basis. Performance shares are payable in shares of Common Stock on the vesting dates of the performance shares. Shares of Common Stock are earned with respect to vesting performance shares only upon Valero’s achievement of challenging TSR objectives (measured in relation to the TSR of Valero’s peers). For the performance shares awarded in 2012, shares not earned in a given performance period expire and are forfeited.

The performance shares awarded in 2012 are subject to vesting in three annual increments, based upon Valero’s TSR compared to its peer group during one-year, two-year, and three-year performance periods. Performance periods measure TSR based on the average closing stock prices for the 30 days of December 2 to December 31 at the beginning and end of the performance periods, including dividends. At the end of each performance period, Valero’s TSR for the period is compared to the TSR of its peer group. Consistent with typical relative TSR design conventions, shares of Common Stock are awarded based on Valero’s TSR performance versus the peers’ TSR as follows:

Percentile TSR Rank	% of Performance Shares Earned
Below 25th %	—%
25th%	25%
50th%	100%
75th% or above	200%

Note: TSR performances between the 25th and 75th percentiles generate payouts determined by interpolation.

Performance Stock Options and Restricted Stock

Valero’s 2012 target long-term incentive awards for Valero’s named executive officers included an allocation of performance stock options and restricted stock weighted 25 percent in the form of performance stock options and 45 percent in the form of restricted stock, each on a share-count basis. Valero believes that this mix provides an appropriate balance between the pay-for-performance attributes of performance stock options and the equity alignment and retentive qualities of restricted shares. In addition, this mix aligns with market practices, and thus supports recruitment and retention of top-quality executive talent.

Performance stock options granted by Valero in 2012 require a 25 percent stock price improvement in Valero’s common stock over the grant-date stock price during the life of the grant before options are exercisable. Performance stock options vest in equal annual installments over a period of three years and expire in ten years. Valero believes that performance stock options link executives’ incentive opportunities tightly with stockholder returns, and thereby support Valero’s pay-for-performance design. Because the price of Valero common stock must increase by 25 percent over the fair market value on the date of grant, performance stock options will provide a benefit to the executive only to the extent that there is appreciation in the market price of Valero’s Common Stock. Performance stock options and restricted stock are subject to forfeiture if an executive terminates his or her employment prior to vesting.

Valero’s Compensation Committee considers and grants performance stock options and restricted stock to Valero’s named executive officers and certain other employees annually, typically during the fourth quarter in conjunction with the last regularly scheduled meeting of Valero’s Compensation Committee for the year. The performance stock option and restricted stock components of Valero’s named executive officers’ and other certain employees’ 2012 long-term incentive awards were granted in November 2012.

As required by Valero’s equity incentive plans, the exercise price for performance stock options cannot be less than the mean of the highest and lowest sales prices per share of Valero Common Stock as reported on the NYSE on the grant date. All awards of performance stock options described in the Summary Compensation table and Grants of Plan-Based Awards table were reviewed and approved by Valero’s Compensation Committee. All of these performance stock options have a grant date that is equal to the date on which the options were approved by Valero’s Compensation Committee or Valero’s independent directors.

Perquisites and Other Benefits

Consistent with Valero’s goal of providing total compensation and benefit opportunities that are aligned with market practices among its peers, Valero’s named executive officers are eligible to receive reimbursement for club dues, personal excess liability insurance, federal income tax preparation, life insurance policy premiums with respect to cash value life insurance, and an annual health examination. In addition, Valero’s named executive officers are sometimes provided with tickets to sporting and other entertainment events in a de minimis amount. Valero does not provide its named executive officers with automobiles or automobile allowances or supplemental executive medical benefits or coverage.

Valero provides other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. Valero’s named executive officers are eligible for the same benefit plans provided to other employees, including Valero’s Thrift Plan and insurance and supplemental plans chosen and paid for by employees who desire additional coverage.

Consistent with typical practices among its peers, Valero’s named executive officers and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs whereby those individuals can choose to make larger contributions than allowed under the qualified plan rules and receive correspondingly higher benefits. These plans are described below.

Post-Employment Benefits

Pension Plans

Valero has a noncontributory defined benefit Pension Plan in which most of its employees, including Valero’s named executive officers, are eligible to participate and under which contributions by individual participants are neither required nor permitted. Valero also has a noncontributory, non-qualified Excess Pension Plan and a non-qualified Supplemental Executive Retirement Plan, or SERP, which provide supplemental pension benefits to certain highly compensated employees. Valero’s named executive officers are participants in the SERP. The SERP is offered to align with competitive practices among Valero’s peers, and to thus support recruitment and retention of critical executive talent. The Excess Pension Plan and the SERP provide eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to the Code limits on (i) annual compensation that can be taken into account under qualified plans, or (ii) annual benefits that can be provided under qualified plans.

Nonqualified Deferred Compensation Plans

Deferred Compensation Plan. Valero’s named executive officers are eligible to participate in Valero’s Deferred Compensation Plan (“DC Plan”). The DC Plan is offered in order to align with competitive practices among Valero’s peers, and thereby support recruitment and retention of critical executive talent. The DC Plan permits eligible employees to defer a portion of their salary and/or bonus until their separation from employment (i.e., retirement or termination of employment). Under the DC Plan, each year eligible Valero employees are permitted to elect to defer up to 30 percent of their salary and/or 50 percent of their cash bonuses to be earned for services performed during the following year.

Valero has made no discretionary contributions to participants’ accounts, and currently has no plans to make any discretionary contributions to participants’ accounts. Valero would likely only consider such contributions in the event of a significant, catastrophic economic event (or series of events) that materially impair the value of participants’ accounts.

All amounts credited under the DC Plan (other than discretionary credits) are immediately 100 percent vested. Any discretionary credits will vest in accordance with the vesting schedule determined at the time of the grant of discretionary credits. Participant accounts are credited with earnings (or losses) based on investment fund choices made by the participants among available funds selected by Valero’s Benefits Plans Administrative Committee.

Excess Thrift Plan. Valero’s Excess Thrift Plan provides benefits to participants in Valero’s Thrift Plan whose annual additions to the Thrift Plan are subject to the limitations on annual additions as provided under Section 415 of the Code, and/or who are constrained from making maximum contributions under the Thrift Plan by Section 401(a)(17) of the Code, which limits the amount of an employee’s annual compensation which may be taken into account under that plan. Two separate components comprise the Excess Thrift Plan: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Severance Arrangements

Valero has entered into change of control agreements with each of its named executive officers. The agreements are intended to assure the continued objectivity and availability of Valero’s named executive officers in the event of any merger or acquisition activity that would likely threaten the job security of many top Valero executives. These arrangements are also intended to maintain executive focus and productivity in a period of uncertainty. If a change of control occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the named executive officers’ terms and conditions of employment will not be adversely changed during the three-year period after a change of control. In 2012, Valero eliminated all parachute excise tax gross-up provisions from existing arrangements.

Impact of Accounting and Tax Treatments

Accounting Treatment

Compensation expense for Valero’s stock-based compensation plans is based on the fair value of the awards granted and is recognized in income on a straight-line basis over the requisite service period of each award. For new grants that have retirement-eligibility provisions, Valero uses the non-substantive vesting period approach, under which compensation cost is recognized immediately for awards granted to retirement-eligible employees or over the period from the grant date to the date retirement eligibility is achieved if that date is expected to occur during the nominal vesting period. Specific components of Valero’s stock-based compensation programs are discussed in Note 15 of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2012.

Tax Treatment

Under Section 162(m) of the Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to Valero’s Chief Executive Officer or the other four most highly compensated executive officers unless that compensation meets the Code’s definition of “performance based” compensation. Section 162(m) allows a deduction for compensation that exceeds $1 million if it is paid (i) solely upon attainment of one or more performance goals, (ii) pursuant to a qualifying performance-based compensation plan adopted by Valero’s Compensation Committee, and (iii) the material terms, including the performance goals, of such plan are approved by the stockholders before payment of the compensation.

Valero’s Compensation Committee considers deductibility under Section 162(m) when designing compensation arrangements for named executive officers. Valero’s Compensation Committee believes that it is in Valero’s best interests for the committee to retain its flexibility and discretion to make compensation awards to foster achievement of performance goals established by the committee and other corporate goals the committee deems important to Valero’s success, such as encouraging employee retention, rewarding achievement of non-quantifiable goals, and achieving progress with specific projects. Valero believes that its 2012 annual incentive bonus payments, as well as the outstanding performance stock options and performance share grants for Valero’s named executive officers qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Grants of restricted stock or other equity-based awards to Valero’s named executive officers that are not subject to specific quantitative performance measures will likely not qualify as “performance based” compensation and, in such event, would be subject to Section 162(m) deduction restrictions.

Compensation-Related Policies

Executive Compensation Clawback Policy

Under Valero’s executive compensation “clawback” policy, in the event of a material restatement of Valero’s financial results, Valero’s Board of Directors, or the appropriate committee thereof, will review all bonuses and other incentive and equity compensation awarded to Valero’s named executive officers. The policy provides that if the bonuses and other incentive and equity compensation would have been lower had they been calculated based on such restated results, Valero’s board (or appropriate committee), will, to the extent permitted by governing law and as appropriate under the circumstances, seek to recover for the benefit of Valero all or a portion of the specified compensation awarded to named executive officers whose fraud or misconduct caused or partially caused such restatement, as determined by Valero’s board (or committee). In determining whether to seek recovery, the policy states that Valero’s board (or committee) shall take into account such considerations as it deems appropriate, including governing law and whether the assertion of a claim may prejudice the interests of Valero in any related proceeding or investigation. The full text of Valero’s policy is available on Valero’s website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section.

Compensation Consultant Disclosure Policy

Per the terms of Valero’s compensation consultant disclosure policy, Valero will make certain disclosures pertaining to compensation consultants in its proxy statements for annual meetings of stockholders. For any compensation consultant retained by Valero’s Compensation Committee to provide compensation advice with respect to the compensation disclosed in the Summary Compensation Table in the proxy statement, Valero will disclose (i) the total fees paid annually to the consultant for compensation-related services and non-compensation-related services, (ii) a description of any non-compensation-related services provided by the consultant, and (iii) any services that the consultant has provided to senior executives of Valero and the nature of those services. The full text of the policy is available on Valero’s website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section.

Stock Ownership Guidelines

Valero’s stock ownership and retention guidelines require that Valero’s nonemployee directors acquire and hold during their service shares of common stock equal in value to at least three times their annual cash retainer. Valero’s officers are required to meet the applicable guideline set forth below:

Officer Position	Value of Shares Owned
Chief Executive Officer	5x Base Salary
President	3x Base Salary
Executive Vice Presidents	2x Base Salary
Senior Vice Presidents	1x Base Salary
Vice Presidents	1x Base Salary

Valero’s nonemployee directors and officers have five years to meet the requisite ownership threshold and, once attained, are expected to continuously own sufficient shares to meet that threshold.

In addition, Valero’s directors and officers may not purchase, sell or write calls, puts or other options or derivative instruments on shares of Valero common stock, and Valero’s directors and officers are prohibited from pledging shares of Valero common stock as collateral or security for indebtedness. Compliance with the guidelines is monitored by Valero’s Compensation Committee. The full text of Valero’s stock ownership and retention guidelines is included in Valero’s Corporate Governance Guidelines (as Article IX), available on Valero’s website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section.

Insider Trading and Speculation in Valero Stock

Valero’s officers, directors, and employees are prohibited from purchasing or selling Valero securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, Valero’s policies prohibit its officers, directors, and employees from speculating in Valero stock, which includes short selling (profiting if the market price of Valero’s stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or any other type of derivative arrangement that has a similar economic effect. Valero’s Compensation Committee does not time the grants of long-term incentive awards around Valero’s release of undisclosed material information.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The Separation from Valero

The separation will be accomplished by means of the distribution by Valero of 80 percent of the outstanding shares of CST common stock to holders of Valero common stock entitled to such distribution, as described under “The Separation and the Distribution” included elsewhere in this information statement. Completion of the distribution will be subject to satisfaction, or waiver by Valero, of the conditions to the separation and distribution described under “The Separation and the Distribution—Conditions to the Distribution.”

Related-Party Transactions

As a current subsidiary of Valero, we engage in related-party transactions with Valero. Those transactions are described in more detail in Note 13 of Notes to Combined Financial Statements that accompany our audited combined financial statements included elsewhere in this information statement.

As discussed under “Corporate Governance and Management—Executive Officers Following the Distribution,” we expect the individuals listed below to serve as executive officers of CST following the distribution. As executive officers of CST, each person will be considered a “related person” (as defined in Item 404(a) of SEC Regulation S-K). Prior to the distribution, restricted shares of Valero common stock held by the executive officers will be subject to accelerated vesting. The number of shares subject to accelerated vesting, the approximate related expense to be recognized by Valero or CST, and the approximate dollar value of the related-persons’ interests in the transaction are as follows:

Name	No. of Shares of Valero Restricted Stock Held as of March 28, 2013	Amount of Expense	Approximate Dollar Value of Shares (c)
Kimberly S. Bowers (a)	47,936	$1,288,643	$2,180,609
Clayton E. Killinger (a)	25,468	687,139	1,158,539
Stephan F. Motz	13,593	217,857	618,346
Anthony P. Bartys (b)	9,495	—	431,928
Charles (Hal) Adams	6,291	142,094	286,178

(a)	Expense related to the accelerated vesting of restricted stock held by Ms. Bowers and Mr. Killinger will be recognized by Valero because those shares were awarded for services provided to Valero.
(b)	Valero uses the non-substantive vesting period approach, under which compensation cost is recognized immediately for awards granted to retirement-eligible employees. Mr. Bartys is retirement eligible and, as a result, all expense related to his restricted stock awards was recognized immediately upon grant. Therefore, no expense will be recognized in connection with the accelerated vesting of his restricted stock.
(c)	Determined by multiplying the number of shares times $45.49, the closing price of Valero’s common stock as reported on the NYSE on March 28, 2013.

For more information about the treatment of stock-based awards in the distribution, see “The Separation and the Distribution—Treatment of Stock-Based Awards” included elsewhere in this information statement.

In addition to the acceleration of Valero restricted stock awards described above, in consideration for Ms. Bowers and Mr. Killinger terminating their employment with Valero and agreeing to serve as executive officers of CST, Valero has agreed to make cash severance payments to Ms. Bowers and Mr. Killinger in the amounts of $536,510 and $322,650, respectively. The payments will be made by Valero immediately following the distribution.

In anticipation of the distribution, (i) Valero, as sole stockholder of CST, approved the terms and conditions of the 2013 CST Brands, Inc. Omnibus Stock Incentive Plan and (ii) Valero and the CST Board of Directors approved grants under the terms and conditions of the Plan to each of our named executive officers of (a) options to purchase shares of CST common stock and (b) shares of CST restricted stock. These grants are described in “Compensation Discussion and Analysis” under the caption “CST Compensation Programs—Compensation Actions Taken Prior to the Distribution.”

From and after the distribution date, we expect to have in effect a Code of Business Conduct and Ethics, which will require all directors and executive officers to promptly bring to the attention of the General Counsel and, in the case of directors, the Chairman of the Nominating and Governance Committee or, in the case of executive officers, the Chairman of the Audit Committee, any transaction or relationship that arises and of which she or he becomes aware that reasonably could be expected to constitute a related-party transaction. For purposes of the company’s Code of Business Conduct and Ethics, a related-party transaction is a transaction in which the company (including its affiliates) is a participant and in which any director or executive officer (or their immediate family members) has or will have a direct or indirect material interest. For so long as Valero continues to be a related party following the distribution, including due to its retained ownership in CST, transactions with Valero will be related-party transactions subject to the Code of Business Conduct and Ethics. Any such transaction or relationship will be reviewed by our company’s management or the appropriate Board committee to ensure it does not constitute a conflict of interest and is reported appropriately. Additionally, the Nominating and Governance Committee’s charter will provide for the committee to conduct an annual review of related-party transactions between each of our directors and the company (and its affiliates) and to make recommendations to the Board of Directors regarding the continued independence of each Board member.

Agreements Between Us and Valero

As part of the separation and the distribution, we will enter into a Separation and Distribution Agreement and several other agreements with Valero to effect the separation and to provide a framework for our relationship with Valero after the separation and the distribution. These agreements will provide for the allocation between us and Valero of the assets, liabilities and obligations of Valero and its subsidiaries, and will govern various aspects of the relationship between us and Valero subsequent to the separation, including with respect to transition services, employee benefits, intellectual property rights, tax matters and other commercial relationships. In addition to the Separation and Distribution Agreement, which contains key provisions related to the separation and the distribution, these agreements will include, among others:

•	Tax Matters Agreement;

•	Employee Matters Agreement;

•	Transition Services Agreements;

•	Stockholder’s and Registration Rights Agreement;

•	U.S. Fuel Supply Agreements;

•	Petroleum Product Supply Agreement (Canada);

•	Office Lease Agreement (U.S.);

•	Office Sublease Agreement (Canada); and

•	Claims Service Agreement.

The forms of certain of the principal agreements described below were previously filed as exhibits to the registration statement of which this information statement is a part. The summaries of the material terms of these agreements are qualified in their entirety by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement.

The terms and provisions of the Employee Matters Agreement, the U.S. Fuel Supply Agreements, the Petroleum Product Supply Agreement, the Office Lease Agreement and the Office Sublease Agreement described below that will be in effect following the separation are substantially complete. Material changes may be made prior to the separation and will be included in a subsequent amendment to the registration statement of which this information statement is a part. No changes may be made after our separation from Valero without our consent.

Separation and Distribution Agreement

The Separation and Distribution Agreement will govern the terms of the separation of the retail business from Valero’s other businesses. Generally, the Separation and Distribution Agreement will include Valero’s and our agreements relating to the restructuring steps to be taken to complete the separation, including the assets, equity interests and rights to be transferred, liabilities to be assumed, contracts to be assigned and related matters. Subject to the receipt of required governmental and other consents and approvals, in order to accomplish the separation, the Separation and Distribution Agreement will provide for Valero and us to transfer specified assets (including the equity interests of certain Valero subsidiaries) and liabilities between the companies that will operate the retail business after the distribution, on the one hand, and Valero’s remaining businesses, on the other hand.

Except as expressly set forth in the Separation and Distribution Agreement or any ancillary agreement, neither Valero nor CST will make any representation or warranty as to the assets, equity interests, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value or freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either Valero or CST or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of any security interest, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests or judgments are not complied with.

The Separation and Distribution Agreement will specify those conditions that must be satisfied or waived by Valero prior to the distribution. See “The Separation and the Distribution—Conditions to the Distribution” included elsewhere in this information statement. In addition, Valero will have the right to determine the date and terms of the distribution, and will have the right to determine to abandon or modify the distribution and to terminate the Separation and Distribution Agreement at any time prior to the distribution.

The Separation and Distribution Agreement will govern the treatment of aspects relating to indemnification, insurance, litigation responsibility, confidentiality, management, intellectual property (including trademarks) and cooperation.

Tax Matters Agreement

The Tax Matters Agreement will govern Valero’s and our respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution and certain related transactions to qualify as tax-free for federal income tax purposes), tax attributes, tax returns, tax contests and certain other tax matters.

In general, under the Tax Matters Agreement, responsibility for taxes for periods prior to the distribution will be allocated in the following manner:

•	With respect to any U.S. federal income taxes of the affiliated group of which Valero is the common parent, Valero generally will be responsible for all such taxes.

•

With respect to U.S. state or local income taxes of any state or local consolidated, combined or unitary group that includes Valero or one of its subsidiaries and us, Valero generally will be responsible for such taxes to the extent attributable to one of our subsidiaries included in such consolidated, combined or unitary group.

•

Valero generally will be responsible for any U.S. federal, state or local or foreign income taxes reportable on returns that include only Valero and its subsidiaries (excluding us and our subsidiaries), and we generally will be responsible for any U.S. federal, state or local or foreign income taxes reportable on returns that include only us or our subsidiaries.

•

We and Valero generally will be responsible for certain non-income taxes, such as property, motor fuel, excise, sales and use taxes, attributable to each company and its respective subsidiaries (or property owned by such company or one of its subsidiaries following the distribution).

In addition, the Tax Matters Agreement will impose certain restrictions on us and our subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that are designed to preserve the tax-free status of the distribution and certain related transactions. The Tax Matters Agreement will provide special rules allocating tax liabilities in the event the distribution, together with certain related transactions, is not tax-free. In general, under the Tax Matters Agreement, each party will be responsible for any taxes imposed on Valero that arise from the failure of the distribution and certain related transactions to qualify as a tax-free transaction for federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code to the extent that the failure to qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the Tax Matters Agreement.

The Tax Matters Agreement will also set forth Valero’s and our obligations as to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.

Employee Matters Agreement

In connection with the separation and the distribution, we will enter into an Employee Matters Agreement between us and Valero. The Employee Matters Agreement will govern Valero’s and our compensation and employee benefit obligations with respect to the current and former employees of each company, and generally will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs. The Employee Matters Agreement will provide for the treatment of outstanding Valero equity awards. The Employee Matters Agreement also will set forth the general principles relating to employee matters, including with respect to the assignment of employees and the transfer of employees from Valero to us, the assumption and retention of liabilities and related assets, expense reimbursements, workers’ compensation, leaves of absence, the provision of comparable benefits, employee service credits, the sharing of employee information and the duplication or acceleration of benefits.

Transition Services Agreements

In connection with the separation and the distribution, we will enter into two Transition Services Agreements: one between us and Valero and one between our Canadian subsidiary and Valero. The Transition Services Agreements will set forth the terms on which Valero will provide to us, and we will provide to Valero, on a temporary basis, certain services or functions that the companies historically have shared. Transition services may include administrative, payroll, human resources, data processing, environmental health and safety, financial audit support, financial transaction support, legal support services, IT and network infrastructure systems and various other support and corporate services. The Transition Services Agreements will provide for the provision of specified transition services generally for a period of up to eighteen months, on a cost or a cost-plus basis.

Stockholder’s and Registration Rights Agreement

Prior to the distribution, we and Valero will enter into a Stockholder’s and Registration Rights Agreement pursuant to which we will agree that, upon the request of Valero, we will use our best efforts to effect the registration under applicable federal and state securities laws of the shares of our common stock retained by Valero after the distribution. In addition, Valero will grant us a proxy to vote the shares of our common stock that Valero retains immediately after the distribution in proportion to the votes cast by our other stockholders. This proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from Valero to a person other than Valero, and neither the voting agreement nor the proxy will limit or prohibit any such sale or transfer.

U.S. Fuel Supply Agreements

The U.S. Fuel Supply Agreements will provide for a long-term supply of branded motor fuel to our retail sites in the U.S. Motor fuel will be sold to us at various terminal locations throughout the U.S. at market-based prices and we will engage third-party transportation companies to deliver the motor fuel to retail sites in our U.S. network. We will initially have open credit and payment terms of “net 10” days; however, these could change based on changes in Valero’s standard practices and/or our financial condition. The U.S. Fuel Supply Agreements will include provisions covering the addition and removal of retail sites, the processing of bank cards by Valero (for which we will pay processing fees) and the license to us of the right to use Valero’s brands and trademarks. We will have the ability to purchase unbranded motor fuel under certain circumstances.

Petroleum Product Supply Agreement (Canada)

We will enter into a long-term Petroleum Product Supply Agreement with Valero to purchase branded motor fuel and heating oil for our Canadian operations. The Petroleum Product Supply Agreement will contain provisions relating to, among other things, the term of the agreement, payment terms and use of supplier’s brand names. The motor fuel will be sold to us at various terminal locations throughout Canada at market-based prices. We will engage third-party transportation companies to deliver the motor fuel to our Canadian retail sites and to use a combination of company owned and third-party owned and operated vehicles to supply our heating oil customers. We will initially have open credit and payment terms of “net 10” days; however, these could change based on changes in Valero’s standard practices and/or our financial condition.

Office Lease Agreement (U.S.)

In connection with the separation and the distribution from Valero, we will enter into an Office Lease Agreement with Valero, pursuant to which we will lease approximately 83,000 square feet of office space at the Valero corporate campus in San Antonio, Texas. The term of the lease will be five years, but we will have the right to terminate the lease at any time without penalty upon 180 days’ prior notice to Valero, resulting in a minimum payment obligation of approximately $1 million. Rent and other charges to be paid by us under the lease will be consistent with the rates charged for comparable office space in the San Antonio area.

Office Sublease Agreement (Canada)

We also will sublease approximately 49,000 square feet of office space from Valero in the building located at 2200 McGill College in Montreal, Québec. The sublease will expire on March 31, 2014, but we will have the right to terminate the sublease at any time without penalty upon 180 days’ prior notice to Valero, resulting in a minimum payment obligation of approximately $1 million. Rent and other charges under the sublease will be straight pass-throughs (prorated based on square footage) of the rents and other charges and expenses incurred by Valero under the lease, without markup. The sublease will be subject to the consent of the landlord under the lease.

Claims Service Agreement

Under the Claims Service Agreement, Valero will provide us with insurance claims management services to help us manage claims under our workers’ compensation (and Texas non-subscriber), general liability, auto liability and property policies. The services to be provided by Valero will include maintaining claims files, investigating claims made against us, hiring independent investigators, medical experts and other third parties to provide claims-related services, recommending settlements and discharging certain obligations we may have under applicable workers’ compensation laws. Valero employs licensed claims adjusters who have historically performed these services for the retail business, and Valero will charge us rates that are consistent with those charged by third parties for similar services. We will have the right to terminate the Claims Service Agreement at any time upon 90 days’ prior notice to Valero.

RECENT SALES OF UNREGISTERED SECURITIES

On November 7, 2012, in connection with its incorporation, CST issued 1,000 shares of common stock, par value $0.01 per share, to Valero for $10 pursuant to Section 4(2) of the Securities Act. We did not register the issuance of these shares under the Securities Act because such issuance did not constitute a public offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this information statement, all of the outstanding shares of our common stock are owned by Valero. Immediately after the distribution, Valero will retain 20 percent of our common stock.

The following tables provide information with respect to the expected beneficial ownership of our common stock immediately after the distribution by (1) each stockholder who is expected to be a beneficial owner of more than five percent of our outstanding common stock based on publicly available information, (2) each of our directors and director nominees, (3) each executive officer named in the Summary Compensation Table included in this information statement and (4) all of our executive officers, directors and director nominees as a group. Except as otherwise noted above or in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. To the extent our directors and executive officers own Valero common stock as of the record date for the distribution, they will participate in the distribution on the same terms as other holders of Valero common stock. The mailing address for each of the directors and executive officers listed below is One Valero Way, Building D, Suite 200, San Antonio, Texas 78249.

We have based the percentages below on each person’s beneficial ownership of Valero common stock as of March 31, 2013, unless we indicate some other basis for the share amounts. We estimate that, based on (i) 545,347,172 shares of Valero common stock outstanding as of March 31, 2013 (excluding treasury shares and non-vested stock-based awards that will not participate in the distribution and assuming no exercise of Valero options), (ii) distribution of 80 percent of our common stock on the distribution date, (iii) retention of 20 percent of our common stock by Valero, and (iv) application of the distribution ratio (without accounting for cash to be issued in lieu of fractional shares), we will have 75,742,663 shares of common stock issued and outstanding immediately after the distribution.

Security Ownership of Certain Beneficial Owners

The following table describes each person, or group of affiliated persons, expected to be a beneficial owner of more than five percent of our common stock immediately following the distribution.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Valero Energy Corporation One Valero Way San Antonio, Texas 78249	15,148,533	(1)	20.00%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	3,927,081	(2)	5.18%

(1)	For a description of certain voting arrangements relating to the shares of our common stock retained by Valero, see “Certain Relationships and Related-Party Transactions—Agreements Between Us and Valero—Stockholder’s and Registration Rights Agreement” included elsewhere in this information statement.
(2)	BlackRock, Inc. filed with the SEC an amended Schedule 13G on February 5, 2013, reporting that it or certain of its affiliates beneficially owned in the aggregate 35,343,735 shares of Valero common stock, for which it had sole voting power and sole dispositive power.

Security Ownership of Management and Directors

The following table presents the number of shares of CST common stock that we expect our directors and executive officers to beneficially own immediately following the distribution. No executive officer, director or director nominee holds any class of equity securities other than Valero common stock or Valero equity awards that may give them the right to acquire beneficial ownership of Valero common stock, and it is not expected that any of them will own any class of equity securities of CST other than common stock following the distribution. None of the shares listed below is pledged as security.

Name of Beneficial Owner	Shares Beneficially Owned (1) (2) (3)	Percent of Class
Charles (Hal) Adams	3,333	0.004%
Anthony P. Bartys	2,941	0.004%
Donna M. Boles	0	*
Kimberly S. Bowers	23,256	0.031%
Roger G. Burton	0	*
Michael S. Ciskowski	69,700	*
S. Eugene Edwards	19,369	*
Ruben M. Escobedo	3,110	*
Clayton E. Killinger	4,676	0.006%
William G. Moll	0	*
Stephan F. Motz	8,938	0.012%
Alan Schoenbaum	—	*
Michael Wargotz	—	*
Directors and executive officers as a group (13 persons)	135,323	*

*	Indicates that the percentage of beneficial ownership of the directors, director nominees and by all directors and executive officers as a group does not exceed 1 percent of the class.
(1)	Based on beneficial ownership of Valero common stock as of March 31, 2013.
(2)	Includes the following amounts relating to shares of unvested restricted common stock of Valero for which the holders possess voting power. Prior to the record date, Valero will accelerate the vesting of the restricted shares held by Mr. Adams, Mr. Bartys, Ms. Bowers, Mr. Killinger and Mr. Motz (see “The Separation and the Distribution—Treatment of Stock-Based Awards” included elsewhere in this information statement).

name	shares
Adams	699
Bartys	1,055
Bowers	5,326
Ciskowski	7,567
Edwards	3,398
Escobedo	748
Killinger	2,829
Motz	1,510

(3)	Includes the following shares for which the listed persons have the “right to acquire beneficial ownership” as contemplated under SEC Rule 13d-3(d)(1):

name	shares
Adams	1,511
Bartys	624
Bowers	1,785
Ciskowski	40,583
Edwards	6,077
Motz	4,636

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our certificate of incorporation or of our bylaws to be in effect at the time of the distribution. The summary is qualified in its entirety by reference to these documents, which you must read for complete information on our capital stock. Our certificate of incorporation and bylaws to be in effect at the time of the distribution will be included as exhibits to our registration statement of which this information statement is a part. The summaries and descriptions below do not purport to be complete statements of Delaware corporate law.

Distributions of Securities

On November 7, 2012, in connection with its incorporation, CST issued 1,000 shares of common stock, par value $0.01 per share, to Valero for $10 pursuant to Section 4(2) of the Securities Act. We did not register the issuance of these shares under the Securities Act because such issuance did not constitute a public offering.

In the past three years, CST has not otherwise sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services or other securities and new securities resulting from the modification of outstanding securities.

Common Stock

Immediately after the distribution, our authorized capital stock will consist of 250 million shares of common stock, par value $0.01 per share, and 20 million shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock will be undesignated.

Shares Outstanding

Immediately following the distribution, we expect that approximately 76 million shares of our common stock will be issued and outstanding based upon approximately 545 million shares (excluding approximately 3 million restricted shares that will not participate in the distribution) of Valero common stock outstanding as of March 31, 2013, and assuming no exercise of Valero options or settlement of Valero stock-based awards in shares of Valero common stock, and applying the distribution ratio of one share of our common stock for every nine shares of Valero common stock held as of the record date (without accounting for cash to be issued in lieu of fractional shares).

Voting Rights

Each share of common stock will be entitled to one vote on all matters submitted to a vote of stockholders. To be elected in an uncontested election for Board members, a director nominee must receive more votes “for” than “against” by shares present in person or by proxy and entitled to vote. In a contested election for Board members, the Board members will be elected by a plurality of shares present in person or by proxy and entitled to vote.

Holders of shares of our common stock will not have cumulative voting rights. In other words, a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our Board of Directors. A consequence of not having cumulative voting rights is that the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all directors standing for election, which means that the holders of the remaining shares will not be able to elect any directors.

Other Rights

In the event of any liquidation, dissolution or winding up of the company, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock will be entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of our common stock will not be subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock will not be entitled to preemptive or conversion rights or other subscription rights. The rights, preferences and privileges of the holders of CST common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series or preferred stock that CST may designate and issue in the future.

Fully Paid

The issued and outstanding shares of our common stock will be fully paid and non-assessable. This means the full purchase price for the outstanding shares of our common stock will have been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation will authorize our Board of Directors, subject to any limitations prescribed by the DGCL or our certificate of incorporation, to designate and issue from time to time one or more series of preferred stock without stockholder approval. Our Board of Directors will be vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority of the Board of Directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board of Directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. No current agreements or understandings exist with respect to the issuance of preferred stock, and, as of the date of this document, our Board of Directors has no intention to issue any shares of preferred stock.

Restrictions on Payment of Dividends

We are incorporated in Delaware and are governed by Delaware law. Holders of shares of our common stock will be entitled to receive dividends, subject to prior dividend rights of the holders of any preferred shares, when, as and if declared by our Board of Directors out of funds legally available for that purpose. After the distribution, we expect to pay regular cash dividends, though the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of our Board of Directors. There can be no assurance we will pay any dividend or that we will continue to pay any dividend even if we commence the payment of dividends. See “Dividend Policy” included elsewhere in this information statement.

Size of Board and Vacancies; Removal

Upon completion of the separation and the distribution, we expect that nine individuals will serve on our Board of Directors. Our certificate of incorporation will provide that our directors will be divided into three classes, as nearly equal in number as possible, with the members of each class serving staggered three-year terms. Class I directors will have an initial term expiring in 2014, Class II directors will have an initial term expiring in 2015 and Class III directors will have an initial term expiring in 2016. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors; in general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

Our certificate of incorporation and bylaws will provide, subject to the rights of holders of a series of shares of preferred stock to elect one or more directors pursuant to any provisions of any certificate of designation relating to any such series, that the number of directors will be fixed exclusively by a majority of the entire Board of Directors from time to time. Our certificate of incorporation will also provide that directors may be removed only with cause and only by the affirmative vote of the holders of at least 60 percent of the voting power of the then-outstanding voting stock. Our bylaws will provide that, unless the Board of Directors determines otherwise, vacancies, however created, may be filled only by a majority of the remaining directors, even if less than a quorum.

No Stockholder Action by Written Consent

Our certificate of incorporation will provide that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent.

Special Meetings of Stockholders

Our bylaws will provide that special meetings of stockholders may be called only by the Chief Executive Officer or the Board of Directors, pursuant to a resolution adopted by a majority of the directors the company would have if there were no vacancies. Stockholders may not call special meetings.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws will contain advance-notice and other procedural requirements that apply to stockholder proposals and stockholder nominations of candidates for the election of directors. Proper notice must be both timely and must include certain information about the stockholder making the proposal or nomination, as applicable, and about the proposal or candidate being nominated, as applicable. In the case of any annual meeting, to be timely, a stockholder proposing to nominate a person for election to our Board of Directors or proposing that any other action be taken must give our corporate secretary written notice of the proposal not less than the 60th day and not earlier than the 90th day before the first anniversary of the preceding year’s annual meeting of stockholders. This deadline is subject to an exception if the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting of stockholders, in which case written notice must be given to our corporate secretary not earlier than the 90th day and not later than the 60th day prior to the annual meeting or the 10th day after public announcement of the annual meeting date is first given by the company. If the Chief Executive Officer or the Board of Directors calls a special meeting of stockholders for the election of directors, a stockholder proposing to nominate a person for that election must give our corporate secretary written notice of the proposal not earlier than the 90th day and not later than the 60th day prior to the special meeting, or the 10th day after public announcement of the special meeting date and the nominees proposed by the Board of Directors is first given by the company.

These advance-notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Amendments to the Certificate of Incorporation and Bylaws

Our certificate of incorporation will provide that the affirmative vote of the holders of at least 80 percent of our voting stock then outstanding is required to amend certain provisions of the certificate of incorporation, including those relating to the number and classification of the Board of Directors, term and removal of directors, the calling of special meetings of stockholders and exclusive venue for specified disputes. Our certificate of incorporation will also provide that the affirmative vote of holders of at least 80 percent of the voting power of the voting stock then outstanding will be required to amend certain provisions of the bylaws, including those relating to the calling of special meetings of stockholders, stockholder action by written consent, composition and classification of the Board of Directors, vacancies on the Board of Directors, term and removal of directors and director and officer indemnification. Our certificate of incorporation will also confer upon our Board of Directors the right to amend our bylaws.

Exclusive Forum

Our certificate of incorporation will provide that, unless our Board of Directors otherwise determines, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, creditors or other constituents, any action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws

(as either may be amended from time to time) or any action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine. If (and only if) the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another court sitting in the State of Delaware. There are currently lawsuits pending before the courts in Delaware challenging the validity of board-adopted exclusive forum provisions, and in 2011 the U.S. District Court for the Northern District of California held unenforceable an exclusive forum provision that the board of directors of Oracle Corp. had unilaterally adopted as a corporate bylaw. We believe that the exclusive forum provision in our certificate of incorporation is distinguishable from the Oracle bylaw and the provisions at issue in the pending Delaware cases, because our certificate of incorporation will be approved by both our Board of Directors and stockholders, but we cannot rule out the possibility that a court could determine the provision to be unenforceable or inapplicable in a particular case.

Delaware Statutory Business Combination Statute

We will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15 percent or more of a Delaware corporation’s outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years following the date on which that person became an interested stockholder unless:

•

Before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

•

On completion of the transaction that resulted in that person’s becoming an interested stockholder, that person owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

Following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

Limitation on Liability of Directors, Indemnification of Directors and Officers, and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and CST’s certificate of incorporation will include such an exculpation provision.

Our certificate of incorporation will provide that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	Any breach of the director’s duty of loyalty to our company or our stockholders.

•	Any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.

•	Any transaction from which the director derived an improper personal benefit.

Additionally, Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise. Our certificate of incorporation and bylaws will provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to any criminal proceeding, had no reason to believe their conduct was unlawful. A similar standard will be applicable in the case of derivative actions, except that indemnification will only extend to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval will be required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

We also intend to obtain insurance policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. The insurance will provide coverage, subject to its terms and conditions, if the company is unable to (e.g., due to bankruptcy) or unwilling to indemnify the directors and officers for a covered wrongful act.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be AST. Registered stockholders in the U.S. can contact AST at (800) 937-5449 or through its website at www.amstock.com. Stockholders from outside the U.S. can contact AST at (718) 921-8124.

Stock Exchange Listing

Our common stock will trade on the NYSE under the ticker symbol “CST.”

DESCRIPTION OF FINANCING TRANSACTIONS AND CERTAIN INDEBTEDNESS

Indebtedness in Connection with the Separation

In connection with the separation, we will incur an aggregate of $1.05 billion in new debt. Our indebtedness will consist of:

•	$550 million aggregate principal amount, senior unsecured bonds (the “notes”); and

•	$800 million in senior secured credit facilities (the “credit facilities”), comprised of a $500 million term loan facility and a $300 million revolving credit facility.

We will not retain any cash proceeds of the notes or the term loan facility following the separation.

The financial terms of the separation, including the $1.05 billion of new indebtedness to be incurred by CST and the distribution of $500 million in cash to Valero in partial consideration for the retail business, were determined by the management and the Board of Directors of Valero based on a variety of factors, including establishing an appropriate pro forma capitalization for CST as a stand-alone company considering the historical earnings of Valero’s retail business and the level of indebtedness relative to earnings of various comparable retail companies, achieving the desired tax treatment in the transaction, discussion with potential lenders and external advisers and generating cash for Valero.

Notes

In connection with the separation, we will issue $550 million aggregate principal amount of senior unsecured notes. The notes will mature on or about the ten-year anniversary of the date of their issuance.

Guarantees. We expect the notes will be guaranteed, jointly and severally, on a senior unsecured basis by certain of our domestic subsidiaries.

Ranking and Subordination. The notes and the guarantees are expected to be unsecured senior obligations of CST and the guarantor subsidiaries, respectively. Accordingly, they will be: equal in right of payment with all of our and the guarantors’ existing and future senior unsecured indebtedness; senior in right of payment to any of our and the guarantors’ future subordinated indebtedness; effectively subordinated to all of our and the guarantors’ existing and future secured indebtedness, including indebtedness under our new credit facilities; and effectively subordinated to all future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries.

Mandatory Redemption. We do not expect to be required under the indenture to make mandatory redemption or sinking fund payments with respect to the notes.

Asset Sales. We expect that if we sell certain assets and do not repay certain debt or reinvest the proceeds of such sales within certain periods of time, we will be required to use such proceeds to offer to repurchase the notes at 100 percent of their principal amount, plus accrued and unpaid interest and special interest, if any, to the date of repurchase.

Change of Control. Upon the occurrence of certain specific change of control events, we expect to be required to offer to repurchase all outstanding notes at a price which may include a premium.

Certain Covenants. We expect that the indenture governing the notes, among other things, will impose limitations on our ability to: borrow money or guarantee debt; create liens; pay dividends on or redeem or repurchase stock or subordinated indebtedness; make specified types of investments and acquisitions; enter into new lines of business; enter into transactions with affiliates; enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us; and sell assets or consolidate with, merge with or sell, transfer or dispose of all or substantially all of our assets to other companies.

Default. We expect the indenture to provide for customary events of default that include, among other things (subject in certain cases to customary grace and cure periods): non-payment of principal or interest; breach of covenants contained in the indenture or the notes; the failure to pay certain other indebtedness or the acceleration of certain other indebtedness prior to maturity; the failure to pay certain final judgments; the failure of certain note guarantees to be enforceable; and certain events of bankruptcy or insolvency.

The estimated interest rate on the notes of 5.5 percent has been determined in consultation with our external financial advisers and is based upon market rates for similar notes with ratings from recognized rating agencies similar to those we expect to receive for our notes.

We expect to issue the notes in a private transaction that is not subject to the registration requirements of the Securities Act and, in connection with the offering of the notes, to enter into a registration rights agreement pursuant to which we and the guarantors of the notes will agree to register substantially identical exchange notes under the Securities Act and permit holders to exchange the notes for the registered exchange notes.

Credit Facilities

In connection with the separation, on March 20, 2013, we entered into a credit agreement providing for senior secured credit facilities, which will become available to us upon the satisfaction of customary conditions, including consummation of the distribution, for an aggregate amount of $800 million in financing, consisting of the following:

•	a term loan facility in an aggregate principal amount of $500 million (the “term loan”); and

•	a revolving credit facility in an aggregate principal amount of up to $300 million (the “revolving credit facility”).

The credit facilities will be guaranteed by our domestic subsidiaries and secured by security interests and liens on substantially all of CST’s and its domestic subsidiaries’ assets, including 100 percent of the capital stock of our domestic subsidiaries and 65 percent of the voting equity interests and 100 percent of the non-voting equity interest of material, first-tier, foreign subsidiaries, subject to customary exceptions. The credit agreement relating to the credit facilities contains the following terms:

•	a final maturity date on the fifth anniversary of the distribution date;

•

subject to exclusions, mandatory prepayments with the net cash proceeds of certain asset sales, insurance proceeds or condemnation awards, the incurrence of certain indebtedness and our excess cash flow;

•	customary representations and warranties that are made at closing and upon each borrowing under the credit facilities;

•

customary affirmative and negative covenants for credit agreements of this type, including delivery of financial and other information, compliance with laws, further assurances, limitations on CST and its guarantor subsidiaries with respect to indebtedness, liens, fundamental changes, restrictive agreements, prepayments and amendments of certain indebtedness, dispositions of assets, acquisitions and other investments, sale leaseback transactions, conduct of business, transactions with affiliates and dividends and redemptions or repurchases of stock;

•

customary defaults for credit agreements of this type, including delinquent payments; material inaccuracy of representations or warranties; non-performance of covenants; cross-defaults under certain other debt; material monetary judgments; change of control; bankruptcy events; invalidity or unenforceability of loan documents, ERISA events and incurrence of material uninsured losses; and

•

financial covenants consisting of (a) a maximum total lease adjusted leverage ratio initially set at 3.75 to 1.00, (b) a minimum fixed charge coverage ratio set at 1.30 to 1.00, and (c) limitations on expansion capital expenditures.

Borrowings under our credit facilities will bear interest at a floating rate of, an applicable margin plus, as determined at our option, either (a) a “Base Rate Loan” that will bear interest at a base rate determined by reference to the higher of (i) the prime rate, (ii) the U.S. federal funds rate plus 1/2 of 1.00 percent and, (iii) a one-month adjusted Eurocurrency rate plus 1.00 percent or (b) a “London Interbank Offered Rate” (“LIBOR”) Rate Loan” that will bear interest at an adjusted Eurocurrency rate, calculated in a manner set forth in the credit agreement governing the credit facilities. Initially, all LIBOR Rate Loans will have an applicable interest rate margin (in addition to the bare Eurocurrency interest rate) of 1.75 percent, and all Base Rate Loans will have an applicable interest rate margin of 0.75 percent. Future interest rate margins will increase or decrease based on our leverage ratio as prescribed under the credit agreement governing the credit facilities. The revolving credit facility also provides for customary fees, including commitment fees and other fees.

Upon completion of the distribution, the full $500 million of the term loan will be drawn and the proceeds transferred to Valero in partial consideration of its transfer to us of the retail business, and the revolving credit facility will be undrawn and remain available for ongoing working capital requirements and other general corporate purposes.

We will be required to make quarterly principal payments on the term loan in accordance with an amortization schedule as follows, commencing with the first full calendar quarter following the distribution date (in millions):

Quarterly Payment Date	Total Principal to be Repaid For Each Applicable Quarter
First four quarters following the distribution date	$6.25
Second four quarters following the distribution date	$9.375
Third four quarters following the distribution date	$12.5
Remaining quarters until final payment	$18.75

In addition, borrowings under the credit agreement may be subject to mandatory prepayments with net cash proceeds of certain issuances of debt, certain asset sales and other dispositions and with excess cash flow in any calendar year in which our leverage ratio exceeds 3.00 to 1.00.

The credit agreement relating to the credit facilities is filed as an exhibit to the registration statement of which this information statement is a part. The summary of the material terms of the credit agreement is qualified in its entirety be reference to the full text of that credit agreement, which is incorporated by reference into this information statement.

Debt Exchange

We will transfer certain proceeds of our debt to Valero and issue certain debt directly to Valero in partial consideration for the contribution by Valero to us of the retail business, which transfer does not represent a dividend. Valero will further transfer our debt issued to Valero to certain financial institutions, which we refer to as exchange counterparties, in order to satisfy certain of Valero’s then-outstanding debt obligations to such exchange counterparties. We refer to this transfer as a debt exchange. We expect that these exchange counterparties will then sell our debt that they received in the debt exchange to third-party investors. As a result of these financing transactions, Valero will receive in connection with the separation approximately $1.05 billion in cash, and we will incur indebtedness of $1.05 billion for which we will not retain any cash following the separation.

DELIVERY OF INFORMATION STATEMENT

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for information statements with respect to two or more stockholders sharing the same address by delivering a single information statement to those stockholders. This process, known as “householding,” is intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. Unless contrary instructions from one or more stockholders sharing an address have been received, only one copy of this information statement will be delivered to those multiple stockholders sharing an address.

If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the information statement, the stockholder should notify his or her intermediary or, if shares are registered in the stockholder’s name, should contact us at the address and telephone number provided below. Any stockholder who currently receives multiple copies of the information statement at his or her address and would like to request “householding” of communications should contact his or her intermediary or, if shares are registered in the stockholder’s name, should contact us at the address and telephone number provided below. Additionally, we will deliver, promptly upon written or oral request directed to the address or telephone number below, a separate copy of the information statement to any stockholders sharing an address to which only one copy was mailed.

Valero Investor Relations

One Valero Way

San Antonio, Texas 78249

investorrelations@valero.com

(800) 531-7911

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock that Valero stockholders will receive in the distribution. This information statement is a part of that registration statement and, as allowed by SEC rules, does not include all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For additional information relating to our company and to the separation and the distribution, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this information statement as to the contents of any contract or document referred to are not necessarily complete and, in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by reference to the applicable contract or document.

Following the distribution, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing combined financial statements audited by an independent registered public accounting firm. The registration statement is, and any of these future filings with the SEC will be, available to the public over the Internet on the SEC’s website at www.sec.gov. You may read and copy any filed document at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about the public reference rooms.

We plan to make our filings with the SEC available free of charge on our website at www.CSTBrands.com and to provide our filings free of charge upon written request to our Investor Relations department at CST Brands Investor Relations, One Valero Way, Building D, Suite 200, San Antonio, Texas 78249.

Our website and the information contained on that site, or connected to that site, are not and shall not be deemed to be incorporated into this information statement or the registration statement of which this information statement is a part or any other filings we make with the SEC.

No person is authorized to give any information or to make any representations or warranties with respect to the matters described in this information statement other than those contained in this information statement and, if given or made, such information or representation or warranty must not be relied upon as having been authorized by us or by Valero. Neither the delivery of this information statement nor the completion of the distribution shall, under any circumstances, create any implication that there has been no change in our affairs or those of Valero since the date of this information statement is correct as of any time after its date.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CST BRANDS, INC.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Combined Balance Sheets as of December 31, 2012 and 2011	F-3
Combined Statements of Income for the Years Ended December 31, 2012, 2011 and 2010	F-4
Combined Statements of Comprehensive Income for the Years Ended December 31, 2012, 2011 and 2010	F-5
Combined Statements of Changes in Net Investment for the Years Ended December 31, 2012, 2011 and 2010	F-6
Combined Statements of Cash Flows for the Years Ended December 31, 2012, 2011 and 2010	F-7
Notes to Combined Financial Statements	F-8

No financial statement schedules are submitted because they are not applicable or the required information is included in the combined financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder

of CST Brands, Inc.:

We have audited the accompanying combined balance sheets of CST Brands, Inc. (formerly Corner Store Holdings, Inc.) as of December 31, 2012 and 2011, and the related combined statements of income, comprehensive income, changes in net investment and cash flows for each of the years in the three-year period ended December 31, 2012. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of CST Brands, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Antonio, Texas

March 1, 2013

CST BRANDS, INC.

COMBINED BALANCE SHEETS

(Millions of Dollars)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash	$61	$132
Receivables, net	134	172
Inventories	168	159
Deferred income taxes	13	12
Prepaid expenses and other	8	10

Total current assets	384	485

Property and equipment, at cost	1,863	1,678
Accumulated depreciation	(587)	(525)

Property and equipment, net	1,276	1,153

Intangible assets, net	41	47
Other assets, net	8	6

Total assets	$1,709	$1,691

LIABILITIES AND NET INVESTMENT
Current liabilities:
Current portion of capital lease obligations	$1	$1
Accounts payable	95	84
Accrued expenses	40	41
Taxes other than income taxes	92	86

Total current liabilities	228	212

Capital lease obligations, less current portion	4	5

Deferred income taxes	123	124

Other long-term liabilities	107	101

Commitments and contingencies
Net investment:
Accumulated other comprehensive income	165	155
Net parent investment	1,082	1,094

Total net investment	1,247	1,249

Total liabilities and net investment	$1,709	$1,691

See Notes to Combined Financial Statements.

CST BRANDS, INC.

COMBINED STATEMENTS OF INCOME

(Millions of Dollars)

	Year Ended December 31,
	2012	2011	2010
Operating revenues (a)	$13,135	$12,863	$10,371

Costs and expenses:
Cost of sales	12,000	11,735	9,310
Operating expenses	644	636	605
General and administrative expenses	61	59	57
Depreciation, amortization and accretion expense	115	113	105
Asset impairment losses	—	3	5

Total costs and expenses	12,820	12,546	10,082

Operating income	315	317	289
Other income, net	1	1	2
Interest expense	(1)	(1)	(1)

Income before income tax expense	315	317	290
Income tax expense	105	103	97

Net income	$210	$214	$193

Supplemental information:

(a) Includes excise taxes	$1,987	$1,947	$1,853

See Notes to Combined Financial Statements.

CST BRANDS, INC.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(Millions of Dollars)

	Year Ended December 31,
	2012	2011	2010
Net income	$210	$214	$193

Other comprehensive income (loss):
Foreign currency translation adjustment	10	(7)	24

Other comprehensive income (loss) before income taxes	10	(7)	24
Income taxes related to items of other comprehensive income	—	—	—

Other comprehensive income (loss)	10	(7)	24

Comprehensive income	$220	$207	$217

See Notes to Combined Financial Statements.

CST BRANDS, INC.

COMBINED STATEMENTS OF CHANGES IN NET INVESTMENT

(Millions of Dollars)

	Accumulated Other Comprehensive Income	Net Parent Investment	Net Investment
Balance as of December 31, 2009	$138	$1,059	$1,197
Net income	—	193	193
Net transfers to Parent	—	(221)	(221)
Other comprehensive income	24	—	24

Balance as of December 31, 2010	162	1,031	1,193
Net income	—	214	214
Net transfers to Parent	—	(151)	(151)
Other comprehensive loss	(7)	—	(7)

Balance as of December 31, 2011	155	1,094	1,249
Net income	—	210	210
Net transfers to Parent	—	(222)	(222)
Other comprehensive income	10	—	10

Balance as of December 31, 2012	$165	$1,082	$1,247

See Notes to Combined Financial Statements.

CST BRANDS, INC.

COMBINED STATEMENTS OF CASH FLOWS

(Millions of Dollars)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income	$210	$214	$193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	115	113	105
Asset impairment losses	—	3	5
Non-cash interest expense	—	1	—
Deferred income tax expense (benefit)	(1)	12	6
Changes in current assets and current liabilities	42	(40)	12
Other operating activities, net	(2)	5	2

Net cash provided by operating activities	364	308	323

Cash flows from investing activities:
Capital expenditures	(156)	(130)	(105)
Acquisition	(61)	—	—
Proceeds from dispositions of property and equipment	2	5	3
Other investing activities, net	—	(2)	(2)

Net cash used in investing activities	(215)	(127)	(104)

Cash flows from financing activities:
Net transfers to Parent	(219)	(150)	(220)
Payments of capital lease obligations	(1)	(1)	(1)

Net cash used in financing activities	(220)	(151)	(221)

Effect of foreign exchange rate changes on cash	—	—	1

Net increase (decrease) in cash	(71)	30	(1)
Cash at beginning of year	132	102	103

Cash at end of year	$61	$132	$102

See Notes to Combined Financial Statements.

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

1.	THE SEPARATION AND THE DISTRIBITION, BASIS OF PRESENTATION, DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Separation and the Distribution

On July 31, 2012, Valero Energy Corporation (“Valero” or “Parent”) announced approval by its Board of Directors to pursue the separation of its retail business into a stand-alone, publicly traded corporation, CST Brands, Inc. (“CST”). This separation will be completed in accordance with a separation and distribution agreement to be entered into between Valero and CST. Valero will distribute, on a pro rata basis, 80 percent of the shares of CST common stock to the Valero stockholders as of the record date for the distribution. CST was incorporated in Delaware as a wholly owned subsidiary of Valero in November 2012. The separation and the distribution are subject to various conditions, including market conditions, customary regulatory approvals, the receipt of an affirmative Internal Revenue Service ruling with respect to the tax-free nature of the separation and certain related transactions, and final approval by Valero’s Board of Directors.

Basis of Presentation

As previously noted, CST was incorporated in November 2012 and, in connection with its incorporation, CST issued 1,000 shares of common stock, par value $0.01 per share, to Valero for $10. CST was formed solely in contemplation of the separation and the distribution, has not commenced operations and has no material assets, liabilities or commitments.

These combined financial statements were prepared in connection with the expected separation and distribution and are derived from the consolidated financial statements and accounting records of Valero. These statements reflect the combined historical financial position, results of operations and cash flows of CST and Valero’s retail business in the United States (“U.S.”) and Canada that are owned by direct and indirect wholly owned subsidiaries of Valero, including an allocable portion of Valero’s corporate costs. The legal transfer of the assets (including the equity interests of certain Valero subsidiaries), liabilities and operations of Valero’s retail business into CST has yet to take place. However, for ease of reference, these combined financial statements are referred to as those of CST. Unless otherwise stated or the context otherwise indicates, all references in these combined financial statements to “us,” “our,” or “we” mean the retail business of Valero, which is referred to as CST.

The financial statements are presented as if Valero’s U.S. and Canadian retail operations had been combined for all years presented. Neither operation, however, carried out transactions with the other during the years presented; therefore, there were no intercompany transactions or accounts to be eliminated in connection with the combination of these operations. The assets and liabilities in the combined balance sheets have been reflected on a historical cost basis, as immediately prior to the separation and the distribution, and all of the assets and liabilities presented are wholly owned by Valero and are being transferred within the Valero consolidated group. The combined statements of income also include expense allocations for certain corporate functions historically performed by Valero and not allocated to its operating segments, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. These allocations are based primarily on specific identification of time and/or activities associated with CST, employee headcount or capital expenditures. Our management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses from Valero, are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred had we been a stand-alone company during the years presented and may not reflect our combined financial position, results of operations and cash flows had we been a stand-alone company during the periods presented. Actual costs that would have been incurred if we had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Valero uses a centralized approach to cash management and the financing of its operations. We transfer cash to Valero daily and Valero funds our operating and investing activities as needed. Accordingly, cash held by Valero at the corporate level was not allocated to us for any of the years presented. Cash presented on our combined balance sheets represents cash on hand at our convenience stores, cash that had not yet been transferred to Valero and cash held by us in automated teller machines (“ATMs”). We reflect transfers of cash to and from Valero’s cash management system as a component of net parent investment on our combined balance sheets, and these net transfers of cash are reflected as a financing activity in our combined statements of cash flows. We also have not included any interest income on the net cash transfers to Valero.

We have evaluated events that occurred after December 31, 2012 through the filing of this Form 10 Registration Statement. Any material subsequent events that occurred during this time have been properly recognized or disclosed in these financial statements.

Description of Business

We are one of the largest independent retailers of motor fuel and convenience merchandise items in the U.S. and eastern Canada. Our operations include (i) the sale of motor fuel at convenience stores, filling stations and cardlocks (which is an unattended self-service filling station that provides motor fuel to fleet customers, such as trucking and other commercial customers), (ii) the sale of convenience merchandise items and services in convenience stores and (iii) the sale of heating oil to residential customers and the sale of heating oil and motor fuel to small commercial customers. We generally refer to a convenience store, filling station or cardlock as a “retail site.”

Significant Accounting Policies

Principles of Combination

These combined financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of direct and indirect wholly owned subsidiaries of Valero that hold the assets and liabilities and reflect the operations of Valero’s retail business in the U.S. and Canada. These subsidiaries, however, did not carry out any transactions with each other during the years presented; therefore, there were no transactions or accounts to be eliminated in connection with the combination.

Net Parent Investment

The net parent investment represents Valero’s historical investment in CST, CST’s accumulated net earnings after taxes and the net effect of transactions with, and allocations from, Valero.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, we review our estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Receivables

Receivables represent amounts due from credit card companies and from our heating oil customers (“trade receivables”). Trade receivables are carried at original invoice amount. Other receivables consist primarily of amounts due from financial institutions as reimbursement for cash distributed from ATM machines that were funded by us and amounts due from vendors related to vendor rebates (see “Vendor Allowances and Rebates” for our policy regarding the accounting for vendor rebates). We maintain an allowance for doubtful accounts, which is adjusted based on management’s assessment of our customers’ historical collection experience, known credit risks and industry and economic conditions.

Inventories

Inventories are carried at the lower of cost or market. The cost of supplies and convenience store merchandise is determined principally under the weighted-average cost method. The cost of motor fuel inventories is determined under the last-in, first-out (“LIFO”) method using the dollar-value LIFO method, with any increments valued based on purchase prices at the end of the year.

Property and Equipment

The cost of property and equipment purchased or constructed, including betterments of property assets, is capitalized. However, the cost of repairs and normal maintenance of property and equipment is expensed as incurred. Betterments of property and equipment are those which extend the useful lives of the property and equipment or improve the safety of our operations. Betterments also include additions to and enlargements of our retail sites. The cost of property and equipment constructed includes certain overhead costs allocable to the construction activities.

When property and equipment are retired or replaced, the cost and related accumulated depreciation are eliminated, with any gain or loss reflected in depreciation, amortization and accretion expense, unless such amounts are reported separately due to materiality.

Depreciation of property and equipment is recorded on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements and assets acquired under capital leases are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the related asset.

Impairment of Assets

Long-lived assets, which include property and equipment and finite-lived intangible assets, are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. A long-lived asset is not recoverable if its carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. If a long-lived asset is not recoverable, an impairment loss is recognized for the amount by which the carrying amount of the long-lived asset exceeds its fair value, with fair value determined based on discounted estimated net cash flows or other appropriate methods. See Note 3 for our impairment analysis of our long-lived assets.

Environmental Matters

Liabilities for future remediation costs are recorded when environmental assessments from governmental regulatory agencies and/or remedial efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally are based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities are based on best estimates of probable undiscounted future costs using currently available technology and applying current regulations, as well as our own internal environmental policies, without establishing a range of loss for these liabilities. Environmental liabilities are difficult to assess and estimate due to uncertainties related to the magnitude of possible remediation, the timing of such remediation and the determination of our obligation in proportion to other parties. Such estimates are subject to change due to many factors, including the identification of new sites requiring remediation, changes in environmental laws and regulations and their interpretation, additional information related to the extent and nature of remediation efforts and potential improvements in remediation technologies. Amounts recorded for environmental liabilities have not been reduced by possible recoveries from third parties.

Asset Retirement Obligations

We record a liability, which is referred to as an asset retirement obligation, at fair value for the estimated cost to remove underground storage tanks (“USTs”) for motor fuel at owned and leased retail sites at the time we incur that liability, which is generally when the UST is installed. We record a discounted liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset. We depreciate the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the UST. Accretion expense is reflected in depreciation, amortization and accretion expense. We base our estimates of the anticipated future costs for removal of a UST on our prior experience with removal. Removal costs include the cost to remove and destroy the USTs, soil remediation costs resulting from the spillage of small quantities of motor fuel in the normal operations of our business and other miscellaneous costs. We review our assumptions for computing the estimated liability for the removal of USTs on an annual basis. Any change in estimated cash flows is reflected as an adjustment to the liability and the associated asset.

Foreign Currency Translation

The functional currency of our Canadian operations is the Canadian dollar. Balance sheet accounts are translated into U.S. dollars using exchange rates in effect as of the balance sheet date. Revenue and expense accounts are translated using the weighted-average exchange rates during the year presented. Foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income.

Revenue Recognition

Revenues are recorded upon delivery of the products to our customers, which is the point at which title to the products is transferred, and when payment has either been received or collection is reasonably assured.

We present motor fuel excise taxes on sales on a gross basis with supplemental information regarding the amount of such taxes included in revenues provided in a footnote on the face of the statements of income.

Shipping and Handling Costs

Costs incurred for the shipping and handling of motor fuel and convenience store merchandise are included in inventories, and therefore, reflected in cost of sales when the related item is sold.

Income Taxes

Income taxes are accounted for under the asset and liability method, as if we were a separate taxpayer rather than a member of Valero’s consolidated income tax return. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred amounts are measured using enacted tax rates expected to apply to taxable income in the year those temporary differences are expected to be recovered or settled.

We classify any interest expense and penalties related to the underpayment of income taxes in income tax expense.

Vendor Allowances and Rebates

We receive payments for vendor allowances and volume rebates from various suppliers of convenience store merchandise. Our accounting practices are as follows:

•	Vendor allowances for price markdowns are credited to cost of sales during the period the related markdown is taken.

•	Volume rebates of merchandise are recorded as reductions to cost of sales when the merchandise qualifying for the rebate is sold.

•	Slotting and stocking allowances received from a vendor are recorded as a reduction to cost of sales over the period covered by the agreement.

The aggregate amounts recorded as a reduction to cost of sales for vendor allowances and rebates for the years ended December 31, 2012, 2011 and 2010 were $70 million, $62 million and $63 million, respectively. The recording of vendor allowances and rebates does not require us to make any significant estimates.

Concentration Risk

Valero supplied substantially all of the motor fuel purchased by us for resale during all years presented. No customers are individually material to our operations.

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. ACQUISITION

In June 2012, we signed an agreement with The Crackerbox, LLC to buy 29 convenience stores located in the Little Rock and Hot Springs, Arkansas areas. In July 2012, we completed the acquisition of these sites, including motor fuel inventories, for total cash consideration of $61 million, and no contingent assets or liabilities were acquired or assumed.

The assets acquired were recognized at their acquisition-date estimated fair values as follows (in millions):

Inventories	$3
Property and equipment	56
Other assets	2

Total consideration	$61

No adjustments to these estimated amounts have been made since the date of acquisition. We are, however, awaiting the completion of an independent appraisal and other evaluations of the fair values of the assets acquired and liabilities assumed in conjunction with the acquisition.

We have not presented pro forma results of operations for the year ended December 31, 2012, or actual results of operations from the acquisition date through December 31, 2012, because this acquisition was not material to our results of operations. The combined statements of income for the year ended December 31, 2012 include the results of the acquisition since the acquisition date.

3. IMPAIRMENT

Our retail sites are the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of long-lived assets. Cash flows from each retail site vary from year to year and as a result, we identified and recorded asset impairment losses in 2011 and 2010 as changes in market demographics, traffic patterns, competition and other factors impacted the overall operations of certain of our individual retail sites.

For each retail site where events or changes in circumstances indicated that the carrying amount of the assets might not be recoverable, we compared the retail site’s carrying amount to its estimated future undiscounted cash flows to determine recoverability. If the sum of the estimated undiscounted cash flows did not exceed the carrying value, we then estimated the fair value of these retail sites to measure the impairment. To estimate the fair value of our retail sites, we used an income approach reflecting internally developed cash flows that included, among other things, our expectations of future cash flows based on sales volume, gross margins and operating expenses.

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

As a result of our impairment evaluation process, we concluded that some retail sites were impaired. The aggregate carrying values, estimated fair values and asset impairment losses for each segment were as follows (in millions):

	Year Ended December 31,
	2011	2010
Retail–U.S.:
Carrying values	$3	$3
Less: Estimated fair values	1	1

Asset impairment loss	$2	$2

Retail–Canada:
Carrying values	$1	$4
Less: Estimated fair values	—	1

Asset impairment loss	$1	$3

4. RECEIVABLES

Receivables consisted of the following (in millions):

	December 31,
	2012	2011
Trade receivables	$115	$147
Other	21	27

	136	174
Allowance for doubtful accounts	(2)	(2)

Receivables, net	$134	$172

Changes in the allowance for doubtful accounts consisted of the following (in millions):

	Year Ended December 31,
	2012	2011	2010
Balance as of beginning of year	$2	$2	$2
Increase in allowance charged to expense	—	1	1
Accounts charged against the allowance, net of recoveries	—	(1)	(1)

Balance as of end of year	$2	$2	$2

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. INVENTORIES

Inventories consisted of the following (in millions):

	December 31,
	2012	2011
Convenience store merchandise	$111	$104
Motor fuel (at LIFO)	56	54
Supplies	1	1

Inventories	$168	$159

As of December 31, 2012 and 2011, the replacement cost (market value) of motor fuel inventories exceeded their LIFO carrying amounts by approximately $56 million and $56 million, respectively.

6. PROPERTY AND EQUIPMENT

Major classes of property and equipment consisted of the following (in millions):

	December 31,
	2012	2011
Land	$387	$339
Retail site buildings	476	406
Equipment	560	535
Leasehold improvements	276	254
Other	135	130
Construction in progress	29	14

Property and equipment, at cost	1,863	1,678
Accumulated depreciation	(587)	(525)

Property and equipment, net	$1,276	$1,153

Depreciation expense for the years ended December 31, 2012, 2011 and 2010 was $103 million, $101 million and $94 million, respectively.

We had land and certain retail sites under capital leases totaling $9 million and $9 million as of December 31, 2012 and 2011, respectively. Accumulated amortization on assets under capital leases was $5 million and $4 million as of December 31, 2012 and 2011, respectively. See Note 9 for future minimum rentals on capital lease obligations.

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

7. INTANGIBLE ASSETS

Intangible assets, net consisted of the following (in millions):

	Gross Carrying Amount		Accumulated Amortization
	December 31,		December 31,
	2012	2011	2012	2011
Customer list	$124	$120	$(85)	$(74)
Other	3	2	(1)	(1)

Total	$127	$122	$(86)	$(75)

All of our intangible assets are subject to amortization and are amortized on a straight-line basis primarily over five to 15 years. Amortization expense for intangible assets was $8 million, $8 million and $7 million for the years ended December 31, 2012, 2011 and 2010, respectively. The estimated aggregate amortization expense for the years ending December 31, 2013 through December 31, 2016 is $8 million per year and $1 million for the year ending December 31, 2017.

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

8. ACCRUED EXPENSES AND OTHER LONG-TERM LIABILITIES

Accrued expenses and other long-term liabilities consisted of the following (in millions):

	Accrued Expenses		Other Long-Term Liabilities
	December 31,		December 31,
	2012	2011	2012	2011
Wage and other employee-related liabilities	$22	$19	$—	$—
Environmental liabilities	2	2	3	2
Self-insurance accruals (see Note 9)	6	6	11	12
Asset retirement obligations	2	2	77	74
Other	8	12	16	13

Accrued expenses and other long-term liabilities	$40	$41	$107	$101

Environmental Liabilities

During the year ended December 31, 2012, we added approximately $3 million to our environmental liabilities and settled approximately $2 million of our environmental liabilities. During the two-year period ended December 31, 2011, changes in our environmental liabilities were insignificant, with additions, reductions and settlement activity, each being less than $2 million during each year.

Asset Retirement Obligations

We have asset retirement obligations for the removal of USTs at owned and leased retail sites. There is no legal obligation to remove USTs while they remain in service. However, environmental laws in the U.S. and Canada require that USTs be removed within one to two years after the USTs are no longer in service, depending on the jurisdiction in which the USTs are located. We have estimated that USTs at our owned retail sites will remain in service approximately 20 years and that we will have an obligation to remove those USTs at that time. For our leased retail sites, our lease agreements generally require that we remove certain improvements, primarily USTs and signage, upon termination of the lease. There are no assets that are legally restricted for purposes of settling our asset retirement obligations.

Changes in our asset retirement obligations were as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Balance as of beginning of year	$76	$72	$70
Additions to accrual	2	2	1
Accretion expense	4	4	4
Settlements	(4)	(2)	(3)
Foreign currency translation	1	—	—

Balance as of end of year	$79	$76	$72

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Other

Other accrued expenses include contingent lease accruals, unearned revenue related to our heating oil operations and contingent liabilities related to legal matters and for claims for indirect taxes that are both probable and reasonably estimable.

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

9. COMMITMENTS AND CONTINGENCIES

Leases

We have long-term operating lease commitments for land for retail sites, office facilities, retail site buildings and related equipment that generally contain renewal options for periods ranging from five to ten years. In addition to minimum rental payments, certain leases require additional contingent payments based on motor fuel volume sold. We also have capital lease commitments for certain retail sites as described in Note 6. In most cases, we expect that in the normal course of business, our leases will be renewed or replaced by other leases.

As of December 31, 2012, our future minimum lease payments for (i) operating leases having initial or remaining noncancelable lease terms in excess of one year and (ii) capital leases were as follows (in millions):

	Operating Leases	Capital Leases
2013	$23	$2
2014	18	1
2015	15	1
2016	12	1
2017	9	—
Thereafter	26	3

Total minimum rental payments	$103	8

Less amount representing interest		(3)

Net minimum rental payments		$5

Rental expense was as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Minimum rental expense	$25	$25	$25
Contingent rental expense	23	23	23

Total rental expense	$48	$48	$48

Litigation Matters

We are party to claims and legal proceedings arising in the ordinary course of business. We have not recorded a loss contingency liability with respect to some of these matters because we have determined that it is remote that a loss has been incurred. For other matters, we have recorded a loss contingency liability where we have determined that it is probable that a loss has been incurred and that the loss is reasonably estimable. These loss contingency liabilities are not material to our financial position. We re-evaluate and update our loss contingency liabilities as matters progress over time, and we believe that any possible loss in excess of amounts already recorded will not be material to our results of operations, financial position or liquidity, except for the litigation matters discussed below.

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

MTBE Litigation

As of December 2012, we were named in four cases alleging liability related to methyl-tertiary butyl ether (“MTBE”) contamination in groundwater. The plaintiffs are generally water providers, governmental authorities and private water companies alleging that refiners, marketers or retailers of MTBE and gasoline containing MTBE are liable for manufacturing or distributing a defective product. Three of the cases are pending in federal court and are consolidated for pre-trial proceedings in the U.S. District Court for the Southern District of New York (Multi-District Litigation Docket No. 1358, In re: Methyl-Tertiary Butyl Ether Products Liability Litigation). One case is pending in state court.

We have recorded a loss contingency liability with respect to our MTBE litigation portfolio; however, we believe it is reasonably possible that we may suffer a loss in excess of the amount recorded that could have a material adverse effect on our results of operations, financial position or liquidity. An estimate of the possible loss or range of loss in excess of the amount accrued due to an adverse result in all or substantially all of these cases cannot reasonably be made because of a number of factors, including uncertainties regarding the scope of the contamination, an incomplete discovery process with respect to our contribution to the contamination (if any) and the inherent uncertainty of litigation. It should be noted, however, that Valero will fully indemnify us for these matters in connection with the separation and the distribution, which is discussed in Note 1.

Temperature Adjusted Fuel Complaints

On December 13, 2006, a class action complaint was filed against Valero, Shell Oil Products Company LLC, ConocoPhillips, Chevron USA, Inc., Tesoro Refining and Marketing Company, Wal-Mart Stores, Inc., Costco Wholesale Corporation, The Kroger Company and a few other retailers in San Francisco federal court. The complaint accused the defendants of violating state consumer protection laws by failing to adjust the volume or price of fuel when the fuel temperature exceeded 60 degrees Fahrenheit. Following this filing, numerous other federal complaints were filed and consolidated in the U.S. District Court for the District of Kansas (Multi-District Litigation Docket No. 1840, In re: Motor Fuel Temperature Sales Practices Litigation). In mid-April 2012, Valero and certain of the other defendants reached a preliminary class settlement with the plaintiffs. On September 28, 2012, the court initially denied approval of this settlement concluding that the settling parties had failed to show how the settlement sufficiently benefited the class members. The settling parties, including Valero, agreed with the court and supplemented the record to demonstrate how the settlement will benefit the class. On December 10, 2012, the court approved the settlement. We had recorded an immaterial loss contingency liability with respect to this matter consistent with our liability under the settlement; therefore, we have no additional exposure due to the court’s approval of the settlement.

Because a portion of Valero’s alleged liability in the class action allegedly arises out of our retail operations, we have agreed to indemnify Valero for 50 percent of the monetary portion of the settlement (or otherwise 50 percent of any monetary payment that Valero ultimately may be obligated to pay in final resolution of the class action). We have also agreed to certain actions required under the settlement agreement on a prospective basis, including the posting of fuel temperatures at our U.S. retail sites. The settlement agreement includes a full release from liability for Valero and its affiliates, including us.

Canadian Price Fixing Claims

Ultramar Ltd., Valero’s principal Canadian subsidiary (“Ultramar”), was named as a defendant in four class actions alleging that Ultramar and other competitors engaged in illegal price fixing in four distinct markets in the province of Québec. The cases were filed in June 2008 following a guilty plea by Ultramar and an employee and charges laid against several alleged co-conspirators. As a result, four class actions were filed on the same day in the matters of (i) Simon Jacques vs Ultramar et al in the Superior Court of Québec, District of Québec City, (ii) Daniel Thouin/ Marcel Lafontaine vs Ultramar et al, Superior Court of Québec, District of Montreal, (iii) Michael Jeanson et al vs Ultramar et al, Superior Court of Québec, District of Hull and (iv) Thibeau vs Ultramar et al, Superior Court of Québec, District of Montreal. As required pursuant to the civil procedure rules in effect, the first filed claim is given priority, and the others are suspended pending final judgment on the first filed claim. The guilty plea followed an extensive government investigation and was confined to a limited time period and limited geographic area around

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Thetford Mines and Victoriaville in Québec. The plaintiffs attempted to widen the scope, alleging the existence of a conspiracy extending between 2002 and 2008 throughout Québec. The court allowed a time range of 2002 to 2006 but did not expand the geographic area beyond the four limited markets identified by the investigation. A hearing on class suitability took place in September 2009, and in November 2009, the court authorized the action to proceed on a class basis for the limited geographic area discussed above. A statement of claim was filed but the proceedings were suspended until May 5, 2011. The suspension was a result, in part, of damage proof issues for plaintiffs that developed pre-discovery. The court required the plaintiffs to file a report on damages on May 5, 2011. Ultramar intends to vigorously contest the scope of alleged liability and damages.

On June 10, 2011, Ultramar was served with a “new” amended motion to institute a class action in the matter of Daniel Thouin/Marcel Lafontaine v. Ultramar Ltd., et al., Superior Court of Québec, District of Québec. This matter had previously been put in abeyance to allow the first filed claim discussed above to proceed. The plaintiff changed the venue and the geographical scope of its recourse alleging that defendants colluded in other regions of Québec. By issuing this motion, the attorney for the plaintiff (the same as for the other price fixing matter) is trying to extend its claim outside the limited territory authorized by the court in the Jacques matter. On September 6, 2012, the Superior Court of Québec granted the plaintiff’s motion to extend the scope of the territory to be covered by the action.

Ultramar’s alleged liability in these claims arises entirely out of our retail operations in Canada. As a result, we expect that we will agree to indemnify and hold harmless Valero fully from any liability associated with these claims pursuant to the separation and distribution agreement.

During the fourth quarter of 2012, we concluded a loss was probable and reasonably estimable and as such, we recorded an immaterial loss contingency liability. Due to the inherent uncertainty of litigation, we believe it is reasonably possible that we may suffer a loss in excess of the amount recorded that could have a material adverse effect on our results of operations, financial position or liquidity with respect to one or more of the lawsuits. An estimate of the possible loss or range of loss from an adverse result in all or substantially all of these cases cannot be reasonably made due to a number of factors, the most significant of which is that no amount of damages has been specified by the plaintiffs.

Environmental Matters

We are subject to extensive federal, state, provincial and local environmental laws and regulations, including those relating to USTs, the release or discharge of materials into the air, water and soil, waste management, pollution prevention measures, the generation, storage, handling, use, transportation and disposal of hazardous materials, the exposure of persons to hazardous materials, greenhouse gas emissions and characteristics, composition, storage and sale of motor fuel, and the health and safety of our employees.

We are required to make financial expenditures to comply with regulations governing USTs adopted by federal, state, provincial and local regulatory agencies. Pursuant to the Resource Conservation and Recovery Act of 1976, as amended, the U.S. Environmental Protection Agency has established a comprehensive regulatory program for the detection, prevention, investigation and cleanup of leaking USTs. State or local agencies are often delegated the responsibility for implementing the federal program or developing and implementing equivalent state or local regulations. We have a comprehensive program in place for performing routine tank testing and other compliance activities which are intended to promptly detect and investigate any potential releases. In addition, the U.S. Federal Clean Air Act and similar state laws impose requirements on emissions to the air from motor fueling activities in certain areas of the country, including those that do not meet state or national ambient air quality standards. These laws may require the installation of vapor recovery systems to control emissions of volatile organic compounds to the air during the motor fueling process. We believe we are in compliance in all material respects with applicable environmental requirements, including those applicable to our underground storage tanks.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

We are in the process of investigating and remediating contamination at a number of our sites as a result of recent or historic releases of motor fuel. In 2013, we expect to spend about $2 million on remediation projects and do not expect to exceed this amount in 2014 or 2015. In addition, we make routine applications to state trust funds for the sharing, recovering and reimbursement of certain cleanup costs and liabilities as a result of releases of motor fuel from storage systems.

Because environmental laws and regulations are becoming more complex and stringent and new environmental laws and regulations are continuously being enacted or proposed, the level of future expenditures required for environmental matters could increase. In addition, any major upgrades in any of our operating facilities could require material additional expenditures to comply with environmental laws and regulations.

Environmental exposures are difficult to assess and estimate for numerous reasons including the complexity and differing interpretations of governmental regulations, the lack of reliable data, the number of potentially responsible parties and their financial capabilities, the multiplicity of possible solutions and the duration of remedial and monitoring activity required. Accruals for environmental liabilities are recorded based on our best estimate using all information that is available at the time. Loss estimates are measured and liabilities are based on currently available facts, existing technology and presently enacted laws and regulations, taking into consideration the likely effects of inflation and other societal and economic factors. Also considered when measuring environmental liabilities are our prior experience in remediation of contaminated sites, other companies’ cleanup experience and data released by the relevant authority.

Legislative and regulatory initiatives regarding climate change and greenhouse gas emissions have accelerated recently in the U.S. and Canada. Greenhouse gases are certain gases, including carbon dioxide, that may be contributing to global warming and other climatic changes. If governmental climate change or greenhouse gas reduction initiatives are enacted, they could have a material adverse impact on our business, financial condition and results of operations by increasing our regulatory compliance expenses, increasing our motor fuel costs and/or decreasing customer demand for motor fuel sold at our locations. For example, the California Global Warming Solutions Act, also known as AB 32, directs the California Air Resources Board (“CARB”) to develop and issue regulations to reduce greenhouse gas emissions in California to 1990 levels by 2020. CARB has issued a variety of regulations aimed at reaching this goal, including a Low Carbon Fuel Standard, a statewide cap-and-trade program and electricity renewable standards. CARB is also intending to require the establishment of Clean Fuels Outlets for alternative fuel vehicles. In addition, the Canadian province of Québec enacted a regulation creating a cap-and-trade system that will apply to us starting on January 1, 2015. To the degree these programs or greenhouse gas regulations increase cost that we are unable to recover or otherwise adversely impact consumer demand, these matters could have a material adverse effect on our financial position, results of operations and liquidity.

Self-Insurance Matters

We are partially self-insured for our general liability insurance. We maintain insurance coverage at levels that are customary and consistent with industry standards for companies of similar size. We are a nonsubscriber under the Texas Workers’ Compensation Act and maintain an employee injury plan in compliance with the Employee Retirement Income Security Act of 1974 in the U.S., which is self-insured. For our U.S. operations outside of Texas, we maintain statutory workers’ compensation insurance, which is partially self-insured. In Canada, we are a subscriber under the public system workers’ compensation of the provinces where we operate. As of December 31, 2012, there are a number of outstanding claims that are of a routine nature. The estimated incurred but unpaid liabilities relating to these claims are included in other accrued expenses. Additionally, there are open claims under previous policies that have not been resolved as of December 31, 2012. While the ultimate outcome of these claims cannot presently be determined, management believes that the accrued liability of $17 million will be sufficient to cover the related liability and that the ultimate disposition of these claims will have no material effect on our financial position and results of operations. Valero will fully indemnify us for these and similar matters that may be incurred up to the date of the separation and the distribution, which is discussed in Note 1.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

We are insured under Valero’s insurance policies for occurrences prior to the completion of the distribution. The specifications and insured limits under those policies, however, are at a level consistent with Valero as a whole. As a result, we are effectively self-insured and are exposed to most losses relating to occurrences prior to the completion of the distribution. Upon completion of the distribution, we expect to obtain comprehensive insurance coverage, but we may incur losses that are not covered by insurance or reserves, in whole or in part, and such losses could adversely affect our financial position and results of operations.

Tax Matters

We are subject to extensive tax liabilities imposed by multiple jurisdictions, including income taxes, indirect taxes (excise/duty, sales/use and gross receipts taxes), payroll taxes, franchise taxes, withholding taxes and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. Many of these liabilities are subject to periodic audits by the respective taxing authority. Subsequent changes to our tax liabilities as a result of these audits may subject us to interest and penalties.

Health Care Reform

In March 2010, a comprehensive health care reform package composed of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (“Health Care Reform”) was enacted into law in the U.S. Provisions of the Health Care Reform are expected to affect the future costs of the U.S. health care plans. Valero sponsors U.S. health care plans that are grandfathered under Health Care Reform and have made only those changes required by Health Care Reform to the plans. We expect to receive more guidance on the Health Care Reform provisions, which are required in 2014 and will then be able to better evaluate the potential impact of the Health Care Reform on our financial position and results of operations; however, we currently estimate that our health care costs will increase by approximately $5 million per year beginning in 2014.

10. STOCK-BASED COMPENSATION

Overview

CST currently does not have any stock compensation plans. Instead, our eligible employees participate in Valero’s 2011 Omnibus Stock Incentive Plan (the “OSIP”), which authorizes the grant of stock and stock-based awards. Awards available under the OSIP include options to purchase shares of common stock of Valero and restricted stock that vests over a period determined by Valero’s compensation committee. Prior to the approval of the OSIP by Valero’s stockholders, most of the equity awards granted to our employees were made under Valero’s 2005 Omnibus Stock Incentive Plan and 2003 Employee Stock Incentive Plan.

Until the completion of the separation and the distribution described in Note 1, our employees will continue to participate in Valero’s stock-based compensation plans. No stock-based awards of CST will be issued in exchange for either vested or non-vested Valero stock-based awards held by our employees prior to the separation. Valero charges us for the estimated fair value of stock-based awards related to our employees as that expense is recognized by Valero.

Total stock-based compensation expense charged to us was as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Stock-based compensation expense	$2	$3	$2

As of December 31, 2012, Valero had $2 million of unrecognized stock-based compensation cost that it will charge to us over the remaining vesting period (approximately two years). However, Valero expects to accelerate the vesting of restricted stock awards held by our employees on or prior to the record date. As a result, we expect to be charged for all of the remaining unrecognized restricted stock compensation at that time.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Summary of Valero’s Stock-Based Compensation Plans

Stock Options

Under the terms of the various stock-based compensation plans, the exercise price of options granted is not less than the fair market value of Valero’s common stock on the date of grant. Stock options become exercisable pursuant to the individual written agreements between the participants and Valero, usually in three or five equal annual installments beginning one year after the date of grant, with unexercised options generally expiring seven or ten years from the date of grant.

The fair value of stock options granted during 2012 was estimated using the Monte Carlo simulation model, as these options contain both a service condition and a market condition in order to be exercised. Prior to 2012, the fair value of stock options were valued at the date of grant using the Black-Scholes option pricing model. Compensation cost is recognized on a straight-line basis, net of estimated forfeitures, over the requisite service period.

Restricted Stock

Restricted stock granted to employees vests in accordance with individual written agreements between the participants and Valero, usually in equal annual installments over a period of three to five years beginning one year after the date of grant. Restricted stock is generally valued at market value on the date of grant, and compensation cost, net of estimated forfeitures, is generally recognized over the vesting period on a straight-line basis.

11. EMPLOYEE BENEFIT PLANS

Overview

Our employees are currently employees of Valero, and they will remain employees of Valero until completion of the separation and the distribution from Valero described in Note 1. As a result, our employees currently participate in certain defined benefit and defined contribution plans sponsored by Valero. Valero charges us for all benefit costs associated with our employees and carries the obligations for employee benefit plans in its financial statements. Our share of those costs is charged to us through affiliate billings and reflected in operating expenses and general and administrative expenses.

Because we are not the plan sponsor of these plans, our combined balance sheets do not reflect any assets or liabilities related to these plans.

Following the completion of the separation and the distribution, our active employees will no longer participate in benefit plans sponsored or maintained by Valero and will commence participation in our benefit plans. No assets and/or liabilities under Valero’s plans will be transferred to us following completion of the separation and the distribution.

The information below is limited to amounts associated with our employees.

Valero’s Defined Benefit Plans

Valero is the sponsor of the defined benefit pension plans that cover certain of our employees. These plans provide eligible employees with retirement income based primarily on years of service and compensation during specific periods. Valero funds the pension plans as required by local regulations. The assets of the plans are held by major financial institutions and are well diversified and include investments in domestic and international equities, mutual funds, corporate debt instruments, government securities, common collective trusts, insurance contracts and cash and cash equivalents.

Valero also provides health care and life insurance benefits for certain retired employees through its postretirement benefit plans. Certain of our employees become eligible if, while still working for us, they reach normal retirement age or take early retirement. These plans are unfunded, and retired employees share the cost of the health care benefits.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

For our allocation of benefit costs, we recorded expense as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
U.S. pension cost	$2	$1	$1
Canadian pension cost	2	2	2
U.S. postretirement benefit cost	—	—	—

Summary of Valero’s Defined Contribution Plans

Valero Savings Plan

Valero is the sponsor of the Valero Savings Plan, which covers certain of our U.S. employees. Under this plan, participants can contribute from 1 percent to 30 percent of their eligible compensation. Valero contributes $0.60 for every $1.00 of the participant’s contribution up to 6 percent of eligible compensation. At Valero’s discretion, it may also make profit-sharing contributions, which can range from 3.5 percent to 5 percent of eligible compensation, to the plan to be allocated to the participants.

Valero Energy Corporation Thrift Plan

Valero is the sponsor of the Valero Energy Corporation Thrift Plan, which covers our U.S. employees who are not covered by the Valero Savings Plan. Employees are immediately eligible to participate in the plan and receive employer matching contributions. Valero matches 100 percent of participant contributions up to 6 percent of each participant’s total annual salary, excluding cash bonuses.

Ultramar Ltd. Savings Plan

Valero is the sponsor of the Ultramar Ltd. Savings Plan, which covers all of our Canadian employees. Permanent employees are eligible after three months of service, temporary employees are eligible after one year of service, and seasonal employees are eligible after 220 days of services during 36 consecutive months. Valero contributes 9 percent of the employee’s base salary plus 50 percent of the employee’s voluntary contribution, which is limited to 6 percent of base salary. Valero’s contribution does not exceed 12 percent of the base salary.

For our allocation of benefit costs, we recorded expense as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Valero Savings Plan	$7	$5	$6
Valero Energy Corporation Thrift Plan	1	1	1
Ultramar Ltd. Savings Plan	3	3	3

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

12. INCOME TAXES

Income before income tax expense from our U.S. and Canadian operations was as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
U.S. operations	$202	$160	$157
Canadian operations	113	157	133

Income before income tax expense	$315	$317	$290

The following is a reconciliation of income tax expense to income taxes computed by applying the U.S. statutory federal income tax rate (35 percent for all years presented) to income before income tax expense (in millions):

	Year Ended December 31,
	2012	2011	2010
Federal income tax expense at the U.S. statutory rate	$110	$111	$101
U.S. state income tax expense, net of U.S. federal income tax effect	4	4	4
Canadian operations	(9)	(11)	(7)
Credits	—	(1)	(1)

Income tax expense	$105	$103	$97

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Components of income tax expense related to net income were as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Current:
U.S. federal	$67	$40	$44
U.S. state	6	5	4
Canada	33	46	43

Total current	106	91	91

Deferred:
U.S. federal	1	14	8
U.S. state	—	1	1
Canada	(2)	(3)	(3)

Total deferred	(1)	12	6

Income tax expense	$105	$103	$97

The tax effects of significant temporary differences representing deferred income tax assets and liabilities were as follows (in millions):

	December 31,
	2012	2011
Deferred income tax assets:
Tax credit carryforwards	$8	$8
Net operating losses (“NOLs”)	1	1
Environmental liabilities	1	1
Inventories	10	10
Other assets	16	17

Total deferred income tax assets	36	37
Less: Valuation allowance	(1)	(1)

Net deferred income tax assets	35	36

Deferred income tax liabilities:
Property and equipment	(145)	(147)
Other	—	(1)

Total deferred income tax liabilities	(145)	(148)

Net deferred income tax liabilities	$(110)	$(112)

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

We had the following income tax credit and loss carryforwards as of December 31, 2012 (in millions):

	Amount	Expiration
U.S. state income tax credits	$12	2026
U.S. state NOL (gross amount)	16	2018

We have recorded a valuation allowance as of December 31, 2012 due to uncertainties related to our ability to utilize our state NOLs. The valuation allowance is based on our estimates of future taxable income in the various jurisdictions in which we operate and the period over which deferred income tax assets will be recoverable. The realization of net deferred income tax assets recorded as of December 31, 2012 is primarily dependent upon our ability to generate future taxable income in certain U.S. states.

Subsequently recognized tax benefits in the amount of $1 million related to the valuation allowance for deferred income tax assets as of December 31, 2012 will be allocated as an income tax benefit.

Deferred income taxes have not been provided on the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases of our Canadian subsidiaries based on the determination that such differences are essentially permanent in duration in that the earnings of these subsidiaries are expected to be indefinitely reinvested in the Canadian operations. If these earnings were not considered indefinitely reinvested, deferred income taxes would have been recorded after consideration of U.S. foreign tax credits. The decision by us to forgo these elections could significantly increase our income tax expense. It is not practicable to estimate the amount of additional tax that might be payable on those earnings, if distributed.

As of December 31, 2012 and 2011, we did not have any unrecognized tax benefits.

As consolidated subsidiaries of Valero, our financial results are included in the U.S. and Canada consolidated tax returns of Valero. As such, with the exception of certain states, we do not make cash tax payments directly to taxing jurisdictions; rather, our share of Valero’s tax payments are reflected as changes in “Net parent investment.” Direct cash payments for certain state income taxes were approximately $1 million for the year ended December 31, 2012 and less than $1 million in each of the years ended December 31, 2011 and 2010.

13. RELATED-PARTY TRANSACTIONS

Related-party transactions include the purchase of motor fuel from Valero, fees charged by Valero for processing credit card transactions on our behalf, the allocation of medical and life insurance costs, stock-based compensation allocations, employee benefit plan allocations and certain corporate functions performed by Valero. Motor fuel purchased by us from Valero is recorded as a component of cost of sales based on transfer price formulas that vary from terminal to terminal. The actual prices we pay typically change daily, based on market fluctuations. Valero charged us a percentage of credit card sales or, for certain transactions, a percentage as well as a fixed amount per credit card transaction, which we recorded as a component of cost of sales. Medical insurance, life insurance, stock-based compensation and employee benefit plan expenses are allocated to us based on Valero’s determination of actual costs attributable to our employees and are recorded as components of operating expenses and general and administrative expenses. As discussed in Note 1, certain corporate functions performed by Valero on our behalf are charged to us based primarily on specific identification of time and/or activities associated with CST, employee headcount or capital expenditures. We recorded these corporate allocations as a component of general and administrative expenses and believe that the amount allocated to us is a reasonable approximation of the costs related to CST. However, such related-party transactions cannot be presumed to be carried out on an arm’s-length basis as the requisite conditions of competitive, free-market dealings may not exist. For purposes of these financial statements, payables and receivables related to transactions between us and Valero are included as a component of the net parent investment.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The following table reflects significant transactions with related parties (in millions):

	Year Ended December 31,
	2012	2011	2010
Cost of sales	$10,810	$10,533	$8,170
Operating expenses (a)	43	36	35
General and administrative expenses (a)	36	36	33

(a)	Includes stock-based compensation and employee benefit plan expense allocations that are more fully described in Notes 10 and 11, respectively.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Net Parent Investment

The following is a reconciliation of the amounts presented as “Net transfers to Parent” on our statements of changes in net investment and the amounts presented as “Net transfers to Parent” on our statements of cash flows.

	Year Ended December 31,
	2012	2011	2010
Net transfers to Parent per statements of changes in net investment	$(222)	$(151)	$(221)
Non-cash transactions:
Transfers of assets to Parent	3	1	1

Net transfers of cash to Parent per statements of cash flows	$(219)	$(150)	$(220)

14. SEGMENT INFORMATION

We have two reportable segments: Retail–U.S. and Retail–Canada. The Retail–U.S. segment includes convenience stores located in the U.S. The Retail–Canada segment includes convenience stores, filling stations, cardlocks and heating oil operations. Our heating oil operations are not significant and have been included within the Retail–Canada segment information. General and administrative expenses that are not included in either of the two reportable segments are included in the corporate category.

The reportable segments are strategic business units that experience different operating income margins due to geographic supply and demand and country and local regulatory environments. They are managed separately as each business requires unique marketing strategies that address country-specific operating requirements. Performance is evaluated based on operating income. There are no intersegment revenues.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The following table reflects activity related to segment operating income (in millions):

	Retail– U.S.	Retail– Canada	Corporate		Total
Year ended December 31, 2012:
Operating revenues from external customers	$7,907	$5,228	$	—	$13,135
Depreciation, amortization and accretion expense	78	37		—	115
Operating income (loss)	246	130		(61)	315
Total expenditures for long-lived assets	181	42		—	223
Year ended December 31, 2011:
Operating revenues from external customers	7,557	5,306		—	12,863
Depreciation, amortization and accretion expense	76	37		—	113
Operating income (loss)	202	174		(59)	317
Total expenditures for long-lived assets	91	39		—	130
Year ended December 31, 2010:
Operating revenues from external customers	6,183	4,188		—	10,371
Depreciation, amortization and accretion expense	71	34		—	105
Operating income (loss)	197	149		(57)	289
Total expenditures for long-lived assets	68	37		—	105

Operating revenues from external customers for our principal products were as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Motor fuel sales (gasoline and diesel)	$11,047	$10,758	$8,443
Merchandise sales	1,496	1,484	1,445
Other	592	621	483

Total operating revenues	$13,135	$12,863	$10,371

Operating revenues by geographic area are shown in the table below (in millions). The geographic area is based on location of customer, and no single customer accounted for more than 10 percent of our combined operating revenues.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31,
	2012	2011	2010
U.S.	$7,907	$7,557	$6,183
Canada	5,228	5,306	4,188

Total operating revenues	$13,135	$12,863	$10,371

Long-lived assets include property and equipment and intangible assets. Geographic information by country for long-lived assets consisted of the following (in millions):

	December 31,
	2012	2011
U.S.	$938	$836
Canada	379	364

Total long-lived assets	$1,317	$1,200

Total assets by reportable segment were as follows (in millions):

	December 31,
	2012	2011
Retail–U.S.	$1,153	$1,132
Retail–Canada	555	558
Corporate	1	1

Total assets	$1,709	$1,691

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

15. SUPPLEMENTAL CASH FLOW INFORMATION

In order to determine net cash provided by operating activities, net income is adjusted by, among other things, changes in current assets and current liabilities as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Decrease (increase) in current assets:
Receivables, net	$41	$(30)	$(11)
Inventories	(5)	(5)	(3)
Prepaid expenses and other	2	(4)	—
Increase (decrease) in current liabilities:
Accounts payable	4	(2)	7
Accrued expenses	(3)	(4)	(1)
Taxes other than income taxes	3	5	20

Changes in current assets and current liabilities	$42	$(40)	$12

The above changes in current assets and current liabilities differ from changes between amounts reflected in the applicable balance sheets for the respective periods for the following reasons:

•	the amounts shown above exclude changes in cash, deferred income taxes and current portion of capital lease obligations;

•	amounts accrued for capital expenditures are reflected in investing activities when such amounts are paid; and

•

certain differences between balance sheet changes and the changes reflected above result from translating foreign currency denominated amounts at the applicable exchange rates as of each balance sheet date.

There were no significant noncash investing and financing activities for the years ended December 31, 2012, 2011 and 2010.

Cash flows related to interest and income taxes were as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Interest paid	$1	$1	$1
Income taxes paid, net	106	91	91

As consolidated subsidiaries of Valero, our financial results are included in the U.S. and Canada consolidated tax returns of Valero. As such, with the exception of certain states, we do not make cash tax payments directly to taxing jurisdictions; rather, our share of Valero’s tax payments are reflected as changes in “Net parent investment.” Direct cash payments for certain state income taxes were approximately $1 million for the year ended December 31, 2012 and less than $1 million in each of the years ended December 31, 2011 and 2010. As a result, the amounts reflected as “income taxes paid, net” represent the current portion of income tax expense for the respective year.

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

16. FAIR VALUE MEASUREMENTS

General

GAAP requires that certain financial instruments, such as derivative instruments, be recognized at their fair values in our balance sheets. However, other financial instruments, such as debt obligations, are not required to be recognized at their fair values, but GAAP provides an option to elect fair value accounting for these instruments. GAAP requires the disclosure of the fair values of all financial instruments, regardless of whether they are recognized at their fair values or carrying amounts in our balance sheets. For financial instruments recognized at fair value, GAAP requires the disclosure of their fair values by type of instrument, along with other information, including changes in the fair values of certain financial instruments recognized in income or other comprehensive income. We had no financial instruments, however, that were required to be recognized at their fair values in our balance sheets as of December 31, 2012 or 2011. For financial instruments not recognized at fair value, the disclosure of their fair values is provided below under “Other Financial Instruments.”

Nonfinancial assets, such as property and equipment, and nonfinancial liabilities are recognized at their carrying amounts in our balance sheets. GAAP does not permit nonfinancial assets and liabilities to be remeasured at their fair values. However, GAAP requires the remeasurement of such assets and liabilities to their fair values upon the occurrence of certain events, such as the impairment of property and equipment. In addition, if such an event occurs, GAAP requires the disclosure of the fair value of the asset or liability along with other information, including the gain or loss recognized in income in the period the remeasurement occurred. This information is provided below under “Nonrecurring Fair Value Measurements.”

GAAP provides a framework for measuring fair value and establishes a three-level fair value hierarchy that prioritizes inputs to valuation techniques based on the degree to which objective prices in external active markets are available to measure fair value. Following is a description of each of the levels of the fair value hierarchy.

•	Level 1 - Observable inputs, such as unadjusted quoted prices in active markets for identical assets or liabilities.

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Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

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Level 3 - Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date. Unobservable inputs reflect our own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include occasional market quotes or sales of similar instruments or our own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant judgment.

The financial instruments and nonfinancial assets and liabilities included in our disclosure of fair value measurements are categorized according to the fair value hierarchy based on the inputs used to measure their fair values.

Nonrecurring Fair Value Measurements

As discussed in Note 3, we concluded that certain of our retail sites were impaired as of December 31, 2011 and 2010. To estimate fair value of the convenience stores, we used an income approach reflecting internally developed discounted cash flows that included, among other things, our expectations of future cash flows based on sales volume, gross margins and operating expenses.

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The table below presents the fair value (in millions) of our nonfinancial assets measured on a nonrecurring basis during the years ended December 31, 2011 and 2010, and categorized according to the fair value hierarchy of the inputs utilized by us to determine the fair values as of December 31, 2011 and 2010.

	Fair Value Measurements Using
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value as of December 31	Total Loss Recognized During the Year Ended December 31
2011:
Property and equipment	$—	$—	$1	$1	$3
2010:
Property and equipment	—	—	2	2	5

There were no liabilities that were measured at fair value on a nonrecurring basis during the years ended December 31, 2012, 2011 and 2010.

Other Financial Instruments

Cash is a financial instrument that we recognize in our balance sheets at its carrying amount. The fair value of this financial instrument approximates its carrying amount due to the low level of credit risk (Level 1).

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

17. QUARTERLY FINANCIAL DATA (Unaudited)

The following table summarizes quarterly financial data for the years ended December 31, 2012 and 2011 (in millions).

	2012 Quarter Ended
	March 31	June 30	September 30	December 31
Operating revenues	$3,212	$3,345	$3,382	$3,196
Operating income	19	164	35	97
Net income	15	108	23	64

	2011 Quarter Ended
	March 31	June 30	September 30	December 31
Operating revenues	$2,962	$3,430	$3,353	$3,118
Operating income	43	120	84	70
Net income	31	80	55	48